UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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McKesson Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF McKESSON CORPORATION

The 2009 Annual Meeting of Stockholders of McKesson Corporation will be held on Wednesday, July 22, 2009 at 8:30 a.m. at the A.P. Giannini Auditorium, 555 California Street, San Francisco, California to:

•	Elect for a one-year term a slate of nine directors as nominated by the Board of Directors;

•	Approve an amendment to the 2005 Stock Plan to increase the number of shares of common stock reserved for issuance under the plan by 14,500,000;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010;

•	Vote on two proposals submitted by stockholders, if properly presented; and

•	Conduct such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on May 29, 2009 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Laureen E. Seeger
Executive Vice President,
General Counsel and Secretary

One Post Street
San Francisco, CA 94104-5296
June 15, 2009

YOUR VOTE IS IMPORTANT.

We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience. You may also vote by telephone or via the Internet. Specific instructions on how to vote using either of these methods are included on the proxy card.

i

PROXY STATEMENT

General Information

Proxies and Voting at the Annual Meeting

The Board of Directors of McKesson Corporation (the “Company” or “we” or “us”), a Delaware corporation, is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held July 22, 2009 (the “Annual Meeting”), and at any adjournment or postponement of the Annual Meeting. This proxy statement includes information about the matters to be voted upon at the Annual Meeting.

On June 15, 2009, the Company began delivering these proxy materials to all stockholders of record at the close of business on May 29, 2009 (the “Record Date”). On the Record Date, there were approximately 268,660,174 shares of the Company’s common stock outstanding and entitled to vote. As a stockholder, you are entitled to one vote for each share of common stock you held on the Record Date, including shares: (i) held directly in your name as the stockholder of record; (ii) held for you in an account with a broker, bank or other nominee; or (iii) allocated to your account in the Company’s Profit-Sharing Investment Plan (“PSIP”).

You can revoke your proxy at any time before the Annual Meeting by sending a written revocation or a proxy bearing a later date to the Company’s Corporate Secretary. Stockholders may also revoke their proxies by attending the Annual Meeting in person and casting a ballot. If you hold your shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee as to how to vote your shares, you must follow directions received from the broker, bank or other nominee in order to change your vote or to vote at the Annual Meeting.

If you are a stockholder of record or a participant in the Company’s PSIP, you can give your proxy by calling a toll-free number, by using the Internet, or by mailing your signed proxy card(s). Specific instructions for voting by means of the telephone or Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate each stockholder’s identity and to allow each stockholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote by telephone or via the Internet, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided.

If you have shares held by a broker, bank or other nominee, you may instruct your nominee to vote your shares by following your nominee’s instructions. Your vote as a stockholder is important. Please vote as soon as possible to ensure that your vote is recorded.

All shares represented by valid proxies will be voted as specified. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board of Directors (the “Board” or the “Board of Directors”) on all proposals described in this proxy statement and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. We currently know of no other matter to be presented at the Annual Meeting, except for the proposals described in this proxy statement.

All votes cast at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”), which has been appointed the independent inspector of election. Broadridge will determine whether or not a quorum is present.

Attendance at the Annual Meeting

If you plan to attend the Annual Meeting, you will need to bring your admission ticket. You will find an admission ticket attached to the proxy card if you are a registered holder or PSIP participant. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a request, along with proof of ownership, such as a brokerage or bank account statement, to the Company’s Corporate Secretary, One Post Street, 35th Floor, San Francisco, California 94104. Stockholders who do not have an admission ticket will only be admitted upon verification of ownership at the door.

Dividend Reinvestment Plan

For those stockholders who participate in the Company’s Automatic Dividend Reinvestment Plan (“DRP”), the enclosed proxy card includes all full shares of common stock held in your DRP account on the Record Date for the Annual Meeting, as well as your shares held of record.

Vote Required and Method of Counting Votes

The votes required and the method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Item 1 — Election of Directors.  Each share of the Company’s common stock you own entitles you to one vote. You may vote “for” or “against” one or more of the director nominees, or “abstain” from voting on the election of any nominee. A nominee will be elected as a director if he or she receives a majority of votes cast (that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions or broker non-votes (as described below), if any, will not count as votes cast. There is no cumulative voting with respect to the election of directors.

Item 2 — Amendment to the 2005 Stock Plan.  Approval of the amendment to the Company’s 2005 Stock Plan to increase the number of shares available under the plan requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on, the proposal to approve the amendment to the Company’s 2005 Stock Plan. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote.

Item 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm.  Ratification of the appointment of Deloitte & Touche LLP for the current fiscal year requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. Our 2010 fiscal year began on April 1, 2009 and will end on March 31, 2010 (“FY 2010”). You may vote “for” or “against,” or “abstain” from voting on, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for FY 2010. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote.

Item 4 — Stockholder Proposal on Executive Stock Retention for Two Years Beyond Retirement.  Approval of the proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on this stockholder proposal. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote.

Item 5 — Stockholder Proposal on Executive Benefits Provided upon Death while in Service.  Approval of the proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on this stockholder proposal. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote.

The Board recommends a vote “FOR” each nominee named in Item 1,
“FOR” Items 2 and 3, and “AGAINST” Items 4 and 5.

Voting Results of the Annual Meeting

The preliminary voting results will be posted on our website at www.mckesson.com in the “Investors” section shortly after the Annual Meeting, and the final voting results will be published in our quarterly report on Form 10-Q for the fiscal quarter ending on September 30, 2009.

Quorum Requirement

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. In the event of abstentions or broker non-votes, as defined below, the shares represented will be considered present for quorum purposes.

Abstentions and Broker Non-Votes

If you submit your proxy or attend the Annual Meeting but choose to abstain from voting on any proposal, you will be considered present and not voting on the proposal. Generally, broker non-votes occur when a broker is not permitted to vote on a proposal without instructions from the beneficial owner, and instructions are not given.

In the election of directors, abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. For the proposed amendment to the 2005 Stock Plan, the ratification of the appointment of Deloitte & Touche LLP and the two stockholder proposals, abstentions from voting will have the same effect as voting against such matters; however, broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote.

Profit-Sharing Investment Plan

Participants in the Company’s tax qualified 401(k) plan, the PSIP, have the right to instruct the PSIP Trustee, on a confidential basis, how the shares allocated to their accounts are to be voted, and will receive a voting instruction card for that purpose. In general, the PSIP provides that all shares for which no voting instructions are received from participants and unallocated shares of common stock held in the employee stock ownership plan established as part of the PSIP, will be voted by the Trustee in the same proportion as shares for which voting instructions are received. However, shares that have been allocated to PSIP participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting for any purpose germane to the Annual Meeting, during ordinary business hours, at our principal executive offices at One Post Street, 35th Floor, San Francisco, California, by contacting the Secretary of the Company.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The notice of annual meeting, proxy statement and Annual Report on Form 10-K for our fiscal year ended March 31, 2009 are available at www.proxyvote.com. Instead of receiving future copies of the proxy statement and Annual Report on Form 10-K by mail, you may, by following the applicable procedures described below, elect to receive these documents electronically, in which case you will receive an e-mail with a link to these documents.

Stockholders of Record: You may elect to receive proxy materials electronically next year in place of printed materials by logging on to www.proxyvote.com and entering your control number, which you can locate on the accompanying proxy card. By doing so, you will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on Form 10-K, proxy statement and voting form when they become available.

Beneficial Stockholders: If you hold your shares through a broker, bank or other holder of record, you may also have the opportunity to receive copies of the proxy statement and Annual Report on Form 10-K electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service or contact the broker, bank or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by sending an e-mail to investors@mckesson.com.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless any of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please contact Broadridge by calling 800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, you may also contact Broadridge if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

PROPOSALS TO BE VOTED ON

Item 1.	Election of Directors

There are nine nominees for election to the Board of Directors of the Company. The directors elected at the Annual Meeting will hold office until the 2010 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal. If a nominee is unavailable for election, your proxy authorizes the persons named in the proxy to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

All nominees are existing directors and were elected to the Board at the 2008 Annual Meeting of Stockholders. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable to serve as a director for any reason, the persons named in the enclosed proxy will vote for another person as they determine in their best judgment.

As previously announced by the Company on June 2, 2009, Mr. James V. Napier will retire from service as a member of our Board effective as of the commencement of our upcoming Annual Meeting. In view of Mr. Napier’s retirement, we anticipate that the Board will reduce its size from ten to nine members shortly following the Annual Meeting.

Majority Voting Standard for Election of Directors.  The Company’s Amended and Restated Bylaws provide for a majority voting standard for the election of directors in uncontested director elections, such as that being conducted this year. Under this standard, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected), the plurality vote standard will apply. This majority voting standard is described further below under the section entitled “Corporate Governance — Majority Voting Standard.”

The following is a brief description of the age, principal occupation for at least the past five years and major affiliations of each of the nominees.

Nominees

Your Board recommends a vote “FOR” each Nominee.

Andy D. Bryant Executive Vice President and Chief Administrative Officer Intel Corporation

Mr. Bryant, age 59, has served as Executive Vice President and Chief Administrative Officer of Intel Corporation since October 2007. He served as Intel’s Chief Financial Officer from 1994 to October 2007. Mr. Bryant joined Intel in 1981 and held a number of management positions before becoming Chief Financial Officer. He is also a director of Columbia Sportswear Company and Kryptiq, Inc. Mr. Bryant has been a director of the Company since January 2008. He is a member of the Audit Committee and the Finance Committee.

Wayne A. Budd Senior Counsel Goodwin Procter LLP

Mr. Budd, age 67, joined the law firm of Goodwin Procter LLP as Senior Counsel in October 2004. He had been Senior Executive Vice President and General Counsel and a director of John Hancock since 2000 and a director of John Hancock Life Insurance Company since 1998. From 1996 to 2000, Mr. Budd was Group President-New England for Bell Atlantic Corporation (now Verizon Communications, Inc.). From 1994 to 1997, Mr. Budd was a Commissioner, United States Sentencing Commission and from 1993 to 1996, he was a senior partner at the law firm of Goodwin Procter LLP. From 1992 to 1993, he was the Associate Attorney General of the United States and from 1989 to 1992, he was United States Attorney for the District of Massachusetts. Mr. Budd has been a director of the Company since October 2003. He is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

John H. Hammergren Chairman of the Board, President and Chief Executive Officer

Mr. Hammergren, age 50, has served as Chairman of the Board since July 2002, and President and Chief Executive Officer of the Company since April 2001. Mr. Hammergren joined the Company in 1996 and held a number of management positions before becoming President and Chief Executive Officer. He is also a director of Nadro, S.A. de C.V. (Mexico), an entity in which the Company holds interests, and a director of the Hewlett-Packard Company. He has been a director of the Company since July 1999.

Alton F. Irby III Chairman and Founding Partner London Bay Capital

Mr. Irby, age 68, was the founding partner and has been Chairman of London Bay Capital, a privately-held investment firm, since May 2006. He was the founding partner of Tricorn Partners LLP, a privately-held investment bank from May 2003 to May 2006, a partner of Gleacher & Co. Ltd. from January 2001 until April 2003, and Chairman and Chief Executive Officer of HawkPoint Partners, formerly known as National Westminster Global Corporate Advisory, from 1997 until 2000. He was a founding partner of Hambro Magan Irby Holdings from 1988 to 1997. He is the Chairman of ContentFilm plc and also serves as a director of Catlin Group Limited and Thomas Weisel Partners Group, Inc. He is also a director of an indirect wholly-owned subsidiary of the Company, McKesson Information Solutions UK Limited. Mr. Irby has been a director of the Company since January 1999. He is Chair of the Compensation Committee and a member of the Finance Committee.

M. Christine Jacobs Chairman of the Board, President and Chief Executive Officer Theragenics Corporation

Ms. Jacobs, age 58, is the Chairman, President and Chief Executive Officer of Theragenics Corporation, a manufacturer of prostate cancer treatment devices and surgical products. She has held the position of Chairman since May 2007, and previously from 1998 to 2005. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of the Company since January 1999. She is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Marie L. Knowles Executive Vice President and Chief Financial Officer, Retired ARCO

Ms. Knowles, age 62, retired from Atlantic Richfield Company (“ARCO”) in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000 and a director from 1996 until 1998. She joined ARCO in 1972. Ms. Knowles is also a member of the Board of Trustees of the Fidelity Funds. She has been a director of the Company since March 2002. She is the Chair of the Audit Committee and a member of the Finance Committee.

David M. Lawrence, M.D. Chairman of the Board and Chief Executive Officer, Retired Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals

Dr. Lawrence, age 68, retired as Chairman Emeritus of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals in December 2002. He served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. He is also a director of Agilent Technologies Inc., Dynavax Technologies Corporation and Raffles Medical Group, Inc. Dr. Lawrence has been a director of the Company since January 2004. He is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Edward A. Mueller Chairman of the Board and Chief Executive Officer Qwest Communications International Inc.

Mr. Mueller, age 62, has served as Chairman and Chief Executive Officer of Qwest Communications International Inc., a provider of voice, data and video services, since August 2007. He served as Chief Executive Officer of Williams-Sonoma, Inc., a provider of specialty products for cooking, from January 2003 until July 2006. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as President and Chief Executive Officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc., from 2000 to 2002. He is also a director of The Clorox Company. Mr. Mueller has been a director of the Company since April 2008. He is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Jane E. Shaw, Ph.D. Chairman of the Board and Chief Executive Officer, Retired Aerogen, Inc.

Dr. Shaw, age 70, retired as Chairman of the Board of Aerogen, Inc., a company specializing in the development of products for improving respiratory therapy, in October 2005. She had held that position since 1998. She retired as Chief Executive Officer of that company in June 2005. She is also currently the non-executive Chairman of Intel Corporation, and a director of Talima Therapeutics, Inc. Dr. Shaw has been a director of the Company since April 1992. She is the Chair of the Committee on Directors and Corporate Governance and a member of the Audit Committee.

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its stockholders. The Board’s goal is to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goals, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board currently consists of ten members, all of whom are independent with the exception of the Chairman.

The Board has, and for many years has had, standing committees: currently, the Audit Committee, the Compensation Committee, the Committee on Directors and Corporate Governance, and the Finance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the applicable requirements of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) listing requirements (collectively, the “Applicable Rules”). The charter of each committee requires an annual review by such committee. Each member of our standing committees is independent, as determined by the Board, under the NYSE listing standards and the Company’s director independence standards. In addition, each member of the Audit Committee meets the additional, heightened independence criteria applicable to audit committee members, as established by the SEC. The members of each standing committee are appointed by the Board each year for a term of one-year or until their successors are elected. The members of the committees are identified in the table below.

Directors and
Corporate
Director	Audit	Compensation	Governance	Finance

Andy D. Bryant	X	—	—	X
Wayne A. Budd	X	—	X	—
John H. Hammergren	—	—	—	—
Alton F. Irby III	—	Chair	—	X
M. Christine Jacobs	—	X	X	—
Marie L. Knowles	Chair	—	—	X
David M. Lawrence, M.D.	—	X	X	—
Edward A. Mueller	—	X	X	—
James V. Napier	—	X	—	Chair
Jane E. Shaw	X	—	Chair	—

Number of meetings held during the fiscal year ended March 31, 2009	7	7	6	5

Board and Meeting Attendance

During the fiscal year ended March 31, 2009 (“FY 2009”), the Board met eight times. Each director attended at least 75% of the aggregate number of meetings of the Board and of all the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management on matters affecting the Company. Directors are also expected to attend the Annual Meeting of Stockholders, and nine directors attended the Annual Meeting of Stockholders held in July 2008.

Audit Committee

The Audit Committee is responsible for, among other things, reviewing with management the annual audited financial statements filed in the Annual Report on Form 10-K, including major issues regarding accounting principles and practices as well as the adequacy and effectiveness of internal control over financial reporting that could significantly affect the Company’s financial statements; reviewing with financial management and the independent registered public accounting firm (the “independent accountants”) the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q; the appointment of the independent accountants; monitoring the independence and evaluating the performance of the independent accountants; approving the fees to be paid to the independent accountants; reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent accountants; at least annually reassessing the adequacy of the Audit Committee’s charter and recommending to the Board any proposed changes; reviewing major changes to the Company’s accounting principles and practices; reviewing the appointment, performance, and replacement of the senior internal audit department executive; advising the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct; and performing such other activities and considering such other matters, within the scope of its responsibilities, as the Audit Committee or Board deems necessary or appropriate. The composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with the Applicable Rules for corporate audit committees.

Audit Committee Financial Expert

The Board has designated Ms. Knowles as the Audit Committee’s financial expert and has determined that she meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, and that she is “independent” as defined for audit committee members in the listing standards of the NYSE and in accordance with the Company’s additional director independence standards.

Compensation Committee

The Compensation Committee has responsibility for, among other things, reviewing all matters relating to CEO compensation, including making and annually reviewing decisions concerning cash and equity compensation, and other terms and conditions of employment for the CEO, incorporating the review of the CEO’s performance against pre-established business and individual objectives that is conducted annually by the full Board; reviewing and approving corporate goals and objectives relating to compensation of other executive officers, and making and annually reviewing decisions concerning the cash and equity compensation, and other terms and conditions of employment, for those executive officers; reviewing and making recommendations to the Board with respect to adoption of, or amendments to, all equity-based incentive compensation plans and arrangements for employees and cash-based incentive plans for senior executive officers; approving grants of stock, stock options, stock purchase rights or other equity grants to employees eligible for such grants (unless such responsibility is delegated pursuant to the applicable stock plan); interpreting the Company’s stock plans; reviewing its charter annually and recommending to the Board any changes the Compensation Committee determines are appropriate; participating with management in the preparation of the Compensation Discussion and Analysis for the Company’s proxy statement; and performing such other activities required by applicable law, rules or regulations, and consistent with its charter, as the Compensation Committee or the Board deems necessary or appropriate. The Compensation Committee may delegate to any officer or officers the authority to grant awards to employees other than directors or executive officers, provided that such grants are within the limits established by the Delaware General Corporation Law and by resolution of the Board. The Compensation Committee determines the structure and amount of all executive officer compensation, including awards of equity, based upon the initial recommendation of management and in consultation with the Compensation Committee’s outside compensation consultant. The Compensation Committee directly employs its own independent compensation consultant, Compensation Strategies, Inc., and independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Compensation Strategies, Inc. also provides consulting services to the Governance Committee in the area of director compensation. These advisors do not provide any other services to the Company. Additional information on the Compensation Committee’s process and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis below.

Finance Committee

The Finance Committee has responsibility for, among other things, reviewing the Company’s dividend policy; reviewing the adequacy of the Company’s insurance programs; reviewing with management the long-range financial policies of the Company; providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions; making recommendations concerning significant changes in the capital structure of the Company; reviewing tax planning strategies utilized by management; reviewing the funding status and investment policies of the Company’s tax-qualified retirement plans; and reviewing and approving the principal terms and conditions of securities that may be issued by the Company.

Committee on Directors and Corporate Governance

The Committee on Directors and Corporate Governance (the “Governance Committee”) has responsibility for, among other things, recommending guidelines and criteria to be used to select candidates for Board membership; reviewing the size and composition of the Board to assure that proper skills and experience are represented; recommending the slate of nominees to be proposed for election at the annual meeting of stockholders; recommending qualified candidates to fill Board vacancies; evaluating the Board’s overall performance; developing and administering the Company’s related party transactions policy; advising the Board on matters of corporate governance, including the Corporate Governance Guidelines and composition of committees; and advising the Board regarding director compensation and administering the 2005 Stock Plan with respect to directors’ equity awards.

Nominations for Director

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Governance Committee considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm, Company executives and stockholders. Stockholders who wish to propose a director candidate for consideration by the Governance Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Secretary of the Company at One Post Street, 35th Floor, San Francisco, CA 94104. All proposals for recommendation or nomination received by the Secretary will be presented to the Governance Committee for its consideration. The Governance Committee and the Company’s CEO will interview those candidates who meet the criteria described below, and the Governance Committee will recommend to the Board nominees that best suit the Board’s needs. In order for a recommended director candidate to be considered by the Governance Committee for nomination for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s biographical information and credentials, and assesses each candidate’s independence, skills, experience and expertise based on a variety of factors. Members of the Board should have the highest professional and personal ethics, integrity and values consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved national prominence in a relevant field as a faculty member or senior government officer. The Governance Committee will consider whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the nominee’s skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders, and must be able to devote sufficient time and energy to the performance of their duties as a director, as well as have a commitment to diversity.

Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of the Company’s stock. The compensation for each non-employee director of the Company includes an annual cash retainer, an annual restricted stock unit (“RSU”) award and per-meeting fees. The Presiding Director and committee chairs also receive an additional annual retainer. Non-employee directors are paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board. The Governance Committee annually reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation.

Cash Compensation

Directors may receive their annual retainers and meeting fees in cash or defer their cash compensation into the Company’s Deferred Compensation Administration Plan III (“DCAP III”). Directors may elect in advance to defer up to 100% of their annual retainer (including any committee chair or Presiding Director retainer) and all of their meeting fees earned during any calendar year into the Company’s DCAP III. The minimum deferral period for any amounts deferred is five years, and if a director ceases to be a director of the Company for any reason other than death, disability or retirement, the account balance will be paid in January or July, which is at least six months following his or her separation. In the event of death, disability or retirement, the account balance will be paid in accordance with the director’s distribution election. To attain retirement, a director must have served on the Board for at least six successive years. The Compensation Committee approves the interest rate to be credited each year to amounts deferred into the DCAP III, and the interest rate for calendar year 2009 was set at 8.0% per annum.

The following table summarizes the cash compensation provided to non-employee directors:

Non-Employee Director Cash Compensation

Annual cash retainer	$75,000
Additional retainer for Presiding Director	$10,000
Additional retainer for Chairperson of the Audit Committee	$20,000
Additional retainer for Chairperson of the Compensation Committee	$20,000
Additional retainer for Chairperson of all other committees	$10,000
Meeting fee for each Audit Committee meeting attended	$2,000
Meeting fee for each Board or other committee meeting attended	$1,500

Equity Compensation

Each July, non-employee directors receive an automatic annual grant of RSUs with an approximate value as of the grant date equal to $150,000. The actual number of RSUs under the grant is determined by dividing $150,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000 units, in accordance with the requirements of our 2005 Stock Plan.

The RSUs granted to non-employee directors vest immediately. If a director meets the director stock ownership guidelines (currently $300,000 in shares and share equivalents), then the director will, on the grant date, receive the shares underlying the RSU grant, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU grant. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then the shares underlying the RSU grant will be automatically deferred until after the director’s separation from service.

Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, which is currently set at $0.12 per share each quarter. For our directors, dividend equivalents on the RSUs are credited quarterly to an interest bearing cash account and are not distributed until the shares underlying the RSU award are released to the director. Interest accrues on directors’ credited dividend equivalents at the same rate used for the Company’s DCAP III, which for calendar year 2009 was set at 8.0% per annum.

All Other Compensation and Benefits

Non-employee directors are eligible to participate in the McKesson Foundation’s Matching Gifts Program. Under this program, directors’ gifts to schools, educational associations or funds, and other public charitable organizations are eligible for a match by the Foundation up to $5,000 per director for each fiscal year.

2009 Director Compensation Table

The following table sets forth information concerning the compensation paid or earned by each non-employee director for the fiscal year ended March 31, 2009. Mr. Hammergren, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Hammergren as an officer of the Company is shown in the 2009 Summary Compensation Table.

			Change in
			Pension Value
	Fees		and Nonqualified
	Earned or		Deferred
	Paid in	Stock	Compensation	All Other
	Cash	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Andy D. Bryant	96,000	150,009	3,214	1,109	250,332
Wayne A. Budd	111,500	150,009	17,374	4,770	283,653
Alton F. Irby III	123,500	150,009	18,015	4,708	296,232
M. Christine Jacobs	106,500	150,009	1,890	5,827	264,226
Marie L. Knowles	127,000	150,009	14,181	7,424	298,614
David M. Lawrence, M.D.	103,500	150,009	6,486	9,918	269,913
Edward A. Mueller(5)	91,467	187,542	1,940	865	281,814
James V. Napier	120,000	150,009	11,023	7,623	288,655
Jane E. Shaw	123,000	150,009	13,259	10,053	296,321

(1)	Consists of the director annual retainer and meeting fees and, if applicable, the annual chair and Presiding Director retainers (whether paid or deferred).

(2)	Amounts shown in this column reflect the dollar amount recognized for financial reporting purposes with respect to the fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”) and do not reflect whether the recipient has actually realized a financial benefit from the award. Due to the fact that these awards are fully vested at grant (whether paid or deferred), this column also represents the full grant date fair value of the director’s RSU awards as computed pursuant to SFAS 123(R). For additional information on the assumptions used to calculate the value of such awards, refer to Financial Note 3 of the Company’s consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as filed with the SEC on May 5, 2009.

(3)	Represents the amount of above-market interest earned under the Company’s Deferred Compensation Administration Plans, and above-market interest credited on undelivered dividend equivalents. A discussion of the Company’s Deferred Compensation Administration Plans is provided below in the subsection entitled “Narrative Disclosure to the 2009 Nonqualified Deferred Compensation Table.”

(4)	For Messrs. Bryant, Budd, Irby and Mueller and Mss. Jacobs and Shaw, represents the amount of dividend equivalents credited on RSUs granted under the Company’s 2005 Stock Plan and 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, which is currently set at $0.12 per share each quarter. For directors, dividend equivalents on the RSUs are credited quarterly to an interest bearing cash account and are not distributed until the shares underlying the RSU award are released to the director, at which time these amounts are also credited with an 8.0% annual return.

For Messrs. Lawrence and Napier and Ms. Knowles, represents: (i) the amount of dividend equivalents on RSUs and related interest, as described above; and (ii) the amount of matching charitable contributions provided by the McKesson Foundation. Under the Foundation’s Matching Gifts Program, directors’ gifts to schools, educational associations or funds, and other public charitable organizations are eligible for matching by the Foundation up to $5,000 per director for each fiscal year.

(5)	Mr. Mueller was elected to the Board on April 23, 2008, and he therefore received a pro-rata annual grant of RSUs on his election date (in addition to the full automatic annual grant in July 2008). His director annual retainer was also prorated to correspond to his April 23, 2008 election date.

Corporate Governance

The Board is committed to, and for many years has adhered to, sound and effective corporate governance practices. The Board is also committed to diligently exercising its oversight responsibilities with respect to the Company’s business and affairs consistent with the highest principles of business ethics, and to meeting the corporate governance requirements of both federal law and the NYSE. In addition to its routine monitoring of best practices, each year the Board and its committees review the Company’s current corporate governance practices, the corporate governance environment and current trends, and update their written charters and guidelines as necessary. The Board has adopted independence standards for its members, Corporate Governance Guidelines, as well as the charters for the Audit, Compensation, Finance and Governance Committees, all of which can be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance” and are described more fully below. Printed copies of these documents may be obtained by any stockholder from the Corporate Secretary upon request, One Post Street, 35th Floor, San Francisco, California 94104.

Majority Voting Standard

The Company’s Amended and Restated By-Laws (the “By-Laws”) provide for a majority voting standard for the election of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. To address the “holdover” director situation in which, under Delaware law a director remains on the Board until his or her successor is elected and qualified, the By-Laws require each director nominee to submit an irrevocable resignation in advance of the stockholder vote. The resignation would be contingent upon both the nominee not receiving the required vote for reelection and acceptance of the resignation by the Board pursuant to its policies.

If a director nominee receives more “against” votes for his or her election, the Board’s Governance Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the proffered resignation. In its review, the Governance Committee will consider, by way of example, the following factors: the impact of the acceptance of the resignation on stock exchange listing or other regulatory requirements; the financial impact of the acceptance of the resignation; the unique qualifications of the director whose resignation has been tendered; the reasons the Governance Committee believes that stockholders cast votes against the election of such director (such as a “vote no” campaign on an illegitimate or wrongful basis); and any alternatives for addressing the “against” votes.

The Board must take action on the Governance Committee’s recommendation within 90 days following certification of the stockholders’ vote. Absent a determination by the Board that it is in the best interests of the Company for an unsuccessful incumbent to remain on the Board, the Board shall accept the resignation. The majority vote standard states that the Board expects an unsuccessful incumbent to exercise voluntary recusal from deliberations of the Governance Committee or the Board with respect to the tendered resignation. In addition, the standard requires the Company to file a current report on Form 8-K with the SEC within four business days after the Board’s acceptance or rejection of the resignation, explaining the reasons for any rejection of the tendered resignation. Finally, the standard also provides procedures to address the situation in which a majority of the members of the Governance Committee are unsuccessful incumbents or all directors are unsuccessful incumbents.

If the Board accepts the resignation of an unsuccessful incumbent director, or if in an uncontested election a nominee for director who is not an incumbent director does not receive a majority vote, the Board may fill the resulting vacancy or decrease the size of the Board. In contested elections, the plurality vote standard will apply. A contested election is an election in which a stockholder has duly nominated a person to the Board and has not withdrawn that nomination at least five days prior to the first mailing of the notice of the meeting of stockholders.

Codes of Business Conduct and Ethics

The Company is committed to the highest standards of ethical and professional conduct and has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, and provides guidance for conducting the Company’s business in a legal, ethical and responsible manner. In addition, the Company has adopted a Code of Ethics applicable to the Chief Executive Officer, Chief Financial Officer, Controller and Financial Managers (“Senior Financial Managers’ Code”) that supplements the Code of Business Conduct and

Ethics by providing more specific requirements and guidance on certain topics. Both of the Codes are available on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance,” or a printed copy may be obtained by any stockholder from the Corporate Secretary upon request, One Post Street, 35th Floor, San Francisco, California 94104. The Company intends to post any amendments to, or waivers from, its Senior Financial Managers’ Code on its website within four business days after such amendment or waiver.

Related Party Transactions Policy

The Company has a written Related Party Transactions Policy requiring approval or ratification of certain transactions involving executive officers, directors and nominees for director, beneficial owners of more than five percent of the Company’s common stock, and immediate family members of any such persons where the amount involved exceeds $100,000. Under the policy, the Company’s General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy or disclosure. If so, the matter will be referred to the Chief Executive Officer for consideration with the General Counsel as to approval or ratification in the case of other executive officers and/or their immediate family members, or to the Governance Committee in the case of transactions involving directors, nominees for director, the General Counsel, the Chief Executive Officer or holders of more than five percent of the Company’s common stock. Annually directors, nominees and executive officers are asked to identify any transactions that might fall under the policy as well as identify immediate family members. Additionally, they are required to promptly notify the General Counsel of any proposed related party transaction. The policy is administered by the Governance Committee. The transaction may be ratified or approved if it is fair and reasonable to the Company and consistent with its best interests. Factors that may be taken into account in making that determination include: (i) the business purpose of the transaction; (ii) whether it is entered into on an arms-length basis; (iii) whether it would impair the independence of a director; and (iv) whether it would violate the provisions of the Company’s Code of Business Conduct and Ethics.

The Company and its subsidiaries may, in the ordinary course of business, have transactions involving more than $100,000 with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. Therefore, under the policy, the Governance Committee reviews such transactions. However, the Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions.

Corporate Governance Guidelines

The Board for many years has had directorship practices reflecting sound corporate governance practices and, in response to the NYSE listing requirements, in 2003 adopted Corporate Governance Guidelines which address matters including, among others: director qualification standards and the director nomination process; stockholder communications with directors; director responsibilities; selection and role of the Presiding Director; director access to management and, as necessary and appropriate, independent advisors; director compensation; director stock ownership guidelines; director orientation and continuing education; management succession; and an annual performance evaluation of the Board. The Governance Committee is responsible for overseeing the guidelines and annually assessing its adequacy. The Board most recently approved revised Corporate Governance Guidelines on April 23, 2008, which can be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance,” or a printed copy may be obtained by any stockholder from the Corporate Secretary upon request.

Director Stock Ownership Guidelines

Prior to July 25, 2007, pursuant to the Company’s Director Stock Ownership Guidelines, directors were expected to own shares or share equivalents of the Company’s common stock equal to three times the annual board retainer within three years of joining the Board. At its July 25, 2007 meeting, the Board amended the Company’s Director Stock Ownership Guidelines such that directors are now expected to own shares or share equivalents of the Company’s common stock equal to four times the annual board retainer within three years of joining the Board. As of May 29, 2009, all of our directors were in compliance with the Company’s amended Director Stock Ownership Guidelines. In accordance with the terms of our Director Stock Ownership Guidelines, due to their recent election to the Board, Messrs. Bryant and Mueller have until 2011 to accumulate shares or share equivalents of the Company’s common stock equal to four times the annual board retainer.

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. The Board must determine, based on all relevant facts and circumstances, whether in its business judgment, each director satisfies the criteria for independence, including the absence of a material relationship with the Company, either directly or indirectly. Consistent with the continued listing requirements of the NYSE, the Board has established standards to assist it in making a determination of director independence. A director will not be considered independent if:

a) The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

b) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c) (A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

d) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

e) The director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) which in any of the last three years accounted for at least 2.0% of the Company’s consolidated gross revenues, or (B) for which in any such year the Company accounted for at least 2.0% or $1,000,000, whichever is greater, of such other company’s consolidated gross revenues.

f) The director is, or has been within the last three years, an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is more than 2.0% of the respective company’s total assets measured as of the last completed fiscal year.

g) The director serves, or served within the last three years, as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions in any single fiscal year exceeded the greater of $1,000,000 or 2.0% of that organization’s total annual charitable receipts. (The Company’s matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.)

h) For relationships not covered by the guidelines above, or for relationships that are covered, but as to which the Board believes a director may nonetheless be independent, the determination of independence shall be made by the directors who satisfy the NYSE independence rules and the guidelines set forth above. However, any determination of independence for a director who does not meet these standards must be specifically explained in the Company’s proxy statement.

These standards can also be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” Provided that no relationship or transaction exists that would disqualify a director under these standards, and no other relationship or transaction exists of a type not specifically mentioned in these standards that, in the Board’s opinion, taking into account all relevant facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying these standards, and all applicable laws, rules or regulations, the Board has determined that, with the exception of John H. Hammergren, all of the current directors, namely Andy D. Bryant, Wayne A. Budd, Alton F. Irby III, M. Christine Jacobs, Marie L. Knowles, David M. Lawrence, M.D., Edward A. Mueller, James V. Napier and Jane E. Shaw, are independent.

Executive Sessions of the Board

The independent directors of the Board meet in executive session without management present on a regularly scheduled basis. The members of the Board designate a “Presiding Director” to preside at such executive sessions and the position rotates annually each July among the committee chairs. The Presiding Director establishes the agenda for each executive session meeting and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting. The Presiding Director also, in collaboration with the Chairman and the Corporate Secretary, reviews the agenda in advance of the Board of Directors’ meetings. James V. Napier, Chair of the Finance Committee, is the current Presiding Director until his successor is chosen by the other independent directors at the Board’s meeting in July 2009.

Communications with Directors

Stockholders and other interested parties may communicate with the Presiding Director, the non-management directors, or any of the directors by addressing their correspondence to the Board member or members, c/o the Corporate Secretary’s Department, McKesson Corporation, One Post Street, 35th Floor, San Francisco, CA 94104, or via e-mail to presidingdirector@mckesson.com or to nonmanagementdirectors@mckesson.com. The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if they are irrelevant to or inconsistent with the Company’s operations, policies and philosophies, are deemed of a commercial or frivolous nature or are otherwise deemed inappropriate for the Board’s consideration. The Corporate Secretary’s Department maintains a log of all correspondence received by the Company that is addressed to members of the Board. Members of the Board may review the log at any time, and request copies of any correspondence received.

Indemnity Agreements

The Company has entered into separate indemnity agreements with its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not, however, permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

Item 2.	Proposal to Amend our 2005 Stock Plan

Your Board recommends a vote “FOR” amending the 2005 Stock Plan.

At the annual meeting, our stockholders will be asked to approve an amendment to the Company’s 2005 Stock Plan (the “2005 Stock Plan”) to increase the number of shares of common stock reserved for issuance under the plan by 14,500,000 shares.

The Board approved the adoption of our 2005 Stock Plan on May 25, 2005, subject to stockholder approval. The Company’s stockholders approved the 2005 Stock Plan at their annual meeting held on July 25, 2005, which is the effective date of the 2005 Stock Plan. On October 27, 2006, the Board amended and restated the 2005 Stock Plan to comply with proposed regulations issued under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). On July 25, 2007, the Company’s stockholders approved an increase in the number of shares of common stock reserved for issuance under the 2005 Stock Plan by 15,000,000 shares. On July 23, 2008, the Board amended and restated the 2005 Stock Plan to comply with the final regulations issued under Code Section 409A, and to modify the timing of the distribution of shares underlying grants of RSU awards to non-employee directors. On May 26, 2009, the Compensation Committee of the Board approved an amendment of the 2005 Stock Plan regarding the circumstances under which a merger or consolidation involving the Company would constitute a change-in-control.

As of April 30, 2009, an aggregate of 11,486,209 shares of our common stock remained available for grant under the 2005 Stock Plan. The Board believes it is important to the continued success of the Company that we have available an adequate reserve of shares under the 2005 Stock Plan for use in attracting, motivating and retaining qualified individuals. Accordingly, stockholders are being asked to approve an amendment to the 2005 Stock Plan to increase the number of shares of the Company’s common stock reserved for issuance by 14,500,000 shares. The Board approved the proposed amendment to the 2005 Stock Plan described above on May 27, 2009, with such amendment to be effective upon stockholder approval.

The 2005 Stock Plan is an “omnibus” plan that provides for a variety of equity and equity-based award vehicles, including the use of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other share-based awards. Stockholders’ approval of the proposed amendment to the Company’s 2005 Stock Plan will allow for the continued ability to grant share-based awards that qualify as “performance-based compensation,” thereby preserving the Company’s tax deduction under Section 162(m) of the Code, and stock options that have certain favorable tax treatment to participants, and to satisfy certain stockholder approval requirements of the NYSE rules.

Background of the Amendment

Current Equity Incentive Reserve is Insufficient.  Equity awards are an essential component of the Company’s long-term compensation program. As of April 30, 2009, an aggregate of 11,486,209 shares of our common stock remained available for grant under the 2005 Stock Plan. This number was reduced as a result of our annual May 2009 equity grant process, which included the establishment of performance targets that convert into RSU awards the following year, such that we believe there will be insufficient shares available in the 2005 Stock Plan to fulfill our equity incentive program commitments as of the 2010 Annual Meeting of Stockholders. Specifically, approximately 5,500,000 shares were deducted from the available share reserve as a consequence of our May 2009 equity grant process, and based on past experience, we expect a similar amount will be deducted in May 2010 for the same purpose. In addition, the Company anticipates investing in new business opportunities and sustaining its revenue growth in FY 2010. To do this, the Company will need to recruit new talent and retain its current employees with offers of competitive equity compensation. Without additional shares in the 2005 Stock Plan, the Company will be challenged in its employee recruitment and retention efforts. With additional shares in the 2005 Stock Plan as a result of this amendment, the Company will be in a stronger position to recruit and retain those employees who are central to our continued success.

Prudent Management of Equity Incentive Programs.  Management believes that it has managed the Company’s equity incentive programs prudently, as can be measured by reference to the Company’s “run-rate” and “equity overhang,” each described further below.

Run-Rate.  The Company has reduced the size of employee share-based awards from prior years, and thereby reduced the Company’s run-rate to lower levels. The “run-rate” is the level of net share-based awards made by the Company (i.e., actual grants less cancellations, terminations or forfeitures for any given period) divided by the shares outstanding for the period. For the last five fiscal years, the amounts were as follows:

			Net Grants
	Grants	Cancellations	(Cancellations)	Run-Rate (%)
	(Shares in thousands)

FY 2005(1)	6,791	5,051	1,740	0.6%
FY 2006(1)	5,388	1,686	3,702	1.2	%(2)
FY 2007	2,102	229	1,873	0.6	%(2)
FY 2008	2,661	1,905	756	0.3	%(2)
FY 2009	3,145	7,401	(4,256)	—	(3)

(1)	Includes awards granted under legacy stock plans that were in use prior to stockholders’ approval of the 2005 Stock Plan.

(2)	Pursuant to the terms of the 2005 Stock Plan, for any one share of common stock issued in connection with a stock-settled stock appreciation right, restricted stock award, restricted stock unit award, performance share or other share-based award, two shares must be deducted from the shares available for future grant. Based on this counting methodology, the Company’s run-rate for FY 2006 through FY 2009 would have been 1.3%, 0.9%, 0.8%, and 0.0%, respectively.

(3)	Since the number of cancellations exceeded grants, the run-rate for FY 2009 is not a meaningful indicator.

For the past five fiscal years, the Company has maintained its run-rate below two percent. The lower run-rate for FY 2007 through FY 2009 reflects our greater reliance on full value share grants, such as restricted stock units, subsequent to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-based Payment” on April 1, 2006. We believe this lower run-rate is indicative of future practice. Under the share counting method used in the 2005 Stock Plan, as described in the plan summary below, the award of a stock option for one share of common stock requires the deduction of only one share from the eligible plan share reserve. However, pursuant to the terms of the 2005 Stock Plan, for any one share of common stock issued in connection with a stock-settled stock appreciation right, restricted stock award, restricted stock unit award, performance share or other share-based award, two shares must be deducted from the shares available for future grants. Through the continued emphasis on full value shares, such as restricted stock units, we expect that we will be able to continue to contain our run-rate and attract new employees and retain current employees.

Equity Overhang.  The Company also has been focused on reducing the dilution caused by the grant of share-based awards, which is referred to as our “equity overhang.” The Company’s equity overhang is calculated by dividing (A) the sum of all share-based awards outstanding and available for grant as of the end of each fiscal year (the “Total Awards”) by (B) the sum of the total number of shares of the Company’s common stock outstanding as of the end of each fiscal year and Total Awards. For the last five fiscal years, the amounts were as follows:

Equity
Overhang
(%)

FY 2005	19.1%
FY 2006	15.1%
FY 2007	12.5%
FY 2008	14.0%
FY 2009	11.2%

Conclusion.  The Board believes that the proposed amendment to the 2005 Stock Plan is in the best interests of the Company because of its continuing need to provide share-based compensation to attract and retain high quality employees. Having additional equity compensation available to grant under the 2005 Stock Plan will enable the Company to recruit the top talent necessary to achieve continued success. Nonetheless, we will continue to monitor changes in the marketplace relating to equity compensation and respond appropriately. We have periodically revised our equity award guidelines in response to evolving market practices and will continue to be vigilant in this regard so that our efforts to provide competitive equity compensation matches, but does not significantly exceed, prevailing market standards.

2005 Stock Plan Summary

The following summary of the material features of our 2005 Stock Plan (including the proposed amendment) does not purport to be complete and is qualified in its entirety by reference to the specific language of our 2005 Stock Plan. A copy of our 2005 Stock Plan, including the text of our proposed amendment, is available to any of our stockholders upon request by: (i) writing to the Corporate Secretary, McKesson Corporation, One Post Street, 35th Floor, San Francisco, CA 94104; (ii) sending an e-mail to corporatesecretary@mckesson.com; or (iii) calling the Corporate Secretary’s Department toll-free at (800) 826-9260. The 2005 Stock Plan, including our proposed amendment, may also be viewed as Appendix B to the definitive proxy statement posted to the SEC’s website at www.sec.gov.

Purpose of the 2005 Stock Plan

The purpose of the 2005 Stock Plan is to provide employees of the Company or its affiliates and members of the Company’s Board of Directors the opportunity to: (i) receive equity-based long-term incentives so that the Company may effectively attract and retain the best available personnel; (ii) promote the success of the Company by motivating employees and directors to superior performance; and (iii) align employee and director interests with the interests of the Company’s stockholders.

2005 Stock Plan Basics

Eligible participants:	All employees of the Company and its affiliates and members of the Company’s Board of Directors are eligible to receive stock awards under the 2005 Stock Plan, and there were approximately a total of 32,500 employees and nine non-employee directors eligible as of March 31, 2009. Incentive stock options may be granted only to employees of the Company or its subsidiaries. The administrator has the discretion to select the eligible participants who will receive an award. Since July 2005, in practice, all of our executive officers and directors and approximately 3,192 other employees have received grants under the 2005 Stock Plan.

Types of awards available for grant:	Incentive stock options Nonstatutory stock options Stock appreciation rights Restricted stock	Restricted stock units Performance shares Other share-based awards

Share reserve:	Subject to capitalization adjustments, 13,000,000 shares of common stock were reserved under the 2005 Stock Plan at its July 2005 approval by stockholders. An additional 15,000,000 shares were approved by the Company’s stockholders on July 25, 2007. If stockholders approve the proposed amendment, the additional reserve of 14,500,000 shares will constitute approximately 5.3% of the Company’s shares outstanding as of April 30, 2009. The percentage calculations are based on 271,418,501 shares of common stock outstanding as of April 30, 2009.

If any outstanding option or stock appreciation right expires or is terminated or any restricted stock or other share-based award is forfeited, then the shares allocable to the unexercised or attributable to the forfeited portion of the stock award may again be available for issuance under the 2005 Stock Plan.

Limitations:	For any one share of common stock or stock equivalent issued in connection with a stock-settled stock appreciation right, restricted stock award, restricted stock unit award, performance share or other share-based award, two shares will be deducted from the reserve of shares available for issuance under the 2005 Stock Plan.

Shares of common stock not issued or delivered as a result of the net exercise of a stock appreciation right or option, shares used to pay the withholding taxes related to a stock award, or shares repurchased on the open market with proceeds from the exercise of options will not be returned to the reserve of shares available for issuance under the 2005 Stock Plan.

Subject to capitalization adjustments, the maximum aggregate number of shares or share equivalents that may be subject to restricted stock awards, restricted stock units, performance shares or other share-based awards granted to a participant in any fiscal year is 500,000, and the maximum aggregate number of shares or share equivalents that may be subject to options or stock appreciation rights in any fiscal year is 1,000,000 per optionee.

Term of the Plan:	The 2005 Stock Plan will terminate on May 24, 2015, unless the Board terminates it earlier.

Capitalization adjustments:	The administrator will make equitable changes to the share reserve, any of the limitations described above, and the exercise or purchase price and number and kind of shares issued in connection with future awards and subject to outstanding stock awards to the extent that the administrator determines in its sole discretion that a stock split, reverse stock split, dividend, merger, consolidation, reorganization, recapitalization, spin-off, combination, repurchase, share exchange or similar transaction affects the common stock such that an adjustment is appropriate to preserve the rights of participants.

Repricing and option exchange
programs:	Not permitted without stockholder approval.

Reload options:	Not permitted.

Options and Stock Appreciation Rights

Term:	Not more than 7 years from the date of grant.

Exercise price:	Not less than 100% of the fair market value of the underlying stock on the date of grant. The fair market value is the closing price for the Company’s common stock on the date of grant. On June 8, 2009, the closing price for a share of the Company’s common stock was $41.41 per share.

Method of exercise:	Cash	Net exercise
	Delivery of common stock (including delivery by attestation)	Directing a securities broker to sell shares of common stock and delivering sufficient proceeds to the Company

	All exercise methods other than cash are subject to the administrator’s discretion	Any other form of legal consideration that the administrator approves

Restricted Stock Awards; Restricted Stock Unit Awards; Performance Shares; and Other Share-Based Awards

Purchase price:	Determined by the administrator at time of grant; may be zero.

Consideration:	Determined by the administrator at the time of grant; may be in any form permissible under applicable law.

Performance objectives:	The administrator may condition the grant or vesting of stock awards upon the attainment of one or more of the performance objectives listed below, or upon such other factors as the administrator may determine.

•  Cash flow

•   Cash flow from operations

•   Total earnings

•   Earnings per share, diluted or basic

•   Earnings per share from continuing operations, diluted or basic

•   Earnings before interest and taxes

•   Earnings before interest, taxes, depreciation and amortization

•   Earnings from operations

•   Net or gross sales
• Market share

•   Economic value added

•   Cost of capital

•   Change in assets

•   Expense reduction levels

•   Customer satisfaction

•   Employee satisfaction

•   Total stockholder return

•   Net asset turnover

•   Inventory turnover

•   Capital expenditures

•   Net earnings

•   Operating earnings

•   Gross or operating margin

•   Debt

•   Working capital

•   Return on equity

•   Return on net assets

•   Return on total assets

•   Return on investment

•   Return on capital

•   Return on committed capital

•   Return on invested capital

•   Return on sales

•   Debt reduction

•   Productivity

•   Stock price

Performance objectives may be determined on an absolute basis, relative to internal goals, relative to levels attained in prior years, or related to other companies or indices or as ratios expressing relationships between two or more performance objectives. In addition, performance objectives may be based upon the attainment of specified levels of corporate performance under one or more of the measures described above relative to the performance of other corporations.

To the extent that stock awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance objectives will be one or more of the objectives listed above that satisfy the applicable requirements of Section 162(m) of the Code.

Adjustment of performance goals:	The administrator may adjust performance goals to prevent dilution or enlargement of awards as a result of extraordinary events or circumstances or to exclude the effects of extraordinary, unusual or nonrecurring items including, but not limited to, merger, acquisition or other reorganization.

Non-employee director awards:	Each director who is not an employee of the Company may be granted a restricted stock unit award on the date of each annual stockholders meeting for up to 5,000 share equivalents (subject to capitalization adjustments) as determined by the Board. Each restricted stock unit award granted to a non-employee director will vest immediately. If a director meets the director stock ownership guidelines (currently $300,000 in shares and share equivalents), then the director will, on the grant date, receive the shares underlying the RSU grant, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU grant. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then the shares underlying the RSU grant will be automatically deferred until after the director’s separation from service.

Dividend equivalents:	Dividend equivalents may be credited in respect of share equivalents underlying restricted stock unit awards and performance shares as determined by the administrator.

Deferral of award payment:	Each participant will be permitted to defer all or a percentage of the participant’s RSUs. The administrator may also establish one or more programs to permit selected participants to elect to defer receipt of consideration upon vesting of a stock award, the satisfaction of performance objectives, or other events which would entitle the participant to payment, receipt of common stock or other consideration.

All Stock Awards

Vesting:	Determined by the administrator at time of grant. The administrator may accelerate vesting at any time, subject to certain limitations to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Generally, the vesting schedule is expected not to exceed four years.

Termination of service:	The unvested portion of the stock award will be forfeited immediately upon a participant’s termination of service with the Company, unless otherwise determined by the administrator. A limited post-termination exercise period may be imposed on the vested portion of options and stock appreciation rights.

Payment:	Stock appreciation rights and other share-based awards may be settled in cash, stock, or in a combination of cash and stock, or in any other form of consideration determined by the administrator and set forth in the applicable award agreement. Options, restricted stock, restricted stock units and performance shares may be settled only in shares of common stock.

Transferability:	Stock awards generally are not transferable, except as may be provided in the 2005 Stock Plan.

Other terms and conditions:	The stock award agreement may contain other terms and conditions, including a forfeiture provision as determined by the administrator, that are consistent with the 2005 Stock Plan.

Additional 2005 Stock Plan Terms

Administration.  The 2005 Stock Plan may be administered by the Board, or the Board may delegate administration of the 2005 Stock Plan to a committee of the Board, or to an officer or officers of the Company under limited circumstances. Currently, the Governance Committee administers the 2005 Stock Plan with respect to non-employee directors; whereas the Compensation Committee administers the 2005 Stock Plan with respect to employees. The Board may further delegate the authority to make option grants. The administrator determines who will receive stock awards and the terms and conditions of such awards. Subject to certain conditions and limitations of the 2005 Stock Plan, the administrator may modify, extend or renew outstanding stock awards.

Change-in-Control.  Stock awards may be subject to additional acceleration of vesting and exercisability upon or after a “change-in-control” (as defined in the 2005 Stock Plan) as may be provided in the applicable stock award agreement as determined by the Compensation Committee on a grant-by-grant basis or as may be provided in any other written agreement between the Company or any affiliate and the participant; provided, however, that in the absence of such provision, no such acceleration will occur.

Tax Withholding.  Tax withholding obligations may be satisfied by the eligible participant by: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of common stock from the shares of common stock otherwise issuable as a result of the exercise or acquisition of common stock under the stock award; (iii) delivering to the Company owned and unencumbered shares of common stock; or (iv) directing a securities broker to sell shares of common stock and delivering sufficient proceeds to the Company.

New Plan Benefits.  The amount of awards payable, if any, to any individual is not determinable as awards have not yet been determined by the administrator. However, each July non-employee directors receive an annual grant under the 2005 Stock Plan of restricted stock units with an approximate value as of the grant date equal to $150,000. The actual number of RSUs under the grant is determined by dividing $150,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000 units, in accordance with the requirements of the our 2005 Stock Plan.

Amendment.  The Board may suspend or discontinue the 2005 Stock Plan at any time. The Compensation Committee of the Board may amend the 2005 Stock Plan with respect to any shares at the time not subject to awards. However, only the Board may amend the 2005 Stock Plan and submit the plan to the Company’s stockholders for approval with respect to amendments that: (i) increase the number of shares available for issuance under the 2005 Stock Plan or increase the number of shares available for issuance pursuant to incentive stock options under the 2005 Stock Plan; (ii) materially expand the class of persons eligible to receive awards; (iii) expand the types of awards available under the 2005 Stock Plan; (iv) materially extend the term of the 2005 Stock Plan; (v) materially change the method of determining the exercise price or purchase price of an award; (vi) delete or limit the requirements regarding repricing options or stock appreciation rights or effectuating an exchange of options or stock appreciation rights; (vii) remove the administration of the 2005 Stock Plan from the administrator; or (viii) amend the provision regarding amendment of the 2005 Stock Plan to defeat its purpose.

Benefits to Directors, Named Executive Officers and Others.  The table below shows, as to the Company’s directors, named executive officers and the other individuals and groups indicated, the number of shares of common stock subject to option grants and restricted stock unit grants under the 2005 Stock Plan since the plan’s inception through April 30, 2009.

		Number of Shares
	Number of Shares	Subject to
	Subject to Options	Restricted Stock
	Granted Under the	Units Granted Under
Name and Position	2005 Stock Plan	the 2005 Stock Plan

John H. Hammergren	1,285,000	675,069
Chairman, President and Chief Executive Officer
Jeffrey C. Campbell	368,000	138,739
Executive Vice President and Chief Financial Officer
Paul C. Julian	703,000	318,835
Executive Vice President, Group President
Marc E. Owen	212,000	102,776
Executive Vice President, Corporate Strategy and Business Development
Laureen E. Seeger	235,000	40,440
Executive Vice President, General Counsel and Secretary
Pamela J. Pure	351,000	146,892
Former Executive Vice President, President, McKesson Technologies Solutions
All current executive officers, as a group	3,366,500	1,479,281
All directors who are not executive officers, as a group	—	77,685
All employees who are not executive officers, as a group	5,268,700	2,879,793

Since its inception, no shares have been issued under the 2005 Stock Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been issued five percent or more of the total amount of shares issued under the 2005 Stock Plan.

Our executive officers have a financial interest in this proposal because it would increase the number of shares available for issuance under the 2005 Stock Plan to executives and other employees.

Certain United Stated Federal Income Tax Information

The following is a summary of the effect of U.S. federal income taxation on the 2005 Stock Plan participants and the Company. This summary does not discuss the income tax laws of any other jurisdiction in which the recipient of the award may reside.

Incentive Stock Options (ISOs).  Participants pay no income tax at the time of grant or exercise of an ISO, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the option holder to the alternative minimum tax. The participant will recognize long-term capital gain or loss, equal to the difference between the sale price and the exercise price, on the sale of the shares acquired on the exercise of the ISO if the sale occurs at least two years after the grant date and more than one year after the exercise date. If the sale occurs earlier than the expiration of these holding periods, then the participant will recognize ordinary income equal to the lesser of the difference between the exercise price of the option and the fair market value of the shares on the exercise date or the difference between the sales price and the exercise price. Any additional gain realized on the sale will be treated as capital gain. The Company can deduct the amount, if any, that the participant recognizes as ordinary income.

Nonstatutory Stock Options and Stock Appreciation Rights.  There is no tax consequence to the participant at the time of grant of a nonstatutory stock option or stock appreciation right. Upon exercise, the excess, if any, of the fair market value of the shares over the exercise price will be treated as ordinary income. Any gain or loss realized on the sale of the shares will be treated as a capital gain or loss. The Company may deduct the amount, if any, that the participant recognizes as ordinary income.

Restricted Stock.  No taxes are due on the grant of restricted stock, unless a Code Section 83(b) election is made. The fair market value of the shares subject to the award is taxable as ordinary income when no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Unless an election pursuant to Code Section 83(b) is made (subjecting the value of the shares on the award date to current income tax), income tax is paid by the participant on the value of the shares at ordinary rates when the restrictions lapse and the Company will be entitled to a corresponding deduction. Any gain or loss realized on the sale of the shares will be treated as a capital gain or loss.

Restricted Stock Units and Performance Shares.  No taxes are due upon the grant of the award. The fair market value of the shares subject to the award is taxable to the participant when the stock is distributed to the participant, subject to the limitations of Code Section 409A. The Company may be entitled to deduct the amount, if any, that the participant recognizes as ordinary income.

Code Section 162(m).  Code Section 162(m) denies a deduction for annual compensation in excess of $1,000,000 paid to “covered employees.” “Performance-based compensation” is disregarded for this purpose. Stock option and stock appreciation rights granted under the 2005 Stock Plan qualify as “performance-based compensation.” Other awards will be “performance-based compensation” if their grant or vesting is subject to performance objectives that satisfy Code Section 162(m).

Deferred Compensation.  Restricted stock awards, restricted stock unit awards and performance shares that may be deferred beyond the vesting date are subject to Code Section 409A limitations. If Code Section 409A is violated, deferred amounts that are not subject to a substantial risk of forfeiture and have not been included in income will be subject to income tax in the year of the violation and to penalties equal to: (i) 20% of the amount deferred; and (ii) interest at a specified rate on the under-payment of tax that would have occurred if the amount had been taxed in the year it was first deferred or, if later, the year it was no longer subject to a substantial risk of forfeiture.

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2009 with respect to the plans under which the Company’s common stock is authorized for issuance:

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued upon	Weighted-Average	under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights(1)	Reflected in the First Column)
(In millions, except per share amounts)

Equity compensation plans approved by security holders(2)	14.8	$43.74	15.9(3)
Equity compensation plans not approved by security holders(4)(5)	7.7	32.57	—

(1)	The weighted-average exercise price set forth in this column is calculated excluding outstanding RSU awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(2)	Represents option and RSU awards outstanding under the following plans: (i) 1994 Stock Option and Restricted Stock Plan; (ii) 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan; and (iii) the 2005 Stock Plan.

(3)	Represents 4,379,566 shares which remained available for purchase under the 2000 Employee Stock Purchase Plan and 11,505,221 shares available for grant under the 2005 Stock Plan.

(4)	Represents options and RSU awards outstanding under the following plans: (i) 1999 Stock Option and Restricted Stock Plan; (ii) 1998 Canadian Stock Incentive Plan; and (iii) certain one time stock option plan awards. No further awards will be made under any of these plans.

(5)	As a result of acquisitions, the Company currently has two assumed option plans under which options and RSU awards are exercisable for 39,804 shares of the Company’s common stock. No further awards will be made under any of the assumed plans and information regarding the assumed options is not included in the table above.

On July 27, 2005, the Company’s stockholders approved the 2005 Stock Plan which had the effect of terminating: (i) the 1999 Stock Option and Restricted Stock Plan, the 1998 Canadian Stock Incentive Plan and certain 1999 one time stock option plan awards, which plans had not been submitted for approval by the Company’s stockholders; and (ii) the 1994 Stock Option and Restricted Stock Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan, which had previously been approved by the Company’s stockholders. Prior grants under these plans include stock options, restricted stock and RSUs. Stock options under the terminated plans generally have a ten-year life and vest over four years. Restricted stock contains certain restrictions on transferability and may not be transferred until such restrictions lapse. Each of these plans has outstanding equity grants, which are subject to the terms and conditions of their respective plans, but no new grants will be made under any of these terminated plans.

The material terms of all of the Company’s plans, including those not previously approved by stockholders, are described in accordance with the requirements of the Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” in Financial Notes 1 and 3 of the Company’s consolidated financial statements, and in Part III, Item 12, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” of the Company’s Annual Report on Form 10-K filed with the SEC on May 5, 2009. This information is incorporated herein by reference.

Item 3.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2010

The Audit Committee of the Company’s Board of Directors has approved Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2010. D&T has acted in this capacity for the Company for several years, is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.

We are asking our stockholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of D&T to our stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of D&T are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2009 and 2008, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. Fees paid for those years were as follows:

	2009	2008

Audit Fees	$9,054,211	$9,662,161
Audit-Related Fees	1,691,800	1,265,721

Total Audit and Audit-Related Fees	10,746,011	10,927,882
Tax Fees	1,208,000	1,772,000
All Other Fees	—	—

Total	$11,954,011	$12,699,882

Audit Fees.  This category consists of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, registration statements and comfort letters.

Audit-Related Fees.  This category consists of fees billed for services in connection with the performance of an audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for employee benefit plan audits, accounting consultations, and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.  This category consists of fees billed for professional services rendered for U.S. and international tax compliance, including services related to the preparation of tax returns. For the fiscal years ended March 31, 2009 and 2008, no amounts were incurred by the Company for tax advice, planning or consulting services.

All Other Fees.  This category consists of fees for products and services other than the services reported above. The Company paid no fees in this category for the fiscal years ended March 31, 2009 and 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Applicable Rules, and as set forth in the terms of its charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy which requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services to be provided by Deloitte & Touche, and between meetings the Chair of the Audit Committee is authorized to pre-approve services, which are reported to the Committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors, which may be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules and the Company’s independence standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP (“D&T”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the internal control over financial reporting.

The Audit Committee has: (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended March 31, 2009; (ii) discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence; and (iv) discussed with D&T its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended March 31, 2009 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the
Board of Directors

Marie L. Knowles, Chair
Andy D. Bryant
Wayne A. Budd
Jane E. Shaw

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of the Company’s outstanding common stock by any entity or person, to the extent known by us or ascertainable from public filings, to be the beneficial owner of more than five percent of the outstanding shares of common stock:

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class*

Wellington Management Company, LLP	20,730,474 (1)	7.7%
75 State Street
Boston, MA 02109

*	Based on 268,660,174 shares of common stock outstanding as of May 29, 2009.

(1)	This information is based upon a Schedule 13G/A filed with the SEC on May 11, 2009 by Wellington Management Company, LLP, as an investment adviser, which reports shared voting power with respect to 7,692,176 shares and shared dispositive power with respect to 20,730,474 shares.

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth, as of May 29, 2009, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by: (i) each individual named in the 2009 Summary Compensation Table below (collectively, the “NEOs”); (ii) each director and director nominee; and (iii) all directors, director nominees, NEOs and executive officers as a group. The table also includes shares of common stock that underlie outstanding RSU awards and options to purchase common stock of the Company that either vest or become exercisable within 60 days of May 29, 2009:

	Shares of Common Stock		Percent of
Name of Individual	Beneficially Owned(1)		Class

Andy D. Bryant	3,733	(2)	*
Wayne A. Budd	21,924	(2)(3)(4)	*
Jeffrey C. Campbell	437,640	(3)(5)	*
John H. Hammergren	4,023,557	(3)(4)(5)	1.5%
Alton F. Irby III	87,140	(2)(3)(4)	*
M. Christine Jacobs	75,769	(2)(3)	*
Paul C. Julian	1,339,719	(3)(5)	*
Marie L. Knowles	9,342	(2)	*
David M. Lawrence, M.D.	20,303	(2)(3)	*
Edward A. Mueller	3,252	(2)	*
James V. Napier	88,950	(2)(3)(4)	*
Marc E. Owen	340,087	(3)(5)	*
Pamela J. Pure	346,892	(3)(4)(5)	*
Laureen E. Seeger	133,625	(3)(5)	*
Jane E. Shaw	97,505	(2)(3)(4)	*
All directors, director nominees, NEOs and executive officers as a group (17 persons)	7,266,419	(2)(3)(4)(5)	2.7%

*	Less than 1.0%. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 268,660,174 shares of the Company’s common stock outstanding as of May 29, 2009.

(1)	Except as otherwise indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes vested RSUs or common stock units accrued under the 2005 Stock Plan, Directors’ Deferred Compensation Administration Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan (which plan has been replaced by the 2005 Stock Plan) as follows: Mr. Bryant, 3,733 units; Mr. Budd, 12,449 units; Mr. Irby, 12,301 units; Ms. Jacobs, 14,967 units; Ms. Knowles, 9,342 units; Dr. Lawrence, 12,803 units; Mr. Mueller, 3,252 units; Mr. Napier, 12,661 units; Dr. Shaw, 34,112 units; and all directors as a group, 115,620 units. Directors have neither voting nor investment power with respect to such units.

(3)	Includes shares that may be acquired by exercise of stock options or vesting of RSUs within 60 days of May 29, 2009 as follows: Mr. Budd, 9,375 shares; Mr. Campbell, 380,500 shares; Mr. Hammergren, 3,532,416 shares; Mr. Irby, 66,489 shares; Ms. Jacobs, 59,802 shares; Mr. Julian, 1,339,336 shares; Dr. Lawrence, 7,500 shares; Mr. Napier, 59,089 shares; Mr. Owen, 335,000 shares; Ms. Pure, 329,400 shares; Ms. Seeger, 131,250 shares; Dr. Shaw, 51,687 shares; and all directors, NEOs and executive officers as a group, 6,518,094 shares.

(4)	Includes shares held by immediate family members who share a household with the named person, by family trusts as to which each of the following individuals and their respective spouses have shared voting and investment power, or by an independent trust for which the named person disclaims beneficial ownership: Mr. Budd, 100 shares; Mr. Hammergren, 487,180 shares; Mr. Irby, 1,550 shares; Mr. Napier, 1,040 shares; Ms. Pure, 5 shares; Dr. Shaw, 11,306 shares; and all directors, NEOs and executive officers as a group, 501,181 shares.

(5)	Includes shares held under the Company’s PSIP as of May 29, 2009 as follows: Mr. Campbell, 949 shares; Mr. Hammergren, 3,961 shares; Mr. Julian, 326 shares; Mr. Owen, 1,393 shares; Ms. Pure, 1,438 shares; Ms. Seeger, 1,308 shares; and all NEOs and executive officers as a group, 12,275 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

The foundation of our executive compensation program is “pay for performance.” At our Company, this means that for an executive to receive compensation above his or her predetermined target amount, the Company’s performance must exceed pre-established financial metrics and the executive must be able to identify his or her contributions to those results. To foster a culture where performance is highlighted in everything we do, at all levels of the Company, our pay for performance philosophy applies to both short- and long-term compensation elements. Therefore, Company or individual performance below pre-established metrics will result in compensation below the pre-determined target amount. The amount of compensation paid to each named executive officer is designed to reflect the officer’s experience, his or her individual performance and the performance of the Company. Consistent with our goal to pay for performance, as an executive officer’s responsibility and ability to impact the Company’s financial performance increase, the individual’s at-risk performance based compensation increases as a proportion of his or her total compensation. Moreover, the percentage of long-term relative to short-term compensation increases proportionately with job responsibility. Ultimately, our executive compensation program is designed to provide above-market compensation for achieving above-market financial results, and below-market compensation if the Company and/or individual performance fails to meet objectives.

Achievement of Performance Based Compensation

Over the last five years, the Company’s financial results have been outstanding. During this period the Company has made significant progress growing revenues and earnings per share, and over the last fiscal year, we have continued to do so despite the economic slowdown that has affected many parts of the broader economy. Since March 31, 2005, our revenues increased from $79.1 billion to $106.6 billion, a compound annual growth rate of 7.74%, and diluted earnings per share (“EPS”), excluding adjustments for litigation charges (credits), increased from $2.19 to $4.07, a compound annual growth rate of 16.76%. The following table is a display of the Company’s revenue and EPS growth over the last five fiscal years as it is reviewed by the Board and Compensation Committee when assessing the performance of the organization, our operating segments and our senior management.

Five-Year EPS and Total Revenue
— Fiscal year results through March 31, 2009 —

(*)	EPS excludes adjustments for litigation charges (credits). For supplemental financial data and corresponding reconciliations to accounting standards generally accepted in the United States (“GAAP”), see Appendix A attached to this proxy statement. Non-GAAP measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

Over the same five-year period, we have centralized operations and services to gain efficiencies of scale while increasing the quality of our products and services, improved operating processes using Six Sigma, introduced innovative new solutions to drive customer satisfaction, and increased employee engagement and retention. Over the past three years, we have deployed approximately $7.4 billion of capital, including $1.4 billion in FY 2009 to:

•	reshape the organization, expand market penetration and increase EPS through reinvestment in our business;

•	pay dividends to our stockholders at rates competitive with other companies in our sector;

•	complete a series of value-creating acquisitions; and

•	expand and execute on our stock repurchase program.

This progress has come under the leadership of the executive management team assembled by John H. Hammergren, our Chairman, President and CEO.

The following discussion of executive compensation primarily reflects individual and Company performance for two periods: namely, the fiscal year and the three-year period ended on March 31, 2009. Therefore, the amounts displayed in the following compensation tables primarily reflect compensation decisions made early in FY 2009 and FY 2007, based largely on FY 2008 and FY 2006 performance, respectively. As a result of McKesson’s performance over these prior one- and three- year performance periods, short- and long-term performance related compensation for all named executive officers was superior.

Special Compensation Actions Taken by the Compensation Committee

For FY 2010, we are facing a new economic environment, characterized by a general slowdown that has affected nearly all sectors of the economy. Given this reality, executive management recommended, and the Compensation Committee agreed, to implement a number of important changes to our executive compensation program. After careful consideration of the Company’s results in FY 2009, and in light of the current economic environment, the Company made the following modifications for FY 2010:

•	Base Salary — there will be no base salary increases for any of our executive officers, including our CEO;

•	Short-term Cash Bonus Program — the difficulty of achieving a full payout of the Company’s annual cash bonus program, our Management Incentive Plan (the “MIP”), has been increased for all executive officers, including our CEO. As further described below, it will be considerably more difficult this year for an executive officer to receive a 100% payout of his or her MIP target bonus amount unless the Company’s FY 2010 EPS performance significantly exceeds our strategic operating plan, which we refer to as Company performance at “target;” and

•	Long-term Cash Bonus Program — the Company’s annual long-term cash bonus program, our Long-term Incentive Plan (the “LTIP”), will include a new performance metric. In addition to cumulative EPS, our FY 2010 — FY 2012 LTIP program will now assess performance relative to cumulative operating cash flow over the three-year measurement period. The addition of this new performance metric will place greater emphasis on cash management and profitable deployment of capital.

These decisions reflect a balance between the need to encourage executive retention and align performance with long-term Company growth and success. In addition to the above, in FY 2009 executive management recommended, and the Compensation Committee agreed, not to provide tax gross-ups on executive perquisites.

Oversight of Executive Officer Compensation

The Compensation Committee has responsibility for overseeing all forms of compensation for our executive officers, including the named executive officers listed in the 2009 Summary Compensation Table below (collectively, the Company’s “NEOs”). For FY 2009, our NEOs and their respective titles were as follows:

•	John H. Hammergren, Chairman, President and Chief Executive Officer;

•	Jeffrey C. Campbell, Executive Vice President and Chief Financial Officer;

•	Paul C. Julian, Executive Vice President, Group President;

•	Marc E. Owen, Executive Vice President, Corporate Strategy and Business Development;

•	Laureen E. Seeger, Executive Vice President, General Counsel and Secretary; and

•	Pamela J. Pure, Former Executive Vice President, President, McKesson Technology Solutions.

All of the above listed NEOs currently serve as executive officers, with the exception of Ms. Pamela J. Pure, who left the Company effective March 30, 2009. The Compensation Committee directly employs its own independent compensation consultant, Compensation Strategies, Inc., and independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Compensation Strategies, Inc. also provides consulting services to the Governance Committee in the area of director compensation. These advisors do not provide any other services to the Company, except as to matters related to the activities mentioned above and as further described below.

Use and Selection of the Peer Group

Annually, the Compensation Committee’s independent compensation consultant develops information that captures the levels of total compensation and individual components of pay (base salary and short- and long-term incentive potential) for executives at a diverse group of public companies with duties and responsibilities similar to the Company’s executives. Information sources used by the independent compensation consultant include the Hewitt Associates Total Compensation Database and compensation information published by other public companies. From this larger sampling of companies, the Compensation Committee’s review of salary data focuses on a smaller group of companies that represent the types of companies with which the Company historically competes for executive talent. This diverse selection of peer group companies, as identified in the chart below, provides the Compensation Committee with a broad picture of the market for executive talent. The Compensation Committee uses the compensation information about the pay practices of our peer group and the information provided by our independent compensation consultant as a guideline to assist the committee in its decisions about overall compensation, the elements of compensation, the amount of each element of compensation and relative compensation among our executives. Although the Compensation Committee uses various metrics derived from the peer group data to provide context for its own determinations and strategies, it does not set compensation or any element of compensation for our NEOs at any specified level within the peer group.

Composition of the Company’s peer group is reviewed periodically by the Compensation Committee and its independent consultant. As part of its review process, the Compensation Committee and its independent compensation consultant endeavor to design the Company’s peer group such that the addition or removal of any single company would not have a material impact on the survey results. For the fiscal year ended March 31, 2009, the following companies were members of the Company’s peer group:

	Revenue in		Revenue in
	Billions ($)*		Billions ($)*

Abbott Laboratories	29.5	Ingram Micro Inc.	34.4
Aetna Inc.	31.0	Johnson & Johnson	63.7
AmerisourceBergen Corporation	70.2	Eli Lilly and Company	20.4
Amgen Inc.	15.0	Medco Health Solutions, Inc.	51.3
Automatic Data Processing, Inc.	8.8	Medtronic, Inc.	13.5
Baxter International Inc.	12.3	Omnicare, Inc.	6.3
Becton, Dickinson and Company	7.2	Oracle Corporation	22.4
BMC Software, Inc.	1.9	Rite Aid Corporation	26.3
Bristol-Myers Squibb Company	20.6	Safeway Inc.	44.1
Cardinal Health, Inc.	91.1	Schering-Plough Corporation	18.5
Computer Sciences Corporation	16.7	Stryker Corporation	6.7
CVS Caremark Corporation	87.5	Sysco Corporation	37.5
Electronic Data Systems Corporation	22.1	Thermo Fisher Scientific, Inc.	10.5
Express Scripts, Inc.	22.0	Tyco International Ltd.	20.2
FedEx Corporation	38.0	Walgreen Co.	59.0
General Electric Company	182.5	WellPoint, Inc.	61.3
		McKesson Corporation	106.6

*	Financial results are for the most recently completed fiscal year as publicly reported by each company listed above as of May 29, 2009. However, due to its recent acquisition by the Hewlett-Packard Company, results shown for Electronic Data Systems Corporation are for the fiscal year ended December 31, 2007.

At its January 2009 meeting, the Compensation Committee reevaluated the Company’s slate of peer group companies. Due to its recent acquisition by the Hewlett-Packard Company, the Compensation Committee removed Electronic Data Systems Corporation from the Company’s FY 2010 peer group. The Compensation Committee also determined that it was necessary to recalibrate the peer group due to recent market fluctuations and the Company’s relative revenue growth over the last few years. Accordingly, BMC Software, Inc. was removed from, and Affiliated Computer Services, Inc. and International Business Machines Corporation were added to, the Company’s FY 2010 peer group.

Our Compensation Review and Determination Process

The Compensation Committee has responsibility for setting performance targets and payout scales for all incentive compensation programs for all executive officers. While performance targets and payout scales are initially developed by senior management, and reflect the one-year and three-year strategic business operating plans reviewed with the Board, the Compensation Committee in its sole discretion approves, modifies or amends management’s target and scale recommendations.

The executive compensation review process is one part of a detailed annual performance review process that begins with the April meeting of the Board and the Compensation Committee. At the beginning of each fiscal year, all members of the Company’s senior management team are required to prepare a written analysis of their performance goals for the upcoming fiscal year. These individual performance goals are established by senior management with reference to the Company’s annual budget and strategic planning processes. The process includes face-to-face meetings between our CEO and each of the other executive officers at which both strategic and tactical priorities for the upcoming fiscal year are established.

Concurrent with establishing performance goals for the upcoming year, each member of senior management reviews with our CEO his or her actual performance against the goals established for the prior fiscal year. For employees in the senior management ranks, including our NEOs, this review includes an examination of their leadership abilities, financial performance, strategic performance and their professional development and mentoring of subordinates. Each executive officer is also evaluated on the executive’s commitment to the Company’s “ICARE” principles, which guide all our employees. These principles are:

•	I — Integrity;

•	C — Customer first;

•	A — Accountability;

•	R — Respect; and

•	E — Excellence.

ICARE is the cultural foundation of the Company, and the principles unify the Company and guide individuals’ behavior toward each other, customers, vendors and other stakeholders.

Our CEO, in consultation with the Compensation Committee’s independent compensation consultant and the Executive Vice President, Human Resources, will then develop compensation recommendations for each executive officer. Factors that our CEO weighs in making individual target compensation recommendations include:

•	the performance review conducted by our CEO;

•	value of the job in the marketplace;

•	relative importance of the position within our executive ranks;

•	individual tenure and experience; and

•	individual contributions to the Company’s results.

At its April meeting, the Board conducts a performance review of our CEO on the same basis described for all other executive officers. In advance of this meeting, our CEO distributes to the Board a written analysis of his accomplishments keyed to the business and individual goals established for the prior fiscal year. At the Board meeting, our CEO presents his individual performance results for the prior fiscal year and individual goals for the new fiscal year, and responds to any questions that may arise. Upon completion of his performance review, the

Board discusses in executive session our CEO’s performance for the prior fiscal year and approves, modifies or amends his individual goals for the new fiscal year.

At its May meeting, the Compensation Committee reviews and evaluates compensation matters for all executive officers of the Company, including our CEO. At this meeting, Mr. Hammergren presents his findings and compensation recommendations for each executive officer for the Compensation Committee’s review and consideration. In addition to our CEO’s findings and recommendations, the Compensation Committee examines a compensation “tally sheet” for each executive officer, including our CEO. This tally sheet is prepared with the assistance of the Compensation Committee’s independent compensation consultant and details for each executive officer, by element of compensation, the actual compensation delivered in the prior fiscal year, and the compensation that is proposed by senior management to be provided for the upcoming fiscal year. At the same meeting, the Compensation Committee reviews a compilation of each executive officer’s total holdings, which includes the status of all stock option grants, current unvested grants of full-value shares (such as RSUs) and outstanding awards under the Company’s cash long-term incentive plan. In connection with the preparation of our annual proxy statement, at its May meeting the Compensation Committee reviews a display detailing the elements of current compensation and estimated benefits on separation from service due to voluntary and involuntary termination, and termination coincident with a change-in-control, for each of our NEOs. The Compensation Committee finds tools like tally sheets and displays of total holdings helpful in its analysis of the Company’s executive compensation program, but in determining the specific levels of compensation, the Compensation Committee is generally more focused on individual elements of our executive compensation program and the measurement of these elements against similarly situated executives in the peer group of companies. The Compensation Committee, in its sole discretion, then: (i) determines the level of payout to each executive officer under our short- and long-term compensation programs for the completed fiscal year; and (ii) establishes for each executive officer the base salary, the individual target and the Company performance measures for performance-based compensation for the new fiscal year.

At the May meeting, the Compensation Committee meets in executive session, without our CEO present, to determine our CEO’s compensation with input from the Compensation Committee’s independent compensation consultant. The Compensation Committee’s assessment of CEO compensation is completed on the same basis described above for all other executive officers, and incorporates the Board’s evaluation of our CEO’s performance conducted at the April meeting. In addition to the tally sheets and assessment of total holdings that are presented with regard to all executive officers, the Compensation Committee’s independent compensation consultant prepares and presents to the Compensation Committee a display of the three-year history of compensation delivered by the Company to our CEO.

Finally, in October of each year, the Compensation Committee conducts a detailed review of all elements of executive compensation, including review of individual tally sheets for each executive officer, including our NEOs. This second set of tally sheets displays the elements of current compensation and estimated benefits on separation from service due to voluntary and involuntary termination and termination coincident with a change-in-control with respect to the then-current fiscal year. At the same October meeting, management updates the Compensation Committee on actual performance against the pre-established goals for all outstanding performance based compensation programs.

Elements of Executive Officer Compensation

There are four basic elements of our executive compensation program, which are short-term compensation, long-term compensation, other compensation and benefits, and severance and change-in-control benefits. Annually, the Compensation Committee reviews both short- and long-term compensation to determine the relative competitiveness of the Company’s compensation program, which is examined in relation to the 50th and 75th percentiles of our peer group of companies. Each element of compensation and total compensation is then reviewed across our executive ranks to ensure internal consistency.

The Compensation Committee’s objective is to target executive pay at levels that are comparable to similarly situated executives within our peer group of companies. Short-term compensation, which includes both a fixed base salary and annual at-risk performance based compensation, is reviewed in relation to the 50th percentile for that position within the Company’s peer group. In turn, long-term compensation is reviewed in relation to the 50th and 75th percentiles of the Company’s peer group.

Short-term Compensation

Short-term compensation is delivered in cash with a substantial portion at risk and contingent on the successful accomplishment of pre-established performance goals. We believe it is important to have at-risk compensation that can be focused on short-term Company and individual goals. For executive officers, including our CEO and other NEOs, depending on the officer’s seniority level the proportion of target short-term compensation at-risk ranges from approximately 40% to 60%.

Base Salary.  Base salary for executive officers is assessed the same way base salary is determined for all employees — base salary for a fully functioning employee is reviewed in relation to the 50th percentile for that position within the Company’s peer group.

The 2009 Summary Compensation Table below displays base salaries for each NEO over the last fiscal year. Base salaries were reviewed by the Compensation Committee at its May 2008 meeting, at which time base salaries for all NEOs were increased for FY 2009 effective May 25, 2008. Base salary increases for FY 2009 ranged from 6.4% to 11.8% for all NEOs other than our CEO, and for our CEO, his base salary was increased by 6.0%. These increases resulted from the performance evaluations described above, and in response to market data from the Company’s peer group analyzed by the Compensation Committee with the assistance of its independent compensation consultant. FY 2009 base salaries for all NEOs, including our CEO, were consistent with the peer group reference point selected by the Compensation Committee for short-term compensation. Differences in NEOs’ base salaries and base salary increases occur because the Compensation Committee considers a number of factors when evaluating base salaries in relation to the peer group data, including job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.

The Compensation Committee continued its practice of reviewing all elements of executive officer compensation at its May 2009 meeting. Members of the Compensation Committee noted the position of each officer’s base salary versus comparable positions at peer group companies and reaffirmed its position, consistent with management’s recommendation, to forego FY 2010 increases to base salary for all executive officers. The expectation is that this action, together with a number of important cost control measures previously announced, will help contain the Company’s short-term compensation expense for FY 2010.

Annual Incentive.  The Management Incentive Plan is an annual cash incentive program with payment conditioned on the achievement of individual and Company performance goals. The MIP, like base salary, is designed to generally deliver short-term cash incentive compensation at the 50th percentile of the Company’s peer group when performance meets objectives. For FY 2009, our NEOs were eligible for MIP target award opportunities that ranged from 75% to 150% of their base salaries. The aggregate cash value delivered to each NEO can range from zero to 300% of the target award amount, which is determined in reference to: (i) the Company’s fiscal year EPS performance, and (ii) the results of each NEO’s performance review, as described below.

In May 2008, the Compensation Committee approved an EPS goal of $3.82 as the MIP performance target for FY 2009. This marked the fourth year that the Compensation Committee utilized EPS as the primary performance measure for both our short- and long-term compensation programs, including the MIP. The Compensation Committee utilizes EPS as the primary performance measure because it is a key metric used by management to direct and measure the Company’s business performance, and the basis upon which we communicate forward-looking financial information to the investment community. Moreover, we believe that EPS measures are clearly understood by both our employees and stockholders, and that incremental EPS growth leads to the creation of long-term stockholder value.

As described in the narrative following the 2009 Summary Compensation Table, MIP payouts are conditioned on the achievement of a minimum EPS goal below which no award is earned, and conversely, payouts are subject to a maximum EPS goal above which no additional award is earned. The Compensation Committee has the authority to adjust the EPS result scale to reflect a number of unusual events, including acquisitions, divestitures and unusual stock buybacks. For FY 2009, the Company’s actual EPS performance of $4.07 from continuing operations, excluding litigation charges (credits), exceeded the pre-established EPS target goal noted above by twenty-five cents per share. The Compensation Committee determined that an additional downward net adjustment of eleven cents per share to reported EPS was appropriate to reflect certain events that were not included in the Company’s FY 2009 operating plan, including an impairment charge and the release of certain tax reserves, such that all corporate employee participants would be eligible to receive 123% of their initial MIP target cash award.

The Compensation Committee has the authority to further adjust the MIP to reflect the result of each NEO’s individual performance review. As previously described, individual performance goals are established at the beginning of the fiscal year and reviewed by the Board in the case of our CEO, or by our CEO in the case of all other executive officers. The adjustment can result in no MIP payment being made for the applicable fiscal year. Specifically, to reflect the employee’s individual impact on achieving the Company’s short-term financial results and long-term strategic objectives, assuming achievement of the maximum EPS goal, the Compensation Committee applies the individual performance modifier to adjust the maximum limit so that, as a result, no payout may be made or the payout may be as high as 300% of the target award. The Company’s individual personal modifier is used to recognize the executive officer’s performance against non-financial objectives and initiatives. These include but are not limited to the following metrics: (i) employee satisfaction, as measured annually and compared against norms established by global high performing companies; and (ii) customer satisfaction as measured annually. Applying the individual personal modifiers to the FY 2009 financial results noted above, our NEOs other than our CEO achieved MIP payouts ranging from 95% to 185% of the initial targeted amounts, and our CEO achieved a MIP payout of 166% of the initial targeted amount. Due to substantial completion of the performance period, the Compensation Committee determined that it was appropriate to provide Ms. Pure with a FY 2009 MIP cash payout commensurate with her former Technology Solutions management team. The FY 2009 MIP cash payout for each of our NEOs is reflected in the 2009 Summary Compensation Table below.

In May 2009, the Compensation Committee decided to continue using EPS and individual performance as MIP modifiers for the fiscal year ending March 31, 2010. The EPS target approved by the Compensation Committee for FY 2010 is consistent with the guidance published by the Company on May 4, 2009, which disclosed a projected earnings range between $3.90 and $4.05 per share. However, unlike programs for prior years, the FY 2010 MIP EPS target was configured such that the Company must substantially exceed its strategic operating plan for FY 2010, which aligns with the May 4, 2009 EPS guidance, for an executive officer to receive a 100% payout of his or her MIP target bonus amount, before factoring his or her individual performance modifier for the same period. In light of these changes, the Company and the Compensation Committee believe that the EPS goal for a target FY 2010 MIP payout can be characterized as very challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants. For FY 2010, comparable with the Company’s prior practice, our NEOs are eligible for MIP target cash award opportunities of 75% to 150% of their base salaries, which equate to $2,370,000, $718,200, $1,084,600, $504,000 and $461,250 for Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively.

Long-term Compensation

We believe that a significant portion of compensation for executive officers should be contingent on delivering long-term value to all stockholders. We also believe that long-term compensation is a critical component of any executive compensation program because of the need to foster a long-term focus on the Company’s financial results. Long-term compensation is an incentive tool that management and the Compensation Committee use to align the financial interests of executives and other key contributors to sustained stockholder value creation.

The Company’s long-term compensation program includes three primary components: namely, a three-year cash incentive program, an annual stock option award and an annual award of performance based restricted stock units, referred to as “PeRSUs.” We believe retention value is generated by the three-year performance cycle for our cash incentive program, and by the vesting requirements of equity awards. Generally, within long-term compensation, the Compensation Committee seeks to allocate awards on the basis of performance based cash incentive at approximately 20% of the median target value for each position, with stock options and PeRSUs split equally at approximately 40% of the target value.

The Compensation Committee reviews long-term compensation for NEOs in reference to the 50th and 75th percentiles of the Company’s peer group. Primarily in recognition of the exceptionally strong individual and Company performance over the prior fiscal year, the May 2008 award targets established for our NEOs for the FY 2009 and FY 2009 — FY 2011 performance periods were consistent with the peer group reference points selected by the Compensation Committee. Similar to base salary, differences in targeted amounts for NEOs’ long-term compensation occur because the Compensation Committee considers a number of individual factors when selecting a benchmark. For long-term compensation, these factors include job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.

Cash.  The cash portion of the Company’s long-term incentive compensation program is designed to motivate executives to exceed multi-year financial goals. The performance targets used in this program directly reflect the Company’s long-term strategic operating plan that is reviewed with the Board. The cash opportunities under the Company’s Long-term Incentive Plan span a three-year performance cycle. A new three-year cycle with new target incentives and performance goals begins each fiscal year. This portion of the long-term incentive compensation program has three, three-year performance cycles running concurrently. As described in the narrative following the 2009 Summary Compensation Table, participants may earn zero to 300% of their LTIP target opportunity depending on the Company’s actual performance versus pre-established goals. Performance is assessed and payments that may be earned are approved in May following the close of the third fiscal year of the performance cycle.

The FY 2007 — FY 2009 LTIP performance period, which ended March 31, 2009, was aligned with a cumulative EPS goal of $8.67 per share. The actual three-year result for the FY 2007 — FY 2009 period was a cumulative EPS of $10.20, using for each of the three fiscal years the adjusted EPS that the Compensation Committee used to determine the payout for the MIP. Therefore, at its May 2009 meeting, the Compensation Committee approved a payout for the FY 2007 — FY 2009 LTIP at 300% in accordance with the cash performance target and scale adopted in May 2006. Due to substantial completion of the performance period, the Compensation Committee determined that it was appropriate to provide Ms. Pure with a FY 2007 — FY 2009 LTIP cash payout. The FY 2007 — FY 2009 LTIP cash payout for each of our NEOs is reflected in the 2009 Summary Compensation Table below.

At its May 2009 meeting, the Compensation Committee established FY 2010 — FY 2012 LTIP targets of $2,700,000, $675,000, $1,375,000, $400,000, and $400,000 for Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively. For the FY 2010 — FY 2012 performance period a second financial measure, operating cash flow (“OCF”), has been added with the weighting 75% for EPS and 25% for OCF. Both the three-year cumulative EPS and OCF targets approved by the Compensation Committee for the FY 2010 — FY 2012 LTIP are consistent with the FY 2010 guidance published by the Company on May 4, 2009 and the three-year strategic operating plan reviewed by the Board. The Company and the Compensation Committee believe that the EPS and OCF goals for a target FY 2010 — FY 2012 LTIP payout can be characterized as challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants. The FY 2010 — FY 2012 LTIP target amounts were selected by the Compensation Committee based on its target allocation of long-term compensation, evaluation of each NEO’s individual performance, and in response to market data derived from the Company’s peer group as reviewed by the Compensation Committee with its independent compensation consultant.

Stock Options.  We believe stock options align executive officer financial interests directly with stockholders via stock price appreciation. Stock option grants are awarded each fiscal year at the May meeting of the Compensation Committee, generally vest in four equal annual installments over a four-year period and have a seven-year term. The grant date fair value is targeted to be approximately 40% of the total long-term compensation for the fiscal year. Consistent with its review of stock option awards granted to executives by companies within the Company’s peer group, during FY 2009 the Compensation Committee awarded a stock option to Messrs. Hammergren, Campbell, Julian and Owen and Mss. Seeger and Pure for 400,000, 159,000, 252,000, 86,000, 89,000 and 159,000 shares, respectively. For FY 2009, stock option awards increased for all NEOs other than our CEO in a range of 42,000 shares to 107,000 shares, and our CEO’s stock option award increased by 100,000 shares. The year-over-year increase resulted from a recalibration to the Company’s peer group, as described above, and adjustment for market price changes. Similarly, for FY 2010, the Compensation Committee awarded a stock option to

Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger for 611,000, 214,000, 339,000, 116,000 and 140,000 shares, respectively.

Performance Based Restricted Stock Units.  PeRSUs are awards conditioned on the achievement of individual and Company performance goals, which after completion of a one-year performance period, are converted into RSUs that fully vest upon completion of a subsequent three-year holding period. We believe the use of PeRSUs focuses executives’ attention on annual financial goals, individual contributions to the Company’s success and stock price appreciation.

PeRSU target award opportunities are set at the beginning of each fiscal year and the actual number of RSUs granted is determined one year later, depending on the achievement of the applicable performance goals based on EPS and any adjustments resulting from the application of the individual performance modifier described below. Specifically, the Compensation Committee has the authority to adjust the PeRSU payout based upon the NEO’s individual performance review to reflect the employee’s individual impact on achieving the Company’s short-term financial results and long-term strategic objectives. Therefore, assuming achievement of the maximum EPS goal, the Compensation Committee applies the individual performance modifier to adjust the maximum limit so that no payout may be made, or the payout may be as high as 225% of the target award.

In May 2008, the Compensation Committee approved an EPS goal of $3.82 as the Company’s PeRSU performance target for FY 2009. For FY 2009, the Company’s actual EPS performance of $4.07 from continuing operations, excluding litigation charges (credits), exceeded the pre-established EPS target goal noted above by twenty-five cents per share. The Compensation Committee determined that an additional downward net adjustment of eleven cents per share to reported EPS was appropriate to reflect certain events that were not included in the Company’s FY 2009 operating plan, including an impairment charge and the release of certain tax reserves, such that all executive officers would be eligible to receive 137% of their initial PeRSU target award. Similar to the MIP, the results were further modified based on the individual performance of each NEO. Accordingly, at its May 2009 meeting, the Compensation Committee awarded Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger a total of 277,425, 78,638, 133,575, 45,210 and 40,963 RSUs, respectively, for the FY 2009 performance period.

In May 2009, the Compensation Committee decided to continue using EPS and individual performance as PeRSU modifiers for the fiscal year ending March 31, 2010. The EPS target approved by the Compensation Committee for FY 2010 is consistent with the guidance published by the Company on May 4, 2009, which disclosed a projected earnings range between $3.90 and $4.05 per share. Similar to the FY 2010 — FY 2012 LTIP, the Company and the Compensation Committee believe that the EPS goal for a target FY 2010 PeRSU payout can be characterized as challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants. At its May 2009 meeting, the Compensation Committee established a FY 2010 PeRSU target award opportunity of 193,000, 75,000, 107,000, 36,000 and 45,000 shares for Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively. The FY 2010 PeRSU target awards were selected by the Compensation Committee based on its target allocation of long-term compensation and evaluation of each NEO’s individual performance, and in response to market data derived from the Company’s peer group as reviewed by the Compensation Committee with its independent compensation consultant.

All Other Compensation and Benefits

The Company provides a broad array of benefits to all employees. These broad based benefits are comparable to those offered by other employers in our industry and geographic locations. A limited number of additional benefits are also provided to executive officers as part of the total compensation package because we believe that it is customary to provide such benefits, or otherwise in our best interest to do so. In providing such benefits, both management and the Compensation Committee determined that these elements are appropriate for the attraction and retention of executive talent. In addition to the discussion of benefits below, the compensation associated with these programs is described in footnote six to the 2009 Summary Compensation Table, entitled “All Other Compensation.”

The Company has two benefit plans under which participation is restricted to executive officers with approval of the Compensation Committee. These benefit plans are reviewed periodically to ensure that they continue to meet their objectives. The two executive officer benefit plans are as follows: (i) the Executive Survivor Benefits Plan (the

“ESBP”), which provides a supplemental death benefit in addition to the voluntary life insurance plan provided to all employees; and (ii) the Executive Benefit Retirement Plan (the “EBRP”), a final pay pension plan. Effective June 1, 2007, this plan was frozen with participation restricted to the then current roster of executive officers, including each of our NEOs.

At its October 2007 meeting, upon the recommendation of management, the Compensation Committee discontinued the Company’s Executive Medical Plan and Executive Salary Continuation Program effective January 1, 2008. In the absence of an Executive Medical Plan, at its April 2008 meeting the Compensation Committee approved a policy allowing for the reimbursement of expenses associated with the annual physical examination of executive officers and their spouses, effective January 1, 2008.

The Company also offers two voluntary nonqualified deferred compensation plans: (i) the Deferred Compensation Administration Plan III (“DCAP III”); and (ii) the Supplemental Profit-Sharing Investment Plan II (“SPSIP II”). These plans are not tax-qualified plans under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The DCAP III is offered to all employees eligible for the MIP with a bonus target of at least 15%, including all executive officers and other select highly compensated employees. The SPSIP II is offered to all employees who may be impacted by the compensation limits that restrict participation in the Company’s tax qualified 401(k) plan, the Profit-Sharing Investment Plan (“PSIP”), including executive officers.

Pursuant to the Company’s Executive Officer Security Policy, our CEO has been directed by the Board to use the corporate aircraft for both business and personal travel for security, protection and privacy reasons. For these same reasons, during FY 2009 our CEO authorized the use of the corporate aircraft for personal use by Mr. Julian and Ms. Pure, which generally occurred in conjunction with business related activities. Likewise, as directed by the Company’s Executive Officer Security Policy, during FY 2009 the Company provided security services for Mr. Hammergren, Mr. Julian and Ms. Pure, including reimbursement of reasonable expenses related to installation and maintenance of home security at their residences. A car and driver are available for use by Mr. Hammergren, Mr. Julian and other executive officers.

Severance and Change-in-Control Benefits

Selected senior executives, including the NEOs, may receive additional benefits pursuant to the Company’s Change-in-Control Policy for Selected Executive Employees (the “CIC Policy”). The CIC Policy is administered by the Compensation Committee, and we believe the protection afforded under the CIC Policy is in line with current market practice. All contracts, policies and plans with change-in-control protections require an individual’s termination in connection with an underlying change-in-control of the Company, a so-called “double trigger,” to invoke the protection. Specific change-in-control language, consistent with the CIC Policy, is included in Mr. Julian’s employment agreement, and was part of Ms. Pure’s employment agreement prior to her March 30, 2009 departure from the Company. A detailed description of our CIC Policy is provided below under the subsection entitled “Executive Employment Agreements — Change-in-Control Policy.”

Each of the Company’s stockholder-approved equity compensation plans includes change-in-control provisions consistent with current market practice and the Company’s CIC Policy. These plans generally provide that there is no change in the timing of vesting unless there is an involuntary or constructive termination of employment following a change-in-control.

The Company has a Severance Policy for Executive Employees (“Executive Severance Policy”), which applies in the event an executive officer is terminated by the Company for reasons other than for “Cause,” as defined in the Executive Severance Policy, and the termination is not covered by the Company’s CIC Policy. We believe the protection afforded under the Executive Severance Policy is in line with current market practice. The Executive Severance Policy is not applicable to Mr. Hammergren or Mr. Julian, and was not applicable to Ms. Pure, as the policy is superseded by their individual employment agreements. A detailed description of the Executive Severance Policy is provided below under the subsection entitled “Executive Employment Agreements — Executive Severance Policy.”

Mr. Hammergren’s employment agreement provides for severance benefits in the case of voluntary, involuntary and constructive termination with or without a “change-in-control,” as defined in his agreement and summarized below under “Executive Employment Agreements.” Mr. Hammergren’s employment agreement, in substantially its current form, was extended to him when he was offered the position of co-CEO in 1999. The severance provisions of that employment agreement were not materially different from the agreement of his predecessor, including provisions regarding pension rights.

On October 24, 2008, the Compensation Committee amended the employment agreements for Messrs. Hammergren and Julian and Ms. Pure to comply with Code Section 409A, a section of the Code that governs certain deferred compensation arrangements, and guidance issued under Code Section 162(m). Mr. Hammergren’s employment agreement was further amended by the Compensation Committee to provide for additional retention and succession planning incentives. The change-in-control, severance and termination benefits as applicable for each NEO are summarized below under the subsections entitled “Executive Employment Agreements” and “Potential Payments upon Termination or Change-in-Control.”

As a result of her March 30, 2009 departure from the Company, in accordance with the terms of her employment agreement Ms. Pure became entitled to a number of severance related benefits that were conditioned upon her execution of a standard, mutual full release of claims and the fulfillment of other conditions of her employment agreement that are summarized below. These benefits are described and quantified in the subsections referenced above, and in the narrative following the 2009 Summary Compensation Table below.

Information on Other Compensation-Related Topics

Stock Ownership Guidelines

In January 2007, the Company revised its guidelines for stock ownership by executive officers, which had been originally adopted in 2002. The Company’s stock ownership guidelines were revised to include the MIP as a measuring component, such that the ownership requirement is now expressed as a multiple of base salary and target MIP. The effect of such amendment was to substantially increase the ownership requirement for each of the Company’s executive officers. The ownership requirement for our CEO under the revised stock ownership guidelines is four times his combined base salary and target MIP, whereas each of the Company’s remaining NEOs must achieve stock ownership equal in value to three times his or her combined base salary and target MIP. In light of this increase, our executive officers were allowed five years from January 2007 to meet the stock ownership guidelines.

The stock ownership guidelines may be met with common stock owned outright, shares owned through the PSIP (the Company’s 401(k) plan), and any shares of restricted stock or RSUs. Stock options, whether vested or unvested, do not count toward meeting the stock ownership guidelines. Compliance with the Company’s stock ownership guidelines is reviewed each May as part of the executive officer’s total compensation review.

The Company’s directors are also subject to stock ownership guidelines, which are summarized above in the subsection entitled “Director Stock Ownership Guidelines.”

Equity Grant Practices

The Company has adopted a written policy stating that stock options will be awarded at an exercise price equal to the closing price of the Company’s common stock reported on the date of the grant. In most situations, the date of grant is the same day that the Compensation Committee meets to approve the grant. From time to time, the Compensation Committee’s meeting occurs shortly before or after the Company’s earnings are released to the investment community. When this occurs, the Compensation Committee delays setting the equity grant date to the third trading day following the date the Company’s earnings are released to the investment community. Under the terms of our 2005 Stock Plan, stock option re-pricing is not permitted without stockholder approval.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the Company’s tax deduction to $1,000,000 for compensation paid to NEOs, unless the compensation is “performance based” within the meaning of that section and regulations.

The Compensation Committee’s intention is and has been to comply with the requirements of Code Section 162(m) unless the Compensation Committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its stockholders. While base salary in excess of $1,000,000 is not tax deductible, the Company believes that payments made under its MIP and LTIP programs, and the grants of RSUs made under its PeRSU program, qualify as performance based compensation eligible for an exception from the deduction limitation of Code Section 162(m).

Clawback Policy

As described in the Company’s standard award documentation, the Compensation Committee may seek to recoup any economic gains from equity grants from any employee who engages in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its affiliates.

Compensation Committee Report on Executive Compensation

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Compensation Committee of the
Board of Directors

Alton F. Irby III, Chair
M. Christine Jacobs
David M. Lawrence, M.D.
Edward A. Mueller
James V. Napier

2009 Summary Compensation Table

The following table sets forth information regarding compensation and benefits earned by: (i) our President and Chief Executive Officer; (ii) our Executive Vice President and Chief Financial Officer; (iii) the three other most highly compensated executive officers as of March 31, 2009; and (iv) one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year (collectively, our “NEOs”):

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(2)	($)(2)	($)(3)	($)(4)(5)	($)(6)	($)

John. H. Hammergren	2009	1,566,154	11,988,346	3,833,024	12,035,000	3,807,648	988,793	34,218,965
Chairman, President and	2008	1,472,808	11,955,799	2,277,872	11,962,000	11,254,288	1,019,858	39,942,625
Chief Executive Officer	2007	1,366,716	10,837,632	935,629	10,981,932	6,402,494	567,494	31,091,897
Jeffrey C. Campbell	2009	790,615	2,477,950	1,132,606	3,037,000	121,215	164,756	7,724,142
Executive Vice President	2008	741,997	2,354,940	1,236,075	2,642,000	350,268	165,750	7,491,030
and Chief Financial Officer	2007	687,365	2,306,866	1,051,208	3,050,000	243,012	145,074	7,483,525
Paul C. Julian	2009	973,385	5,290,226	2,073,756	6,127,000	993,769	342,699	15,800,835
Executive Vice President,	2008	894,281	5,196,259	1,117,314	5,059,000	1,792,573	360,541	14,419,968
Group President	2007	830,829	5,273,634	466,172	4,450,000	965,808	347,269	12,333,712
Marc E. Owen	2009	623,846	1,775,443	658,375	2,130,000	487,263	105,528	5,780,455
Executive Vice President,	2008	581,415	1,733,529	334,847	1,450,000	720,597	107,139	4,927,527
Corporate Strategy and Business Development	2007	526,969	1,582,402	137,891	1,800,000	388,186	75,362	4,510,810
Laureen E. Seeger	2009	605,000	1,141,433	869,078	1,938,000	267,809	40,814	4,862,134
Executive Vice President, General Counsel and Secretary
Pamela J. Pure(1)	2009	755,846	2,883,098	3,437,654	2,302,931	158,497	2,227,015	11,765,041
Former Executive Vice President,	2008	689,966	2,286,263	650,940	2,042,000	775,761	170,591	6,615,521
President, McKesson Technology Solutions	2007	627,238	2,224,523	324,884	2,200,000	563,551	193,249	6,133,445

(1)	Effective March 30, 2009, Ms. Pure ceased to serve as the Company’s Executive Vice President, President, McKesson Technology Solutions.

(2)	Amounts shown reflect the accounting expense recognized by the Company for financial statement reporting purposes in accordance with SFAS 123(R), and do not reflect whether the NEO has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 3 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as filed with the SEC on May 5, 2009. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Pursuant to the requirements of SFAS 123(R), the FY 2009 amounts displayed for Ms. Pure include incremental expense of $389,094 for stock awards and $2,335,730 for stock option awards recognized by the Company for the continued vesting and forfeiture of equity awards in connection with her March 30, 2009 departure from the Company.

(3)	Amounts shown consist of payouts under two compensation programs, the Company’s MIP and the LTIP, as follows:

•	MIP for FY 2009: Mr. Hammergren, $3,935,000; Mr. Campbell, $1,237,000; Mr. Julian, $2,002,000; Mr. Owen, $930,000; Ms. Seeger, $738,000; and Ms. Pure, $652,931.

•	LTIP for FY 2007 — FY 2009: Mr. Hammergren, $8,100,000; Mr. Campbell, $1,800,000; Mr. Julian, $4,125,000; Mr. Owen, $1,200,000; Ms. Seeger, $1,200,000; and Ms. Pure, $1,650,000. Target amounts for these awards were established by the Compensation Committee at its May 2006 meeting and were as follows: Mr. Hammergren, $2,700,000; Mr. Campbell, $600,000; Mr. Julian, $1,375,000; Mr. Owen, $400,000; Ms. Seeger, $400,000; and Ms. Pure, $550,000.

(4)	Amounts shown represent the increase in annual actuarial present value of pension benefits, above-market interest earned from amounts deferred into the Company’s nonqualified deferred compensation plans, and above-market interest credited on undelivered dividend equivalents, as follows:

•	Pension: Mr. Hammergren, $3,202,400; Mr. Campbell, $114,400; Mr. Julian, $763,200; Mr. Owen, $170,400; Ms. Seeger, $252,000; and Ms. Pure, $0. The present value of Ms. Pure’s pension benefits under the EBRP decreased by $384,000.

•	Nonqualified deferred compensation: Mr. Hammergren, $582,748; Mr. Campbell, $3,296; Mr. Julian, $220,774; Mr. Owen, $313,916; Ms. Seeger, $15,276; and Ms. Pure, $155,246.

•	Dividend equivalents: Mr. Hammergren, $22,500; Mr. Campbell, $3,519; Mr. Julian, $9,795; Mr. Owen, $2,947; Ms. Seeger, $533; and Ms. Pure, $3,251.

(5)	The assumptions used in calculating the increase in pension benefits are set forth in the 2009 Pension Benefits Table below, under the subsection entitled “Actuarial Assumptions.”

(6)	The amounts displayed under the column entitled “All Other Compensation” include the following:

Defined Contribution Benefits, Nonqualified Plan Earnings and Dividend Equivalents

For FY 2009, the aggregate value of the Company’s stock contributions under the Company’s PSIP (the Company’s 401(k) plan) was $9,200 for each NEO.

As described below in the subsection entitled “Narrative Disclosure to the 2009 Nonqualified Deferred Compensation Table,” the Company provides a matching contribution to each NEO’s SPSIP II and DCAP III accounts. For FY 2009, the amounts contributed by the Company to these accounts were as follows:

•	SPSIP II Match: Mr. Hammergren, $207,926; Mr. Campbell, $68,105; Mr. Julian, $106,095; Mr. Owen, $32,754; Ms. Seeger, $0; and Ms. Pure, $43,874.

•	DCAP III Match: Mr. Hammergren, $0; Mr. Campbell, $0; Mr. Julian, $0; Mr. Owen, $17,000; Ms. Seeger, $0; and Ms. Pure, $22,840.

All recipients of RSU awards are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, and upon vesting, dividend equivalents are to be settled in cash. For FY 2009, the amounts of dividend equivalents credited for outstanding RSUs held by our NEOs were as follows: Mr. Hammergren, $247,777; Mr. Campbell, $43,354; Mr. Julian, $109,096; Mr. Owen, $34,874; Ms. Seeger, $12,233; and Ms. Pure, $43,068.

Perquisites and Other Personal Benefits

The value of financial counseling services, which include tax preparation services, received by our NEOs for FY 2009 was as follows: Mr. Hammergren, $15,650; Mr. Campbell, $14,655; Mr. Julian, $15,650; Mr. Owen, $10,030; Ms. Seeger, $15,895; and Ms. Pure, $12,000.

The value of housing allowance received by our NEOs for FY 2009 was as follows: Mr. Hammergren, $0; Mr. Campbell, $26,171; Mr. Julian, $0; Mr. Owen, $0; Ms. Seeger, $0; and Ms. Pure, $31,752.

The value provided to NEOs as a consequence of the Company’s Executive Officer Security Policy for FY 2009 was as follows: Mr. Hammergren, $497,240; Mr. Campbell, $0; Mr. Julian, $95,440; Mr. Owen, $0; Ms. Seeger, $0; and Ms. Pure, $37,247. These amounts represent reimbursement of reasonable expenses related to installation and maintenance of home security, the incremental cost of the personal use of the Company-provided aircraft, and the incremental cost of the personal use of the Company-provided car and driver. Each of these items is provided at the Board’s direction and in accordance with the Company’s Executive Officer Security Policy. For FY 2009, unlike the prior fiscal year, the Company did not reimburse NEOs for taxes due on the personal income imputed with regard to items or services provided under the Executive Officer Security Policy.

•	Home Security: In accordance with the Company’s security policy, during this last fiscal year Messrs. Hammergren and Julian were reimbursed $401,706 and $5,000, respectively, for the installation of home security devices and/or for security monitoring services at their residences.

•	Company Aircraft: For FY 2009, the aggregate incremental cost of the personal use of a Company-provided aircraft for Messrs. Hammergren and Julian and Ms. Pure was $86,471, $85,198 and $37,247, respectively. To calculate the aggregate incremental cost to the Company of personal travel on the Company’s aircraft, the Company determined the direct operating cost per flight hour for each aircraft, which includes costs for fuel, maintenance, labor, parts, engine restoration, landing and parking fees, crew expenses, supplies and catering. The direct operating cost per flight hour was then multiplied by the total number of personal flight hours for each NEO. In accordance with the Company’s Executive Officer Security Policy, when practicable, Messrs. Hammergren and Julian and Ms. Pure were directed to use the Company’s aircraft for security, productivity and privacy reasons.

•	Car and Driver: For FY 2009, the aggregate incremental cost of the personal use of a Company-provided car and driver for Messrs. Hammergren and Julian was $9,063 and $5,242, respectively. The aggregate incremental cost of the personal use of a Company-provided car and driver was determined by multiplying: (i) the amount paid for the driver’s services and various vehicle operating costs by (ii) a fraction, the denominator of which is the total hours of available car service, and the numerator of which is the number of hours of personal travel by each of these NEOs.

The value of items or services provided in connection with the annual Board retreat and two annual employee award programs attended by executive officers and their spouses was as follows: Mr. Hammergren, $11,000; Mr. Campbell, $3,271; Mr. Julian, $7,218; Mr. Owen, $1,670; Ms. Seeger, $3,486; and Ms. Pure, $1,071.

Severance and Other Related Benefits

As a consequence of her March 30, 2009 departure from the Company, in accordance with the terms of her employment agreement, and conditioned on her compliance with that agreement, Ms. Pure became entitled to receive the following severance related benefits: (i) salary continuation through October 31, 2011 in the amount of $1,987,870; (ii) continued medical coverage through October 31, 2011 in the amount of $32,474; and (iii) the continuation of her cash death benefit through October 31, 2011 valued at $5,619, as it is further described below under “Potential Payments upon Termination or Change-in-Control — Incremental Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason.”

Narrative Disclosure to the 2009 Summary Compensation Table

Long-term Incentive Plan

The 2009 Summary Compensation Table above reflects the amounts earned under the Company’s LTIP, which are reported under the column entitled “Non-Equity Incentive Plan Compensation.” The performance measure approved by the Compensation Committee for the FY 2007 — FY 2009 LTIP performance period was cumulative EPS of $8.67 over the three-year period ended March 31, 2009. At its meeting in May 2009, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the performance measure approved for the FY 2007 — FY 2009 LTIP performance period. Reported cumulative EPS was $10.20 resulting in targets being approved at 300%, in accordance with the following payout scale:

Cumulative Three-Year EPS	LTIP Modifier

$9.07 and above	300%
$8.99	260%
$8.91	220%
$8.83	180%
$8.75	140%
$8.67	100%
$8.57	80%
$8.47	60%
$8.37	40%
$8.27	20%
$8.17 and below	0%

Management Incentive Plan

The 2009 Summary Compensation Table above reflects the amounts earned under the Company’s MIP, which are reported under the column entitled “Non-Equity Incentive Plan Compensation.” At its meeting in May 2008, during its annual review of compensation for executive officers, the Compensation Committee approved target awards (expressed as a percent of annual base salary), the performance measure and the award scale for the FY 2009 MIP. The threshold, target and maximum payouts for the FY 2009 MIP are displayed below in the 2009 Grants of Plan Based Awards Table, based on the Compensation Committee’s approval in May 2008 of an EPS target for FY 2009 of $3.82.

At its meeting in May 2009, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the MIP performance measures approved in May 2008. For FY 2009, the Company’s actual EPS performance of $4.07 from continuing operations, excluding litigation charges (credits), exceeded the pre-established EPS target goal noted above by twenty-five cents per share. The Compensation Committee determined that an additional downward net adjustment of eleven cents per share to reported EPS was appropriate to reflect certain events that were not included in the Company’s FY 2009 operating plan, including an impairment charge and the release of certain tax reserves, such that all corporate employee participants would be eligible to receive 123% of their initial MIP target cash award, in accordance with the following payout scale:

EPS for FY 2009	MIP Modifier

$4.20 and above	200%
$4.13	175%
$4.05	150%
$3.97	125%
$3.82	100%
$3.67	75%
$3.51	50%
$3.50 and below	0%

As is the case for all of the Company’s performance based payout scales, for an EPS result that falls between the above identified reference points, the modifier is adjusted ratably along the slope selected by the Compensation Committee at the beginning of each fiscal year. As described in the Compensation Discussion and Analysis under “Short-term Compensation — Annual Incentive,” the Compensation Committee further adjusted MIP awards to reflect individual contributions to the overall results.

Performance Based Restricted Stock Units

The 2009 Summary Compensation Table above reflects the amounts earned under the Company’s PeRSU program, which are reported under the column entitled “Stock Awards.” At its meeting in May 2008, during its annual review of compensation for executive officers, the Compensation Committee approved target awards, the EPS performance measure and the award scale for the FY 2009 PeRSU awards. The threshold, target and maximum payouts for FY 2009 PeRSU awards are displayed below in the 2009 Grants of Plan Based Awards Table, and the Compensation Committee approved an EPS target for FY 2009 of $3.82.

At its meeting in May 2009, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the PeRSU performance measures approved in May 2008. For FY 2009, the Company’s actual EPS performance of $4.07 from continuing operations, excluding litigation charges (credits), exceeded the pre-established EPS target goal noted above by twenty-five cents per share. The Compensation Committee determined that an additional downward net adjustment of eleven cents per share to reported EPS was appropriate to reflect certain events that were not included in the Company’s FY 2009 operating plan, including an impairment charge and the release of certain tax reserves, such that all executive officers would be eligible to receive 137% of their initial PeRSU target award, in accordance with the following payout scale:

EPS for FY 2009	PeRSU Modifier

$4.01 and above	150%
$3.92	125%
$3.82	100%
$3.72	75%
$3.63	50%
$3.53	25%
$3.43 and below	0%

As is the case for all of the Company’s performance based payout scales, for an EPS result that falls between the above identified reference points, the modifier is adjusted ratably along the slope selected by the Compensation Committee at the beginning of each fiscal year. As described in the Compensation Discussion and Analysis under “Long-term Compensation — Performance Based Restricted Stock Units,” the Compensation Committee further adjusted PeRSU awards to reflect individual contributions to the overall results.

2009 Grants of Plan Based Awards Table

The following table sets forth certain information with respect to stock and option awards and other plan based awards granted during the fiscal year ended March 31, 2009 to our NEOs:

								All Other
								Option
								Awards:	Exercise	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	or Base	Fair Value
		Under Non-Equity			Under Equity Incentive			Securities	Price of	of Stock and
		Incentive Plan Awards(1)			Plan Awards(2)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)(3)	($)	($)	(#)	(#)	(#)	(#)(4)	(($)/Sh)	($)(5)

John H. Hammergren	5/20/2008							400,000	57.89	6,472,920
LTIP		-0-	2,700,000	8,100,000
PeRSU					-0-	150,000	300,000			8,683,500
MIP		1,185,000	2,370,000	7,110,000
Jeffrey C. Campbell	5/20/2008							159,000	57.89	2,572,986
LTIP		-0-	675,000	2,025,000
PeRSU					-0-	41,000	82,000			2,373,490
MIP		359,100	718,200	2,154,600
Paul C. Julian	5/20/2008							252,000	57.89	4,077,940
LTIP		-0-	1,375,000	4,125,000
PeRSU					-0-	65,000	130,000			3,762,850
MIP		542,300	1,084,600	3,253,800
Marc E. Owen	5/20/2008							86,000	57.89	1,391,678
LTIP		-0-	400,000	1,200,000
PeRSU					-0-	22,000	44,000			1,273,580
MIP		252,000	504,000	1,512,000
Laureen E. Seeger	5/20/2008							89,000	57.89	1,440,225
LTIP		-0-	400,000	1,200,000
PeRSU					-0-	23,000	46,000			1,331,470
MIP		230,625	461,250	1,383,750
Pamela J. Pure	5/20/2008							159,000	57.89	2,572,986
LTIP		-0-	675,000	2,025,000
PeRSU					-0-	41,000	82,000			2,373,490
MIP		344,700	689,400	2,068,200

(1)	The amounts shown in these columns represent the range of possible cash payouts for each NEO under: (i) the Company’s LTIP for the FY 2009 — FY 2011 performance period; and (ii) the Company’s MIP for the FY 2009 performance period, as determined by the Compensation Committee at its May 2008 meeting. Amounts actually earned under the Company’s FY 2009 MIP are included above in the 2009 Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Information regarding the operation of the LTIP and MIP can be found in the Compensation Discussion and Analysis under “Long-term Compensation — Cash” and “Short-term Compensation — Annual Incentive,” respectively, and above under “Narrative Disclosure to the 2009 Summary Compensation Table.”

(2)	The amounts shown in these columns represent the range of possible PeRSU awards for the FY 2009 performance period, as determined by the Compensation Committee at its May 2008 meeting. As the result of individual and Company accomplishment of pre-determined performance goals, the actual amount of RSUs awarded to each NEO, which was determined at the Compensation Committee’s May 2009 meeting, was as follows: Mr. Hammergren, 277,425 units; Mr. Campbell, 78,638 units; Mr. Julian, 133,575 units; Mr. Owen, 45,210 units; and Ms. Seeger, 40,963 units. Amounts disclosed in these columns do not include dividend equivalents that will accrue to the RSU awards. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, and upon vesting, dividend equivalents are to be paid in cash. PeRSUs, including their vesting schedule, are described in the Compensation Discussion and Analysis under “Long-term Compensation — Performance Based Restricted Stock Units.”

(3)	The threshold amounts shown for the MIP represent 50% of the target cash payout for the FY 2009 performance period, which under the Company’s MIP plan, equates to the minimum threshold award payment. However, as described in the narrative following the 2009 Summary Compensation Table, MIP payouts are conditioned on the achievement of a minimum EPS goal below which no award is earned.

(4)	Stock options vest at the rate of 25% per year over a four-year period, beginning on the first grant date anniversary, subject to the NEO’s continued employment. The Company’s stock options generally have a term of seven years from the date of grant.

(5)	Calculated in accordance with SFAS 123(R).

2009 Outstanding Equity Awards Table

The following table sets forth information concerning stock options and stock awards held by the NEOs as of March 31, 2009:

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or Units
	Unexercised	Unexercised	Option	Option	of Stock That	of Stock That
	Options (#)	Options (#)(1)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)(2)	Vested ($)(3)

John H. Hammergren	193,666	—	$28.2500	10/30/2010	600,100	21,027,504
	225,000	—	$32.6700	1/31/2011
	300,000	—	$38.6500	7/25/2011
	500,000	—	$38.2000	1/29/2012
	275,000	—	$32.9200	7/30/2012
	275,000	—	$28.6000	1/28/2013
	600,000	—	$34.3600	7/30/2013
	400,000	—	$34.9400	5/25/2011
	300,000	—	$45.0200	7/27/2012
	142,500	142,500	$47.9700	5/23/2013
	75,000	225,000	$62.2100	5/22/2014
	—	400,000	$57.8900	5/20/2015
Jeffrey C. Campbell	90,000		$29.0100	1/27/2014	105,061	3,681,337
	95,000	—	$34.9400	5/25/2011
	71,000	—	$45.0200	7/27/2012
	31,500	31,500	$47.9700	5/23/2013
	18,750	56,250	$62.2100	5/22/2014
	—	159,000	$57.8900	5/20/2015
Paul C. Julian	250,000	—	$38.6500	7/25/2011	263,110	9,219,374
	200,000	—	$38.2000	1/29/2012
	100,000	—	$32.9200	7/30/2012
	350,000	—	$34.3600	7/30/2013
	33,336	—	$34.9400	5/25/2011
	164,000	—	$45.0200	7/27/2012
	71,000	71,000	$47.9700	5/23/2013
	36,250	108,750	$62.2100	5/22/2014
	—	252,000	$57.8900	5/20/2015
Marc E. Owen	75,000	—	$39.8100	10/25/2011	84,783	2,970,796
	30,000	—	$32.9200	7/30/2012
	30,000	—	$28.2800	1/27/2013
	75,000	—	$34.3600	7/30/2013
	10,000	—	$34.9400	5/25/2011
	40,000	—	$45.0200	7/27/2012
	21,000	21,000	$47.9700	5/23/2013
	11,000	33,000	$62.2100	5/22/2014
	—	86,000	$57.8900	5/20/2015
Laureen E. Seeger	8,000	—	$38.6500	7/25/2011	30,750	1,077,480
	10,000	—	$45.0200	7/27/2012
	25,000	25,000	$49.0000	4/25/2013
	21,000	21,000	$47.9700	5/23/2013
	11,000	33,000	$62.2100	5/22/2014
	—	89,000	$57.8900	5/20/2015
Pamela J. Pure	100,000	—	$38.2000	1/29/2012	104,420	3,658,877
	6,500	—	$29.7500	3/30/2014
	42,400	—	$34.9400	5/25/2011
	62,000	—	$45.0200	7/27/2012
	27,500	27,500	$47.9700	5/23/2013
	18,750	56,250	$62.2100	5/22/2014
	—	159,000	$57.8900	5/20/2015

(1)	Except as otherwise noted, options vest at the rate of 25% per year over a four-year period, beginning on the first grant date anniversary, subject to the NEO’s continued employment.

(2)	The stock awards vest as follows:

•	May 22, 2009 — Mr. Hammergren, 96,525 shares; Mr. Campbell, 18,018 shares; Mr. Julian, 38,610 shares; Mr. Owen, 14,917 shares; Ms. Seeger, 10,530 shares; and Ms. Pure, 19,305 shares;

•	May 23, 2009 — Mr. Hammergren, 133,000 shares; Mr. Campbell, 30,500 shares; Mr. Julian, 72,000 shares; Mr. Owen, 20,413 shares; and Ms. Pure, 32,000 shares;

•	May 25, 2009 — Mr. Hammergren, 180,000 shares; Mr. Campbell, 20,000 shares; Mr. Julian, 70,000 shares; Mr. Owen, 20,000 shares; and Ms. Pure, 15,000 shares;

•	May 22, 2010 — Mr. Hammergren, 94,050 shares; Mr. Campbell, 18,525 shares; Mr. Julian, 43,890 shares; Mr. Owen, 14,535 shares; Ms. Seeger, 9,690 shares; and Ms. Pure, 18,810 shares; and

•	May 22, 2011 — Mr. Hammergren, 96,525 shares; Mr. Campbell, 18,018 shares; Mr. Julian, 38,610 shares; Mr. Owen, 14,918 shares; Ms. Seeger, 10,530 shares; and Ms. Pure, 19,305 shares.

(3)	Based on a closing price of the Company’s common stock of $35.04 on March 31, 2009, as reported by the NYSE.

2009 Option Exercises and Stock Vested Table

The following table provides information concerning option and stock awards exercised and vested, respectively, for NEOs during the fiscal year ended March 31, 2009:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

John H. Hammergren	125,000	3,493,885	121,969	7,094,583
Jeffrey C. Campbell	60,000	1,680,324	23,178	1,348,376
Paul C. Julian	106,248	2,292,138	53,725	3,125,702
Marc E. Owen	—	—	17,581	1,022,903
Laureen E. Seeger	—	—	9,690	564,246
Pamela J. Pure	6,000	170,332	25,472	1,481,404

(1)	Represents the amounts realized based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	Represents the amount realized based on the market price of the Company’s common stock on the vesting date. Upon vesting, amounts accrued as dividend equivalents and interest thereon were distributed to each NEO, which for Messrs. Hammergren, Campbell, Julian and Owen and Mss. Seeger and Pure, totaled $44,039, $8,052, $18,201, $5,872, $2,420 and $9,601, respectively.

2009 Pension Benefits Table

The following table sets forth the actuarial present value of the benefits accumulated by each NEO under the Company’s Executive Benefit Retirement Plan (“EBRP”), calculated as of March 31, 2009, the plan measurement date used for financial statement reporting purposes, and using the same assumptions as are used in the Company’s audited financial statements, except that retirement age is assumed to be the normal retirement age as defined in the EBRP or as provided in the executive officer’s employment agreement. Effective June 1, 2007, the EBRP was frozen with participation restricted to the then current roster of executive officers, including each of our NEOs.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)(1)	Fiscal Year ($)

John H. Hammergren	EBRP	13	49,735,000	—
Jeffrey C. Campbell	EBRP	5	2,492,000	—
Paul C. Julian	EBRP	12	7,025,000	—
Marc E. Owen	EBRP	7	2,202,000	—
Laureen E. Seeger	EBRP	9 (2)	1,410,000	—
Pamela J. Pure	EBRP	7	1,928,000 (3)	—

(1)	The present value of these benefits is shown based on the assumptions used in determining our annual pension expense, as shown in the table below in the subsection entitled “Actuarial Assumptions.” Certain assumptions, however, are required to be different, such as future salary increases. The above amounts do not reflect any future salary growth because the amounts above are required to be calculated based on compensation and service as of March 31, 2009.

(2)	In accordance with the June 1, 2007 EBRP amendment, as of March 31, 2009, Ms. Seeger had accumulated three years of service as an executive officer participant in the plan and therefore was not yet entitled to a vested plan benefit.

(3)	The value displayed for Ms. Pure is the amount due as of her separation date of March 30, 2009, and calculated in accordance with the terms of the EBRP and her employment agreement.

Actuarial Assumptions

The amounts shown in the 2009 Summary Compensation Table and the 2009 Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The pension benefit values are based on the following actuarial assumptions:

	March 31, 2009	December 31, 2007

Discount rate	7.63%	5.95%
Lump-sum interest rate	4.25%	4.00%
Retirement ages
EBRP	62	62
Employment Agreement — Mr. Hammergren	55 and one month	55 and one month
Withdrawal, disability or mortality before retirement	None	None
Post-retirement mortality rate	RP2000 Healthy Annuitants	RP2000 Healthy Annuitants
	Mortality table projected by	Mortality table projected by
	scale AA to 2016	scale AA to 2015
Future salary increases	None	None
MIP cash bonus payout	100% of target amount	100% of target amount
Form of payment — EBRP and Employment Agreement for Mr. Hammergren	Lump-sum	Lump-sum

The Company changed its pension measurement date from December 31 to March 31 in FY 2009 to comply with applicable accounting requirements. As a result, the change in pension value that occurred between December 31, 2007, and March 31, 2009, reflected a period longer than one year. Therefore, the actual change in pension value for each NEO was adjusted to reflect an annualized amount in the table for the 2009 fiscal year.

For additional information on the Company’s pension obligations, refer to Financial Note 13 of the Company’s consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as filed with the SEC on May 5, 2009.

Narrative Disclosure to the 2009 Pension Benefits Table

For Retirement at Age 62 or Older, or Involuntary Separation from Service After Attaining Age 55 with at least 15 Years of Service:

Participants become vested in the EBRP benefits after completing five years of service as an executive officer. The following is a brief summary of the benefits that would be provided to a participant in the Company’s EBRP, assuming retirement at age 62 or older, or involuntary separation from service after attaining age 55 with at least 15 or more years of credited service.

A participant who separates from service on or after reaching age 62, is involuntarily separated from service after attaining age 55 with at least 15 or more years of credited service, or separates from service at any other time with approval of the Compensation Committee or as provided in the participant’s employment agreement, is eligible to receive “Approved Retirement” benefits under the EBRP. Approved Retirement benefits are calculated by applying the following benefit formula: (i) a service-based percentage of his or her “average final compensation,” as it is defined below, minus (ii) the hypothetical lump-sum actuarially equivalent amount of the annuity payment due under the Company’s “Retirement Plan” and the “Retirement Share Plan,” each as described below (together, the “Basic Retirement Benefits”). None of the named executive officers participate in the Retirement Plan, a defined benefit tax-qualified pension plan, which was effective January 1, 1972 and frozen as of December 31, 1996. The Retirement Share Plan, introduced in January 1997 and discontinued after March 31, 2004, was an element offered under the PSIP, which is the Company’s 401(k) plan. As of March 31, 2009, only Messrs. Hammergren and Julian maintained a balance under the Retirement Share Plan such that it would serve as an offset to the calculation of their EBRP benefits.

Calculation of the Average Final Compensation

The EBRP provides that the benefit percentage described below will be applied to the average final compensation. “Average final compensation” is defined as the average annual compensation during the five consecutive years of full-time employment in the participant’s final fifteen years before separation from service that produces the highest average — more simply, the highest consecutive five in the final fifteen years. Compensation recognized in the benefit formula includes annual base salary and payments under the MIP, without taking into consideration a participant’s voluntarily deferred compensation under a Company-sponsored deferred compensation plan. For Mr. Hammergren, pursuant to his employment agreement, 150% of MIP payments are included in the calculation of average final compensation. The calculation of the average final compensation is ratably reduced if the participant has fulfilled the vesting requirement, but has less than five years of full-time continuous employment. Payments under the LTIP and the value received from equity compensation are among the forms of compensation not recognized in the benefit formula.

Percentage of Average Final Compensation

The gross EBRP benefit is expressed as a percentage of the participant’s average final compensation. The percentage is equal to an initial base percentage benefit of 20%, which is increased by 1.77% for each completed year of service (0.148% for each completed month of service, if the executive completes less than a full year of service in the year in which he or she separates from service). The maximum percentage benefit generally is 60% of average final compensation; however, the Compensation Committee has the authority to approve, or a participant’s written employment agreement may provide, a different benefit formula including a percentage higher than 60% for an individual participant.

Mr. Hammergren’s employment agreement provides that he is entitled to a benefit percentage of at least 60% of his average final compensation, and that percentage is increased by 1.5% for each completed year of service after April 1, 2004 to a maximum benefit of 75% of his average final compensation.

Service Credit

For purposes other than vesting, the EBRP measures service from the commencement date of an executive’s employment, that is, service prior to being named a participant counts in the final calculation, until the date that the participant separates from service. Separation from service generally has the same meaning as provided in Code Section 409A, which is further described below under “Executive Employment Agreements.” The EBRP provides that service credit will be given for certain rehire situations, leaves of absence and periods in which a participant is receiving severance pay. Moreover, when determining the service credit to be applied, the Company may consider the duration of the participant’s break-in-service, as applicable.

Basic Retirement Benefits

For purposes of calculating the Basic Retirement Benefits to be conveyed under the Company’s EBRP, the offset for the hypothetical annuity benefit payable under the Retirement Share Plan is calculated by first determining the value of each share credited to the participant’s account as of the date it was credited, and then applying an annual rate of 12% to that value from the date the share was credited to the account to the date the participant’s EBRP benefit is scheduled to begin. The aggregate value of all of the shares credited to the participant’s Retirement Share Plan is then converted to a straight life annuity. The resulting annuity is converted to a lump-sum amount using the interest rate prescribed by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump-sum distribution for the month in which the participant retires, and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) (the “Present Value Calculation”).

Distribution of Benefits

The EBRP benefit is an amount based on a straight life annuity of monthly payments over the participant’s lifetime converted to a lump-sum actuarial equivalent using the above described Present Value Calculation. Lump-sum payments are made in the seventh month following the month in which a participant separates from service.

For Voluntary Separation from Service Prior to Age 62 but After Attaining Age 55 with a Minimum of 15 Years of Service:

The following is a brief summary of the benefits that would be conveyed to a participant in the Company’s EBRP, assuming that the participant is not eligible for Approved Retirement, but separates from service voluntarily after attaining 55 years of age with 15 or more years of credited service. A participant who is terminated for Cause will not receive any EBRP benefits.

The EBRP provides that a participant will be eligible to receive an “Early Retirement,” benefit prior to reaching age 62, if the participant voluntarily separates from service:

•	after age 55 and completion of at least 15 years of service; or

•	at any other time, with approval of the Compensation Committee, or as provided in the participant’s employment agreement.

A participant who is eligible for Early Retirement will receive the same EBRP benefits as if he or she had retired after attaining age 62 (as described above), with the following adjustments:

•	the percentage of average final compensation, used in the benefit formula, is reduced by 0.3% for each month that the actual separation from service date precedes the date the participant will reach age 62; and

•	the Basic Retirement Benefits will be calculated as of the participant’s age at the time he or she separates from service.

At March 31, 2009, none of the NEOs met the age and service levels to qualify for Approved Retirement or Early Retirement under either voluntary or involuntary termination. Recognition of additional service and age, either under individual employment agreements or the CIC Policy described below, does not make any NEO, except Mr. Hammergren, eligible for Approved Retirement. Mr. Hammergren will be provided with an Approved Retirement EBRP benefit in accordance with the provisions of, and calculated under, the EBRP and his employment agreement should his employment terminate for any reason other than for Cause.

Other Separations from Service Prior to Age 62:

Participants with five years of service (“Vested Participants”) who separate from service for reasons other than for Cause, but who separate prior to being eligible for Approved Retirement or Early Retirement benefits, are also entitled to a lump-sum benefit, but the benefit is calculated differently. The EBRP provides that a Vested Participant who separates from service will receive the same EBRP benefits as if he or she had terminated due to an Approved Retirement prior to attaining age 62; however, the percentage of average final compensation used in the benefit formula is multiplied by a pro-rata percentage, as described below, and calculated as the present value of a benefit payable at age 65.

The pro-rata percentage is the higher of the following two percentages (but not greater than 100%):

•	the percentage determined by dividing the number of the participant’s whole months of employment with the Company by the number of whole months from the date that the participant was first hired by the Company to the date that the participant will reach age 65 and multiplying by 100; or

•	the percentage determined by multiplying 4.44% by the number of the participant’s whole and partial years of completed employment with the Company.

The present value of the benefit is calculated on the basis of the 30-year U.S. Treasury yield (GATT) used to determine the present value of a lump-sum distribution under a tax-qualified defined benefit retirement plan for the month in which the participant separates from service, and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) as prescribed by the U.S. Internal Revenue Service.

2009 Nonqualified Deferred Compensation Table

The Company sponsors two nonqualified deferred compensation plans. One plan, the Supplemental Profit-Sharing Investment Plan II (“SPSIP II”), is specifically for employees impacted by Code Section 401(a)(17), which limits participation of highly paid employees in tax qualified 401(k) plans. The second plan is the Deferred Compensation Administration Plan III (“DCAP III”), which is a voluntary nonqualified deferred compensation plan. Compensation eligible to be deferred into either the SPSIP II or DCAP III includes base annual salary and cash payments under the Management Incentive Plan (“MIP”) and Long-term Incentive Plan (“LTIP”). Until December 31, 2008, amounts deferred into the SPSIP II were credited with interest at the same rate as the Standish Mellon Stable Value Fund, which is an investment option generally available to all Company employees under our 401(k) plan, or the PSIP. As described in greater detail below, amounts deferred into the DCAP III for calendar years 2008 and 2009, and the SPSIP II for calendar year 2009, were credited with interest at 8.0% per annum, which is set annually by the Compensation Committee.

Displayed in the table below are amounts credited and released with regard to dividend equivalents. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders. For our employees, dividend equivalents on the RSUs are credited quarterly to an interest bearing cash account and, upon vesting of the RSUs, are paid in cash. Interest accrues on credited dividend equivalents at the same rate used for the Company’s DCAP III, which for calendar years 2008 and 2009 was set at 8.0% per annum.

The following table shows the contributions, earnings and account balances for the NEOs participating in a Company sponsored nonqualified deferred compensation program:

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings			Aggregate
	in Last	in Last	in Last	Aggregate		Balance
	Fiscal Year	Fiscal Year	Fiscal Year	Withdrawals/		at Last Fiscal
Name	($)(1)(2)	($)(3)	($)(4)	Distributions ($)		Year-End ($)

John H. Hammergren
SPSIP II	259,908	207,926	189,771	-0-		4,202,920
DCAP III	6,075,000	-0-	933,928	-0-		13,738,488
Dividend Equivalents	-0-	247,777	32,252	44,039	(5)	539,726
Jeffrey C. Campbell
SPSIP II	85,131	68,105	24,560	-0-		528,150
DCAP III	-0-	-0-	-0-	-0-		-0-
Dividend Equivalents	-0-	43,354	4,962	8,052	(5)	85,204
Paul C. Julian
SPSIP II	132,619	106,095	71,026	-0-		1,567,134
DCAP III	-0-	-0-	358,807	-0-		4,840,719
Dividend Equivalents	-0-	109,096	13,949	18,201	(5)	234,219
Marc E. Owen
SPSIP II	40,942	32,754	6,966	-0-		167,576
DCAP III	725,000	17,000	520,356	-0-		7,160,910
Dividend Equivalents	-0-	34,874	4,160	5,872	(5)	70,958
Laureen E. Seeger
SPSIP II	-0-	-0-	2,350	-0-		54,456
DCAP III	375,000	-0-	24,356	-0-		399,355
Dividend Equivalents	-0-	12,233	649	2,420	(5)	14,086
Pamela J. Pure
SPSIP II	54,842	43,874	24,147	-0-		528,391
DCAP III	571,000	22,840	257,785	83,552	(6)	3,527,460
Dividend Equivalents	-0-	43,068	4,593	9,601	(5)	79,862

(1)	Reflects the amounts deferred for each individual, which is reported as compensation to such NEO in the 2009 Summary Compensation Table above.

(2)	Represents amounts deferred by the NEOs into their SPSIP II and DCAP III accounts.

(3)	Represents Company contributions to the NEOs’ SPSIP II and DCAP III accounts, and amounts credited on undelivered dividend equivalents.

(4)	The SPSIP II is a successor plan to the Company’s Supplemental Profit-Sharing Investment Plan (“SPSIP,” and together with SPSIP II, the “SPSIP Plans”), which was frozen as of December 31, 2004. The DCAP III is a successor plan to the Company’s Deferred Compensation Administration Plan II (“DCAP II,” and together with DCAP III, the “DCAP Plans”), which was frozen as of December 31, 2004. Amounts shown include earnings on compensation previously deferred by NEOs into the SPSIP Plans and DCAP Plans.

(5)	Represents amounts distributed in cash to each NEO upon vesting of RSUs as dividend equivalents and interest thereon.

(6)	Represents amounts distributed to the participant in FY 2009 based upon her earlier voluntary election.

Narrative Disclosure to the 2009 Nonqualified Deferred Compensation Table

Supplemental Profit-Sharing Investment Plan II

The SPSIP II was adopted by the Board effective on January 1, 2005, and is the successor plan to the Supplemental Profit-Sharing Investment Plan, which was frozen effective December 31, 2004. The SPSIP II has participation and distribution provisions intended to comply with Code Section 409A.

Employees, including our NEOs, may voluntarily elect to participate in the SPSIP II. Part of the election process includes the employee electing a deferral percentage of 1.0% to 5.0% of pay, in whole percentages, that will apply to covered compensation earned in excess of the Code Section 401(a)(17) limit (currently, set at $245,000). An election to participate in SPSIP II is valid until the participant informs the plan administrator that he or she wishes participation to cease, and such an election is effective at the beginning of the next calendar year. Certain of our NEOs have elected to participate in the plan at the 5.0% level. At an employee participation level of 5.0%, the Company contributes an additional 4.0% of the participant’s pay as a matching contribution, consistent with the terms of the PSIP (the “Company Match”). Participants are always 100% vested in both the Company Match and their own contributions to the SPSIP II.

Participants in the Company’s SPSIP Plans can elect when distributions of their deferred amounts are to start; that is, either at separation from service or a specific number of years following separation from service. Participants may also elect the number of annual distributions within a range of one to ten. A separate distribution election can be made for a separation from service due to death. Distributions under both SPSIP and SPSIP II are subject to ordinary income taxes.

Through December 31, 2008, accounts in the legacy SPSIP and the SPSIP II were credited with earnings at a rate equal to the amount earned during the same period by the Standish Mellon Stable Value Fund investment option in the Company’s PSIP. Because earnings on SPSIP and SPSIP II accounts were based on a publicly available mutual fund, credited earnings are not considered above-market earnings by the U.S. Internal Revenue Service, and thus are not subject to federal Social Security and Medicare taxes in the year credited. Effective January 1, 2009, accounts in the SPSIP II were changed to mirror the DCAP III, with accounts credited with earnings at a rate set by the Compensation Committee. The crediting rate for calendar year 2009 is 8.0% per annum. Since the crediting rate is discretionary, a portion of the earnings accumulated each year on the SPSIP II may be subject to federal Social Security and Medicare taxes in the year credited. SPSIP accounts continue to be credited with earnings at a rate equal to the amount earned during the same period by the Standish Mellon Stable Value Fund.

Unlike tax qualified retirement accounts, the SPSIP Plans are not directly supported by Company assets. Rather, amounts paid under these plans are paid from the Company’s general corporate funds, and each participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligation.

Deferred Compensation Administration Plan III

The DCAP III was adopted by the Board effective on January 1, 2005, and is the successor plan to the Deferred Compensation Administration Plan II, which was frozen effective December 31, 2004. The DCAP III has participation and distribution provisions intended to comply with Code Section 409A. Participants’ accounts in the legacy DCAP II continue to be credited with earnings on the same basis as accounts in the DCAP III.

Like the SPSIP II, eligible employees may voluntarily elect to participate in the DCAP III. Participation is open to all employees eligible for participation in the MIP with a bonus target of at least 15%, and other highly compensated employees. For calendar year 2008, approximately 3,500 employees were eligible to participate in DCAP III, including all our NEOs.

Participants may elect to defer into the DCAP III up to 75% of their annual base salary, up to 90% of their annual MIP payment, and for those who also participate in the cash LTIP, up to 90% of any LTIP payment. An election to participate is valid for only one calendar year. The Compensation Committee annually sets the crediting rate for amounts deferred, and for calendar years 2008 and 2009, the crediting rate was set at 8.0% per annum. Since the crediting rate is discretionary, a portion of the earnings accumulated each year may be subject to federal Social Security and Medicare taxes in the year credited.

Employees who elect to participate in the DCAP III must also make a distribution election at the same time they select their level of participation. Separate elections as to timing and form of distribution can be made for separations from service due to retirement, disability or death. The participant can also elect the time distributions start — in a particular year or a specific number of years following the separation from service. The participant may also elect to receive distribution of deferred amounts in one to ten annual payments. However, if the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump-sum at a time such payment would comply with Code Section 409A. Distributions under both DCAP Plans are subject to ordinary income taxes.

Earnings that are deferred into DCAP III are not considered “covered compensation” for PSIP or SPSIP II purposes, as it is defined by these plans. As such, no PSIP or SPSIP II employee deductions are taken from compensation deferred into DCAP III. To keep the DCAP III participant whole with respect to the Company Match, an amount is credited to his or her DCAP III account equal to the additional Company Match that would have been credited to PSIP and/or SPSIP II had he or she not participated in DCAP III.

Similar to the SPSIP Plans, the DCAP Plans are not directly supported by Company assets. Amounts paid under these plans are paid from the Company’s general corporate funds, and each participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligation.

Executive Employment Agreements

The Company entered into employment agreements with each of Messrs. Hammergren and Julian and Ms. Pure that provide for, among other things, the term of employment, compensation and benefits payable during the term of the agreement as well as for specified payments in case of termination of employment. In each case, the agreement provides that the executive will participate in all compensation and fringe benefit programs made available to all executive officers. Effective November 1, 2008, the Compensation Committee approved amendments to each of the employment agreements primarily to ensure that post-employment payments and benefits under the agreements comply with Code Section 409A. The descriptions that follow are qualified in their entirety by the agreements themselves, which have been included as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, as filed with the SEC on October 29, 2008.

Mr. John H. Hammergren

The Company entered into an amended and restated Employment Agreement (the “Hammergren Agreement”) with John H. Hammergren, initially effective June 21, 1999, and as amended on April 1, 2004, November 1, 2006 and November 1, 2008. The Hammergren Agreement renews automatically so that the then remaining term is always three years. The Hammergren Agreement provides for an annual base salary of at least $1,580,000 effective November 1, 2008 and such additional incentive compensation, if any, as may be determined by the Board or any duly authorized committee thereof. Any incentive compensation awarded to Mr. Hammergren under the Company’s MIP is calculated using an individual target award of not less than 150% of his base salary, as may be from time to time approved by the Board or any duly authorized committee thereof. Mr. Hammergren is entitled to receive all other benefits generally available to other members of the Company’s management, and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Hammergren without “Cause,” or he terminates for “Good Reason” (both as defined in the Hammergren Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”), and he remains in compliance with his post-employment nondisclosure and nonsolicitation restrictions, he will be entitled to receive: (A) payment of his final monthly base salary for, and MIP awards whose performance periods end during, the remainder of the term of the Hammergren Agreement (the “Severance Period”), with the MIP individual modifier equal to the average MIP individual modifier over the prior three years; (B) lifetime medical benefits and financial counseling program, as well as lifetime office space and secretarial support; (C) continued accrual and vesting of his rights and benefits under the Executive Survivor Benefits Plan (“ESBP”) and the EBRP for the Severance Period, calculated: (i) as though he was eligible for Approved Retirement benefits, commencing on the expiration of the Hammergren Agreement; and (ii) for the EBRP benefit only, on the basis of his receiving a benefit equal to 60% of his “Average Final Compensation,” as specified in the Hammergren Agreement, increased by 1.5% for each year of completed service from April 1, 2004, through the end of the Severance Period (subject to a maximum of 75%), without any reduction for early retirement; (D) accelerated vesting of stock options and restricted stock, subject to certain forfeiture and repayment provisions; (E) continued participation in pro-rata awards under the Company’s LTIP for the remainder of the Severance Period; and (F) for purposes of DCAP III and the 1994 Stock Option and Restricted Stock Plan (or any similar plan or arrangement), his termination will be deemed to have occurred as if he qualified as a retiree. Payments that are required to be delayed for “specified employees” under Code Section 409A will be delayed following his separation from service. Any payments delayed as a result of such compliance will accrue interest at the rate applicable to interest crediting for DCAP III accounts in effect on the date of separation (the “DCAP Rate”).

If Mr. Hammergren’s employment is terminated within six months preceding, or within two years following, a “Change-in-Control” (as defined in his employment agreement and described below under “Definition of Change-in-Control”), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsection (C) of the preceding paragraph, and he will continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment will be equal to the greater of: (1) the sum of the above referenced salary and MIP payments, and (2) 2.99 multiplied by his “base amount” (as determined pursuant to Code Section 280G). Mr. Hammergren’s EBRP payment will be calculated as provided in clause (C) above; however, the EBRP benefit is subject to a minimum threshold of the amount that he would have received for an Approved Retirement EBRP benefit under the plan in existence on April 1, 2004 and as provided in his prior employment agreement (the “Minimum Lump-Sum Payment”). The Change-in-Control severance payment, payment of his benefit under the EBRP and his tax gross-up payment may be delayed following his separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If the benefits received by Mr. Hammergren under his agreement are subject to the excise tax provision set forth in Section 4999 of the Code, the Company will provide him with a full gross-up payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code and all income and other taxes imposed on the gross-up payment (the “Full Gross-Up Payment”).

If Mr. Hammergren voluntarily terminates employment for other than “Good Reason” after the close of the fiscal year in which he has attained at least age 55 and has completed 15 years of continuous service in one or more of the following positions: Executive Chairman of the Board, Chief Executive Officer and/or co-Chief Executive Officer, upon retirement he will be entitled to: (i) receive the benefits set forth in clauses (B) and (F) above; (ii) an Approved Retirement under the EBRP, commencing on the expiration of the Hammergren Agreement, calculated on the basis of his receiving a benefit equal to 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, through the end of his resignation (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP; and (iii) receive continued vesting of his equity compensation, have the full term to exercise his outstanding stock option awards, have continued participation in the LTIP and MIP, with the individual modifier equal to the average individual modifier over the prior three years, and receive the cash equivalent of performance-based restricted stock units granted under the Company’s 2005 Stock Plan (or successor plans) for the performance periods that begin prior to, but end after, his retirement. Receipt of these added benefits is conditioned on Mr. Hammergren providing advance notice of his intent to retire and the Board either electing or approving by resolution his successor as Chief

Executive Officer or approving a plan of succession. Mr. Hammergren will forfeit the aforementioned benefits if he breaches his obligations to the Company after his retirement, as set forth in Section 6 of the Hammergren Agreement, which includes a confidentiality and non-solicitation obligation.

If Mr. Hammergren voluntarily terminates his employment with the Company other than for Good Reason (other than under the circumstances described above), he will be entitled to receive the benefits set forth in clauses (B) and (F) above, and the EBRP benefit described in the previous paragraph.

If Mr. Hammergren is prevented from carrying out his duties and responsibilities due to disability, he would continue to receive his then-current salary for the period of his disability or, if less, a period of twelve months. At the end of that period, Mr. Hammergren would be eligible to receive his benefits under the EBRP, calculated on the basis of his receiving an Approved Retirement, at the rate of 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, through the time of his disability (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP.

If Mr. Hammergren’s employment is terminated for Cause, the Company’s obligations under the Hammergren Agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

If Mr. Hammergren dies during the term of his agreement, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months. The Company also will pay to his spouse or designee his benefits under the EBRP, calculated on the basis of his receiving an Approved Retirement, at the rate of 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, until his death (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP.

The Hammergren Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Hammergren may not solicit or hire employees or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Hammergren Agreement.

Mr. Paul C. Julian

The Company entered into an Amended and Restated Employment Agreement with Paul C. Julian, effective as of November 1, 2008 (the “Julian Agreement”), superseding his previous November 1, 2006 and April 1, 2004 agreements. The Julian Agreement provides that the Company will continue to employ Mr. Julian as Executive Vice President and Group President, or in such other executive capacities as may be specified by our CEO, until October 31, 2011, with the term automatically extending for one additional year commencing on November 1, 2011, and on each November 1 thereafter. The Julian Agreement provides for an annual base salary of at least $986,000 effective November 1, 2008 and such additional incentive compensation, if any, as may be determined by the Compensation Committee. Any incentive compensation awarded to Mr. Julian under the MIP shall be calculated using an individual target award of 110% of his base salary. Mr. Julian also shall receive all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Julian without “Cause,” or he terminates for “Good Reason” (both as defined in the Julian Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”), the Company shall: (A) continue his then monthly base salary, reduced by any compensation he receives from a subsequent employer, for the remainder of the term; (B) consider him for a prorated bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue his medical benefits or provide comparable coverage until the expiration of the term; and (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of his agreement for purposes of the ESBP and the Company’s equity compensation plans; and (E) calculate his EBRP benefit as if he continued employment until the end of the term. Any of these payments or benefits that are required to be delayed for “specified employees”

under Code Section 409A will be delayed following his separation from service. Certain payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian’s employment is terminated within six months preceding, or within two years following, a Change-in-Control (as defined in his agreement and described below under “Definition of Change-in-Control”), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsections (A) and (B) above, and he would continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment would be equal to 2.99 multiplied by his “Earnings,” as described below in the “Change-in-Control Policy” narrative.

If the benefits received by Mr. Julian under his agreement are subject to the excise tax provision set forth in Section 4999 of the Code, the Company will provide him with a Full Gross-Up Payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code. The Change-in-Control severance payment, payment of his benefit under the EBRP and his tax gross-up payment may be delayed following his separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian is prevented from carrying out his duties and responsibilities due to disability, he would continue to receive his then-current salary for the period of his disability or, if less, twelve months. If Mr. Julian’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months.

If Mr. Julian’s employment is terminated for Cause, the Company’s obligations under his agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

The Julian Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Julian may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the three years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Julian Agreement.

Ms. Pamela J. Pure

The Company maintained an amended and restated Employment Agreement with Pamela J. Pure, which was effective as of November 1, 2008 (the “Pure Agreement”), and which superseded her previous April 1, 2004 and November 1, 2006 agreements. The Pure Agreement was substantially similar to the Julian Agreement described above, except for certain specific terms, such as Ms. Pure’s title (Executive Vice President and President, McKesson Technology Solutions), annual base salary (a minimum of $766,000) and target MIP award (90% of base salary). In addition, Ms. Pure was entitled to a monthly mortgage allowance, which ceased upon her March 30, 2009 departure from the Company.

Under the terms of her agreement, Ms. Pure was entitled to the following items upon her separation from the Company: (A) continuation of her then monthly base salary, reduced by any compensation she receives from a subsequent employer, for the remainder of the term; (B) consideration for a prorated bonus under the Company’s MIP for the fiscal year; (C) continuation of her medical benefits or comparable coverage until the expiration of the term; (D) continuation of the accrual and vesting of her rights, benefits and existing awards for the remainder of the term of the Pure Agreement for purposes of the ESBP and the Company’s equity compensation plans; and (E) calculation of her EBRP benefit as if she continued employment until the end of the term. Any of these payments or benefits that are required to be delayed for “specified employees” under Code Section 409A will be delayed following her separation from service. Certain payments delayed as a result of such compliance are to accrue interest at the DCAP Rate.

The Pure Agreement also provided that, for a period of at least two years following her separation from Company, Ms. Pure may not perform services for a competitor similar to those she provided for the Company, solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the three years prior to her separation. She is also obligated to not disclose or use the Company’s “Trade Secret” and

“Confidential Information,” each as defined in the Pure Agreement. Ms. Pure remains subject to these obligations pursuant to the terms of her agreement.

Executive Severance Policy

The Severance Policy for Executive Employees, as amended and restated on December 29, 2008 (the “Executive Severance Policy”), applies in the event an executive officer is terminated by the Company for reasons other than for “Cause,” as generally described below in “Definition of Cause,” and the termination is not covered by the Company’s CIC Policy. The benefit payable to executive officers under the Executive Severance Policy is equal to 12 months base salary, plus one month’s pay per year of service, up to a maximum of 24 months. Such benefits would be reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period. Executive officers who are age 55 or older and have 15 or more years of service with the Company at the time of such involuntary termination are granted “Approved Retirement” for purposes of the EBRP and the ESBP. In addition, vesting of stock options and lapse of restrictions on restricted stock awards will cease as of the date of termination, and no severance benefits will be paid to an executive who is beyond age 62. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Executive Severance Policy. Continuation of his or her then-applicable base salary benefits under the Executive Severance Policy may be delayed following his or her separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate. Pursuant to the Executive Severance Policy, the Company will seek stockholder approval for any future severance agreements with senior executive officers that provide specified benefits in an amount exceeding 2.99 times the sum of the executive’s base salary and target bonus.

Change-in-Control Policy

The Board adopted a Change-in-Control Policy for Selected Executive Employees, effective January 1, 2009 (the “CIC Policy”). The CIC Policy provides severance payments to certain employees of the Company (including executive officers) whom the Board determines to be eligible in its discretion, upon separation from service, without “Cause” (as defined in the policy) or for “Good Reason” (as defined in the policy), as the result of a “Change-in-Control” (as defined in the policy and described below in “Definition of Change-in-Control”) of the Company. The CIC Policy replaces any individual agreements between the Company and its officers with respect to change-in-control benefits (except with respect to Mr. Hammergren, and Mr. Julian (and Ms. Pure), each of whom has (or had) a written employment agreement with the Company as described above) and expands eligibility for benefits to a larger employee group. Participants in the CIC Policy are designated by the Compensation Committee to participate in one of three tiers. Tier one participants are entitled to a cash benefit equal to 2.99 times the participant’s “Earnings,” defined by the policy as: (i) annual base salary; and (ii) the greater of (A) the participant’s target bonus under the Company’s MIP or (B) the average of the participant’s MIP award for the latest three years for which the participant was eligible to receive an award (or such lesser period of time during which the participant was eligible to receive an award). CIC Policy participants are eligible for a Full Gross-Up Payment if the change-in-control benefits paid under the policy are subject to an excise tax under Code Section 4999. In addition, if a tier one participant is covered by the EBRP, his or her straight life annuity benefits under that plan will be calculated by adding three additional years of age and three additional years of service to the participant’s actual age and service. Tier one participants are eligible for three years of continued coverage under the applicable health and life insurance plans. The CIC Policy severance payments may be delayed following a participant’s separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

Definition of a “Change-in-Control”

For purposes of the Company’s executive employment agreements and CIC Policy, a “Change-in-Control” is generally defined as the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Code Section 409A.

For purposes of Mr. Hammergren’s Agreement, a “Change-in-Control” of the Company is deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur: (A) during any period of not more than twelve consecutive months, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) excluding the Company or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of not more than twelve consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, under the terms of Mr. Hammergren’s Agreement, no Change-in-Control is deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee, the holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

Definition of “Good Reason”

Each of Messrs. Hammergren and Julian and Ms. Pure have (or had) Good Reason to resign if any of the following actions are taken without their express written consent: (A) any material change by the Company in the executive officer’s functions, duties or responsibilities, if that change would cause their position with the Company to become of less dignity, responsibility, or importance; (B) any reduction in the executive officer’s base salary, other than one in conjunction with an across-the-board reduction for all executive employees of the Company; (C) any material failure by the Company to comply with any of the provisions of the executive’s employment agreement; (D) relocation to an office more than 25 miles from the office at which the executive officer was based as of the effective date of the executive’s employment agreement; or (E) in the event of a Change-in-Control, any change in the level of the officer within the Company to whom the executive officer reports as such level existed immediately prior to the Change-in-Control.

Under the Hammergren Agreement, the following additional actions constitute Good Reason: (i) termination of his obligation and right to report directly to the Board, but not if he ceases to serve as Chairman, unless such action is taken in conjunction with a Change-in-Control; (ii) if the Board removes him as Chairman at or after a Change-in-Control (or prior to a Change-in-Control if at the request of any third party participating in or causing the Change-in-Control), unless such removal is required by then applicable law; (iii) a change in the majority of the members of the Board as it was construed immediately prior to the Change-in-Control; (iv) failure by the Company to obtain the express assumption of his agreement by any successor or assign of the Company; or (v) cancellation of the automatic renewal provision in his agreement. Any incapacity he may develop due to physical or mental illness will not affect his ability to resign for Good Reason.

Definition of “Cause”

“Cause” is expressly defined in each of the executive employment agreements, as described below, and also in the Company’s benefit plans and programs. Generally, under the Company’s plans and programs, “Cause” means the willful misconduct, and in some cases the negligent misconduct, on the part of the executive, which is injurious to the Company. The specific consequences of such behavior are reflected in the agreement or plan documents.

Under the terms of his agreement, the Company will have Cause to terminate Mr. Hammergren if he: (i) willfully engages in misconduct that is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole; (ii) engages in willful and material dishonesty involving the Company’s assets, or those of any of its affiliated companies; or (iii) materially fails to comply with any of the provisions of his agreement. The Company must provide him with formal written notice, give him a fifteen day opportunity to cure his conduct, and have his termination confirmed by arbitration before it takes effect.

Similarly, Mr. Julian and Ms. Pure may also be (or have been) terminated for Cause. Under their respective agreements, “Cause” means: (i) the executive officer’s willful misconduct, habitual neglect or dishonesty with respect to matters involving the Company or its subsidiaries which is materially and demonstrably injurious to the Company; or (ii) a material breach by the executive officer of one or more terms of his or her agreement. The Company must provide each of them with formal written notice, give him or her a fifteen day opportunity to cure the conduct giving rise to the termination, and have the termination confirmed by arbitration before it takes effect.

Potential Payments upon Termination or Change-in-Control

The narrative and tables that follow describe potential payments and benefits to our NEOs or their respective beneficiaries under existing employment agreements, plans or arrangements, whether written or unwritten, for various scenarios including change-in-control and/or termination of employment. Other than as noted below, the amounts shown generally assume a separation date of March 31, 2009 and a closing price of the Company’s common stock of $35.04 per share, and thus reflect either amounts earned through such time or are estimates of amounts that would be paid out to the NEOs upon their separation from the Company. Unless otherwise noted, all cash benefits are stated as the total present value of the obligation. In circumstances where the Company’s obligation is service-based (i.e., provision for future office and secretarial support), the present discounted value of the obligation is included in the following tables. However, these amounts are estimates only, as the actual obligation can be determined only at the time of the NEO’s separation from the Company. In addition, the amounts shown for Ms. Pure reflect only those amounts to which she is, or may become, entitled to by reason of her March 30, 2009 departure from the Company.

The following tabular presentation has been keyed to six general events upon which an NEO or his or her beneficiary would be entitled to a benefit: (i) death; (ii) disability; (iii) termination for Cause; (iv) voluntary termination; (v) involuntary termination; and (vi) involuntary termination, including termination for Good Reason, following a change-in-control. Due to the nature of benefits delivered, for both death and disability, the narrative and tabular disclosures encompass all benefits that may be conveyed to each NEO. Starting with involuntary termination, to avoid repetition, the narrative and tabular disclosure is stated as the incremental value that may be conveyed to each NEO.

The amounts displayed below in the column entitled “Executive Pension (EBRP)” are different from those presented in the column entitled “Present Value of Accumulated Benefits” in the 2009 Pension Benefits Table above. As required, the values presented below assume the NEO separated from service on March 31, 2009; whereas, the amounts shown above under the column labeled “Present Value of Accumulated Benefits” is the amount of a payment at a future date — the retirement date — discounted to the pension benefit measurement date, March 31, 2009. The payment amount stated above is determined using current service, actual plan compensation through FY 2009 (FY 2009 MIP cash bonus is estimated to be equal to target amount), and a lump-sum interest rate that is consistent with our presentation under the 2009 Pension Benefits Table above. The payment amount stated in the tables below use current service, actual plan compensation through FY 2009 (FY 2009 MIP cash bonus was estimated to be equal to 130% of the target amount), the NEO’s age on March 31, 2009 and the lump-sum conversion rate prescribed in the EBRP for a termination date of March 31, 2009.

As of March 31, 2009, under the terms of his employment agreement, Mr. Hammergren is entitled to an unreduced pension benefit under the EBRP for any termination other than for Cause. For purposes of the tables that follow, in accordance with the terms of the EBRP, Mr. Hammergren’s lump-sum pension benefit has been computed as of March 31, 2009 using a 3.50% interest rate as prescribed by the Pension Benefit Guaranty Corporation for the purpose of determining the present value of a lump-sum distribution. The prescribed interest rate of 3.59% (as of February 2009) was used to determine the lump-sum EBRP benefit for all other NEOs as of March 31, 2009, which is the interest rate applicable to those not yet retirement eligible, but with vested benefits under the EBRP. The determination of these benefits is more fully explained in the narrative following the 2009 Pension Benefits Table above. For Mr. Hammergren, the 2009 Pension Benefits Table above and the hypothetical termination tables below display present values of approximately $50 million and $89 million, respectively. Moving the interest rate assumptions from the 3.50% lump-sum interest rate and 3.50% discount rate used to calculate a current pension value for the termination tables below, to the 4.25% lump-sum interest rate and 7.63% discount rate used in the Company’s audited FY 2009 financial statements and displayed in the 2009 Pension Benefits Table above, decreased his hypothetical benefit value by approximately $16 million. Moreover, valuing his pension as a future benefit payable at age 55 and one month that is discounted to a present value, rather than an immediate benefit payable March 31, 2009 at age 50, and adjusting the MIP bonus assumption to 100% required by pension accounting and used in the 2009 Pension Benefits Table above from the 130% used in the tables below, further decreased his hypothetical benefit value by approximately $23 million. All of these values are estimates affected by subsequent events, such as changes in actuarial assumptions, changes to the applicable Pension Benefit Guaranty Corporation and the 30-year U.S. Treasury (GATT) interest rates, and changes in compensation used to calculate the NEO’s pension benefits.

All of the Company’s executive officers, including the NEOs, participate (or participated) in the Company’s Executive Survivor Benefits Plan (“ESBP”). The ESBP provides a supplemental cash death benefit, on a tax neutral basis, to the executive’s named beneficiary. Under the terms of the ESBP, each NEO’s beneficiary is entitled to a cash death benefit of 300% of the executive’s annual base salary, up to a maximum of $2,000,000, should he or she die while an active employee. Participants in the ESBP are also entitled to post-employment coverage if they are granted “Approved Retirement.” A participant is eligible for Approved Retirement, and is an “Approved Retiree” under the ESBP: (i) for any termination of employment with the Company after attainment of age 62; (ii) for any involuntary termination of employment after both attainment of age 55 and completion of 15 years of service; (iii) for any other termination of employment prior to (i) or (ii) above, but not earlier than the participant’s attainment of age 55 and completion of five years of service, with the approval of the Compensation Committee; or (iv) as provided in a written employment agreement, or as the Board decides in its discretion. However, the benefit to be conveyed to an Approved Retiree under the ESBP is reduced to 150% of the executive officer’s final base annual salary up to a maximum of $1,000,000. Under the terms of his employment agreement, Mr. Hammergren is entitled to Approved Retirement should he terminate for any reason other than Cause.

Throughout the tables that follow, a “-0-” is used to indicate no value is associated with the benefit and a “— ” is used to indicate that the NEO is not entitled to a benefit.

Benefits and Payments upon Death

In the event of death or disability, all employee participants receive acceleration of the vesting of outstanding equity awards under the Company’s stockholder approved equity plans, vesting of a pro-rata portion of their MIP award, and vesting of a pro-rata portion of the LTIP award for any performance period that is at least 50% completed, with payment made when all other payments for that performance period are made to other participants. Under such a scenario, the employee’s beneficiaries have three years to exercise outstanding stock options, or if earlier, until the expiration date.

The table below reflects the benefits payable in the event of death of our NEOs:

	Salary					Cash
	Continuation	Value of	Value of			Death	Executive
	to Spouse or	Option	Stock			Benefit	Pension
	Designee	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

John H. Hammergren	790,000	-0-	21,027,504	3,935,000	9,900,000	3,430,000	79,678,000
Jeffrey C. Campbell	—	-0-	3,681,337	1,237,000	2,250,000	3,430,000	4,549,000
Paul C. Julian	493,000	-0-	9,219,374	2,002,000	5,041,667	3,430,000	11,070,000
Marc E. Owen	—	-0-	2,970,796	930,000	1,466,667	3,241,350	3,938,000
Laureen E. Seeger	—	-0-	1,077,480	738,000	1,016,667	3,164,175	2,569,000
Pamela J. Pure(7)	—	—	—	—	—	—	—

(1)	Amounts for each applicable NEO represent six months of base salary as of March 31, 2009, payable in accordance with the terms of the NEO’s employment agreement.

(2)	Amounts represent the value of unvested stock option and RSU awards as of March 31, 2009 for which the vesting would have been accelerated. Under the terms of our 2005 Stock Plan, upon death, all employee participants receive acceleration of the vesting of outstanding equity awards under the Company’s stockholder approved equity plans. The value entered for stock option awards is the difference between the option exercise price and $35.04, the closing price of the Company’s common stock on March 31, 2009 as reported by the NYSE. In such circumstances, under the terms of the Company’s 2005 Stock Plan and applicable award agreement, beneficiaries have three years to exercise the stock option awards. For more information on the number of unvested equity awards held by NEOs, refer to the 2009 Outstanding Equity Awards Table above.

(3)	For presentation purposes only, the amounts shown represent actual MIP award payments for FY 2009, as reported in the 2009 Summary Compensation Table above. However, in the event of death, each NEO would be entitled to only a pro-rata portion of his or her annual MIP award reflecting an amount earned through the month of his or her death.

(4)	For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2007 — FY 2009, as reported in the 2009 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2008 — FY 2010 LTIP performance period. In the event of death, each NEO would be entitled to only a pro-rata portion of his or her LTIP award reflecting the amount earned through the month of his or her death for any performance period that is at least 50% complete.

(5)	Represents 300% of the NEO’s annual base salary and an estimated tax gross-up to reflect the tax neutral basis of the benefit to be conveyed.

(6)	The EBRP provides a death benefit for active participants that assumes the participant was granted Approved Retirement on the day before death and had elected to receive benefits in the actuarially reduced form of a joint and 100% survivor annuity. The amounts shown represent the present value of a lump-sum pension benefit payable to the surviving spouse or designee assuming the age of the surviving spouse or designee to be the same age as the NEO. Effective June 1, 2007, this plan was frozen with participation restricted to the then current roster of executive officers, including each of our NEOs.

(7)	No amounts are displayed in this table as a consequence of Ms. Pure’s March 30, 2009 departure from the Company.

Benefits and Payments upon Termination Due to Disability

The table below reflects benefits payable to our NEOs upon termination due to their permanent and total disability, which for purposes of this presentation is considered to be a “voluntary termination” under the Executive Severance Policy for Messrs. Campbell and Owen and the employment agreements for Messrs. Hammergren and Julian. The presentation further assumes that March 31, 2009 was the 12-month anniversary of the first day the NEO was unable to perform services for the Company.

								Cash
				Value of	Value of			Death	Executive
		Office and	Financial	Option	Stock			Benefit	Pension
	Medical	Secretary	Counseling	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(1)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

John H. Hammergren	581,584	1,744,017	163,707	-0-	21,027,504	3,935,000	9,900,000	1,715,000	88,848,000
Jeffrey C. Campbell	—	—	—	-0-	3,681,337	1,237,000	2,250,000	—	849,000
Paul C. Julian	—	—	—	-0-	9,219,374	2,002,000	5,041,667	—	4,683,000
Marc E. Owen	—	—	—	-0-	2,970,796	930,000	1,466,667	—	998,000
Laureen E. Seeger	—	—	—	-0-	1,077,480	738,000	1,016,667	—	—
Pamela J. Pure(7)	—	—	—	—	—	—	—	—	—

(1)	Pursuant to his employment agreement, Mr. Hammergren will be provided post-employment medical coverage, an office and secretary and financial counseling during his lifetime. To determine the present value of these benefits, the following assumptions were used:

•	Medical: a monthly full family remittable rate of $1,756, less employee contributions of $588, increased by a multiple for higher expected claims due to disability; a future value discount rate of 7.85%; a health care trend of 8.5%, grading down 0.5% per year to an ultimate trend rate of 5.0%; and the RP2000 Disabled Retiree Mortality Table projected with scale AA to 2009.

•	Office and Secretary, Financial Counseling: an annual cost of $140,943 and $13,230 for the office and secretary and financial counseling, respectively; a 5.0% trend rate for cost appreciation and a future value discount rate of 8.11%; a utilization rate of 100% to age 67, decreasing 5.0% per year to age 85 and then 1.0% per year to age 90; and the RP2000 Disabled Retiree Mortality Table projected with scale AA to 2009.

(2)	Amounts represent the value of unvested stock option and RSU awards as of March 31, 2009 for which the vesting was accelerated. The value entered for stock option awards is the difference between the option exercise price and $35.04, the closing price of the Company’s common stock on March 31, 2009 as reported by the NYSE. In such circumstances, under the terms of the Company’s 2005 Stock Plan and applicable award agreement, the executive (or his or her beneficiary) has three years to exercise the stock option awards. For more information on the amount of unvested securities held by NEOs, refer to the 2009 Outstanding Equity Awards Table above.

(3)	For presentation purposes only, the amounts shown represent actual MIP award payments for FY 2009, as reported in the 2009 Summary Compensation Table above. However, in the event of disability, each NEO would be entitled to only a pro-rata portion of his or her annual MIP award reflecting an amount earned through the month of his or her separation due to disability.

(4)	For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2007 — FY 2009, as reported in the 2009 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2008 — FY 2010 LTIP performance period. In the event of disability, each NEO would be entitled to only a pro-rata portion of his or her LTIP award reflecting the amount earned through the month of his or her separation due to disability for any performance period that is at least 50% complete.

(5)	As an Approved Retiree, Mr. Hammergren is eligible for a post-employment benefit under the ESBP of $1,000,000 on a tax neutral basis.

(6)	In accordance with his employment agreement, Mr. Hammergren is an Approved Retiree under the EBRP. Messrs. Campbell, Julian and Owen have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination.

(7)	No amounts are displayed in this table as a consequence of Ms. Pure’s March 30, 2009 departure from the Company.

Termination for Cause

If an NEO is terminated for Cause, as it is described above under “Definition of Cause” and as defined in the Company’s contracts, plans and policies, all obligations or commitments to the employee are void. Under such circumstances, all outstanding equity grants, including vested stock option awards, are cancelled. Any benefits under the MIP and LTIP are voided. Any benefits under the EBRP, a plan for executive officers only, are voided. However, payments required by employment law such as accrued but unpaid salary and paid time off will be made.

Benefits and Payments upon Voluntary Termination

If an NEO terminates voluntarily (or for Messrs. Hammergren and Julian, for other than for Good Reason), all unvested equity is cancelled and participation in MIP and any LTIP performance periods will be cancelled and/or prorated depending on the employee’s age plus service. Employees whose age plus service exceeds 65 (“65 points”) at time of termination, are entitled to a pro-rata MIP award and a pro-rata LTIP award for any performance period that is at least 50% completed at the time of termination. Furthermore, award agreements for the 2005 Stock Plan provide that an employee with 65 points will have three years to exercise vested stock option awards or the term of the option, whichever is sooner, rather then the typical 90 days. For our NEOs, only Mr. Julian had 65 points on March 31, 2009; however, pursuant to his employment agreement, Mr. Hammergren is deemed to have 65 points for the purposes of the 2005 Stock Plan and the DCAP Plans, but not the LTIP.

As in the case of termination due to disability, and as more fully described under the heading “Executive Employment Agreements” and the narrative accompanying the 2009 Pension Benefits Table, in the event of a voluntary termination Mr. Hammergren is entitled to Approved Retirement benefits under the EBRP. Specifically, he is entitled to a lump-sum payment based on the conversion of an immediate unreduced pension reflecting his age, years of service and compensation history. Approved Retiree status also extends the ESBP coverage into retirement at a level of 150% of final salary, up to a maximum of $1,000,000, on a tax neutral basis. Finally, under the terms of his employment agreement, for the remainder of his lifetime Mr. Hammergren is entitled to continued medical plan coverage, an office and secretary and financial counseling.

The table below reflects the benefits and payments due in the event of a voluntary termination by our NEOs effective as of March 31, 2009:

						Cash Death	Executive
		Office and	Financial			Benefit	Pension
	Medical	Secretary	Counseling	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

John H. Hammergren	259,449	2,637,447	226,327	—	—	1,715,000	92,401,920
Jeffrey C. Campbell	—	—	—	—	—	—	849,000
Paul C. Julian	—	—	—	2,002,000	5,041,667	—	4,683,000
Marc E. Owen	—	—	—	—	—	—	998,000
Laureen E. Seeger	—	—	—	—	—	—	—
Pamela J. Pure(6)	—	—	—	—	—	—	—

(1)	Pursuant to his employment agreement, Mr. Hammergren will be provided post-employment medical coverage, an office and secretary and financial counseling during his lifetime. To determine the present value of these benefits, the following assumptions were used:

•	Medical: a monthly full family remittable rate of $1,756, less employee contributions of $588; a future value discount rate of 7.85%; a health care trend of 8.5%, grading down 0.5% per year to an ultimate trend rate of 5.0%; and the RP2000 Healthy Annuitants Mortality Table projected with scale AA to 2016.

•	Office and Secretary, Financial Counseling: an annual cost of $140,943 and $13,230 for the office and secretary and financial counseling, respectively; a 5.0% trend rate for cost appreciation and a future value discount rate of 8.11%; a utilization rate of 100% to age 67, decreasing 5.0% per year to age 85 and then 1.0% per year to age 90; and the RP2000 Healthy Annuitants Mortality Table projected with scale AA to 2016.

(2)	Mr. Julian, by reason of his age plus service, had 65 points as of March 31, 2009 such that he would be considered a “Retiree” under the MIP program and thus entitled to a payout of this award. For presentation purposes only, the amount shown represents actual MIP award payments for FY 2009, as reported in the 2009 Summary Compensation Table above.

(3)	Mr. Julian, by reason of his age plus service, had 65 points as of March 31, 2009 such that he would be considered a “Retiree” under the LTIP program and thus entitled to a pro-rata payout of this award. For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2007 — FY 2009, as reported in the 2009 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2008 — FY 2010 LTIP performance period.

(4)	As an Approved Retiree, Mr. Hammergren is eligible for a post-employment benefit under the ESBP of $1,000,000 on a tax neutral basis.

(5)	In accordance with his employment agreement, Mr. Hammergren qualifies for Approved Retirement benefits under the EBRP, and as a result of Code Section 409A, the amount displayed for Mr. Hammergren includes interest accrued at the DCAP Rate for a period of six months. Messrs. Campbell, Julian and Owen have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination.

(6)	No amounts are displayed in this table as a consequence of Ms. Pure’s March 30, 2009 departure from the Company.

Incremental Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason

Under the terms of their respective employment agreements, which are described above under “Executive Employment Agreements,” Messrs. Hammergren and Julian are (or were, with respect to Ms. Pure) entitled to severance benefits upon termination without Cause, or if he or she terminates for Good Reason, each, as described above. Specifically, upon such termination, Mr. Hammergren’s agreement provides for accelerated vesting of all outstanding equity grants, and he continues to be considered an active employee for the purposes of the EBRP, the ESBP and outstanding LTIP performance periods for the “Severance Period” (as defined in his employment agreement). Mr. Julian’s and Ms. Pure’s agreements provide (or provided) for continued vesting of all outstanding equity grants for the remainder of the term of their agreements. Severance benefits for all other executive officers, including the other NEOs, are provided under the Company’s Executive Severance Policy and CIC Policy.

The Executive Severance Policy covers employees nominated by management and approved by the Compensation Committee. At this time, the Executive Severance Policy applies to the five executive officers without individual employment agreements. The CIC Policy covers employees nominated by management and approved by the Compensation Committee at its discretion. Provisions of the Executive Severance Policy and CIC Policy are described above in the section entitled “Executive Employment Agreements.”

The 2005 Stock Plan and applicable award agreements also provide that upon termination in conjunction with a change-in-control, the vesting date of all outstanding unvested equity awards will be accelerated. Moreover, the LTIP and applicable terms and conditions provide that upon termination in conjunction with a change-in-control, an immediate payment will be made reflecting outstanding target awards and performance, versus performance measures, through the last completed fiscal year.

In addition to those amounts displayed above under voluntary termination, the table below reflects the incremental compensation and benefits for each NEO had the individual been involuntarily terminated, not for Cause, and for Messrs. Hammergren and Julian and Ms. Pure, had they voluntarily terminated for Good Reason, on March 31, 2009:

									Cash
	Salary		Office		Value of	Value of			Death	Executive
	Continuation/		and	Financial	Option	Stock			Benefit	Pension
	Severance	Medical	Secretary	Counseling	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(2)	($)	($)	($)(3)	($)(3)	($)(4)	($)(5)	($)	($)(6)

John H. Hammergren	4,758,960	-0-	-0-	-0-	-0-	21,027,504	11,045,000	10,800,000	-0-	9,181,120
Jeffrey C. Campbell	1,140,076	—	—	—	—	—	—	—	—	-0-
Paul C. Julian	2,558,999	32,474	—	—	-0-	9,219,374	-0-	-0-	—	1,778,000
Marc E. Owen	1,005,060	—	—	—	—	—	—	—	—	-0-
Laureen E. Seeger	1,083,630	—	—	—	—	—	—	—	—	—
Pamela J. Pure(7)	1,987,870	32,474	—	—	-0-	3,771,650	652,931	1,650,000	5,619	1,928,000

(1)	Represents: (i) for Messrs. Hammergren and Julian and Ms. Pure, salary continuation pursuant to their respective employment agreements; (ii) for Messrs. Campbell and Owen and Ms. Seeger, amounts payable as severance under the Executive Severance Policy; and (iii) for all NEOs, as a result of Code Section 409A, the amounts displayed include interest accrued at the DCAP Rate for a period of six months.

(2)	For Mr. Julian and Ms. Pure, pursuant to their respective employment agreements, amounts shown represent the monthly remittable rate for post-employment medical coverage for thirty months, which aligns to the remaining terms of their respective employment agreements.

(3)	Pursuant to Mr. Hammergren’s employment agreement, amounts shown represent the value of unvested stock option and RSU awards as of March 31, 2009 for which the vesting date would be accelerated. Under the terms of the Company’s 2005 Stock Plan and applicable award agreement, Mr. Hammergren would have three years to exercise his vested stock option awards. Pursuant to Mr. Julian’s and Ms. Pure’s employment agreements, they are entitled to continued vesting of their stock option and RSU awards during the remaining term of their respective employment agreement, and amounts shown represent those grants that will vest during this period. The value entered for stock option awards is the difference between the option exercise price and $35.04, the closing price of the Company’s common stock on March 31, 2009 as reported by the NYSE. For more information on the amount of unvested securities held by NEOs, refer to the 2009 Outstanding Equity Awards Table above.

(4)	For Mr. Hammergren, per his employment agreement, the amount shown represents the FY 2009 MIP as paid plus three years of his FY 2009 MIP paid at target. For Mr. Julian and Ms. Pure, in accordance with their employment agreements, the amounts shown represent the FY 2009 MIP as paid.

(5)	Under his employment agreement, Mr. Hammergren is eligible for continued participation in the LTIP. For presentation purposes only, the amount shown for Mr. Hammergren represents the actual LTIP award payout for FY 2007 — FY 2009, as reported in the 2009 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2008 — FY 2010 LTIP performance period and (33.3%) of the target award for the FY 2009 — FY 2011 LTIP performance period. The amount shown for Ms. Pure represents her FY 2007 — FY 2009 LTIP payout as reported in the 2009 Summary Compensation Table above.

(6)	In accordance with his employment agreement, Mr. Hammergren qualifies for Approved Retirement benefits under the EBRP, and as a result of Code Section 409A, the amount displayed for Mr. Hammergren includes interest accrued at the DCAP Rate for a period of six months. Messrs. Campbell, Julian and Owen and Ms. Pure have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination. For Messrs. Hammergren and Julian and Ms. Pure, amounts are included for their additional service for the remaining terms of their respective employment agreements.

(7)	In accordance with the terms of her employment agreement, Ms. Pure is entitled to a number of severance-related benefits as a result of her March 30, 2009 departure from the Company. A closing price of the Company’s common stock on March 30, 2009 of $36.12 per share was utilized for purposes of valuing equity awards. In calculating the current value of Ms. Pure’s ESBP benefit, for the purposes of this table, a discount rate of 7.82% and RP2000 Mortality Table projected to 2024 was utilized.

Incremental Benefits and Payments upon Involuntary Termination in Conjunction with a Change-in-Control

In addition to those amounts displayed above under voluntary and involuntary termination, the table below reflects the incremental compensation and benefits had the Company’s NEOs been involuntarily terminated in conjunction with a Change-in-Control, as described above:

										Cash
						Value of	Value of			Death	Executive
				Office and	Financial	Option	Stock			Benefit	Pension
	Gross-up	Severance	Medical	Secretary	Counseling	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(1)	($)(2)	($)	($)	($)(3)	($)(3)	($)(1)(4)	($)(5)	($)	($)(6)

John H. Hammergren	41,588,413	82,192,791	-0-	-0-	-0-	-0-	-0-	(7,110,000)	2,700,000	-0-	(3,014,960)
Jeffrey C. Campbell	—	5,168,266	37,712	—	—	-0-	3,681,337	1,237,000	3,150,000	—	1,002,000
Paul C. Julian	—	6,538,654	5,238	—	—	-0-	-0-	-0-	1,833,333	—	10,527,400
Marc E. Owen	3,258,760	3,794,090	37,712	—	—	-0-	2,970,796	930,000	2,000,000	—	909,000
Laureen E. Seeger	2,148,365	2,423,999	37,712	—	—	-0-	1,077,480	738,000	1,550,000	—	1,501,000
Pamela J. Pure(7)	—	—	—	—	—	—	—	—	—	—	—

(1)	Pursuant to his employment agreement, Mr. Hammergren is entitled to a severance benefit in lieu of salary and MIP continuation, and the amount shown represents the added incremental amount that he would receive in salary continuation. For the other NEOs, amounts shown represent 2.99 times base salary and the greater of their target MIP, and the average actual MIP payments over the last three fiscal years pursuant to the CIC Policy and/or their respective employment agreements. For purposes of this display, these amounts assume the NEO would be designated as a “Tier 1” participant in the Company’s CIC Policy. These amounts are incremental to the amounts received under the Executive Severance Policy, or pursuant to employment agreements in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason. Amounts to be distributed as severance are subject to a gross-up for tax purposes. As a result of Code Section 409A, the amounts displayed include interest accrued at the DCAP Rate for a period of six months.

(2)	Amounts shown for Messrs. Campbell and Owen and Ms. Seeger represent the monthly remittable rate for post-employment medical coverage under the Company’s medical plan for three years pursuant to that plan, and for Mr. Julian, incremental amount in addition to those reflected above in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason.

(3)	Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger are entitled to accelerated vesting of outstanding stock option, restricted stock and RSU awards pursuant to the 2005 Stock Plan and their applicable award agreements. The value entered for stock option awards is the difference between the option exercise price and $35.04, the closing price of the Company’s common stock on March 31, 2009 as reported by the NYSE.

(4)	For Mr. Hammergren, the amount shown represents a reduction from the amount that would be payable in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason, because the amount shown in this table under “Severance,” as described in footnote (1), is in lieu of a MIP payment as well as salary. Messrs. Campbell and Owen and Ms. Seeger are eligible for MIP payments at target. For presentation purposes only, the amounts shown for Messrs. Campbell and Owen and Ms. Seeger represent actual MIP award payments for FY 2009, as reported in the 2009 Summary Compensation Table above.

(5)	In the event of a change-in-control the LTIP provides for an immediate payment reflecting outstanding target awards and performance, versus performance measures, through the last completed fiscal year. For Mr. Hammergren, this represents the increase over his pro-rata LTIP payment shown in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason, and for the other NEOs, amounts represent the LTIP payment at target.

(6)	Under the EBRP, in the event of a change-in-control, the NEOs are credited with an additional three years of service and the amounts are to be disbursed immediately in a lump-sum payment. As a result of Code Section 409A, the amounts displayed include interest accrued at the DCAP Rate for a period of six months.

(7)	No amounts are displayed in this table as a consequence of Ms. Pure’s March 30, 2009 departure from the Company.

Item 4.	Stockholder Proposal on Executive Stock Retention for Two Years Beyond Retirement

The following stockholder proposal has been submitted to the Company for action at the meeting by the Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10017, which owns 500 shares of the Company’s common stock:

Resolved, that stockholders of McKesson Corporation (“McKesson”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before McKesson’s 2010 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

Supporting Statement

Equity-based compensation is an important component of senior executive compensation at McKesson. According to McKesson’s 2008 proxy statement, calculated as a percentage of total reported compensation, stock and option awards for the fiscal year ended March 31, 2008 accounted for between 36 and 48% of compensation for Named Executive Officers.

McKesson claims long-term compensation is an incentive tool used to align the financial interests of executives and other key contributors to sustained stockholder value creation. In the last three years, however, McKesson’s CEO John Hammergren has realized more than $78 million in reported value through the exercise of more than 2,400,000 options and vesting of 229,247 shares. Yet the 2008 proxy statement disclosed that, as of May 30, 2008, Mr. Hammergren only held 292,204 shares that were not stock options, comprised of 288,388 shares held by immediate family members and 3,816 held under the Profit-Sharing Investment Plan. Thus, we believe that the alignment benefits touted by McKesson are not being fully realized.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on McKesson’s long-term success and would better align their interests with those of McKesson stockholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

McKesson has a minimum stock ownership guideline requiring executives to own a specified number of shares of McKesson stock as a multiple of base salary and target Management Incentive Plan. The executives covered by the policy have five years in which to comply. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

We urge stockholders to vote for this proposal.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

Our Board of Directors opposes this proposal because it believes that our executive compensation program and our substantial Stock Ownership Guidelines strike an appropriate balance to motivate our executives to deliver long-term results, while at the same time discouraging unreasonable risk-taking. By creating and maintaining this balance, we ensure that our executives have a significant investment in the future of our company, while also allowing them to prudently manage their financial affairs through the ability, in common with other investors, to diversify their holdings over an extended period, and through the ability, in common with other executives, to realize substantial value from the equity component of their compensation before leaving the Company. The Board of Directors believes that the addition of a policy that would require executives to hold significant portions of their equity awards for two years beyond retirement would upset this balance in a manner that would undermine the effectiveness and competitiveness of our executive compensation program.

We believe that our current equity compensation plans (which require significant vesting periods for equity awards), coupled with our strong Stock Ownership Guidelines, provide a balanced approach to aligning the long-term interests of senior executive officers with those of our stockholders. We regularly review the strength of our Stock Ownership Guidelines in comparison to the guidelines utilized by our peers and practices endorsed by corporate governance experts. Our last such review was in 2007, at which time we substantially increased the ownership guidelines by including an executive’s target cash bonus as a component of the ownership multiple, so that our CEO must now hold equity valued at four times his combined base salary and target cash bonus, and each of our remaining executive officers must achieve stock ownership equal in value to three times his or her combined base salary and target cash bonus. Significantly, stock option awards, whether vested or unvested, are not counted towards meeting our Stock Ownership Guidelines. Our Stock Ownership Guidelines apply throughout an executive officer’s tenure with the Company, and compliance is reviewed each year as part of an executive officer’s total compensation review. Contrary to the proponent’s assertion with regard to our CEO, we believe that his ongoing equity holding requirement, which currently amounts to nearly $16,000,000, provides him with substantial motivation to continue to drive sustained stockholder value creation.

We also believe that a policy requiring executives to hold significant portions of equity awards for two years beyond retirement would diminish our ability to attract and retain the talented executives that are critical to our long-term success. Under the executive compensation programs currently offered by many of our peers, senior executives are able to realize value from their equity awards during the course of their employment after they have earned them over a substantial vesting period and/or the attainment of long-term performance goals. If our Compensation Committee were to adopt a policy requiring executives to hold significant portions of their equity awards for two years beyond retirement, our senior executive officers and prospective executive candidates would no longer be able to realize substantial value from their equity awards during the course of their employment. This could, in turn, make it necessary to adjust our compensation program to provide additional performance-based cash compensation through our Management Incentive Plan and our Long-term Incentive Plan in order to mitigate the detrimental effects of the policy. In addition, requiring senior executive officers to retain a 75% stock ownership threshold beyond retirement, as suggested in the proposal, could result in motivating senior executives to leave the Company early in order to realize the value that they helped to create. Impairing our ability to offer competitive compensation packages and implementing a structure that could ultimately serve to reduce incentives for our executives to stay with the Company run counter to our objective of aligning executive compensation with the long-term interests of stockholders.

YOUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

Item 5.	Stockholder Proposal on Executive Benefits Provided upon Death while in Service

The following stockholder proposal has been submitted to the Company for action at the meeting by the International Brotherhood of Teamsters, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, which owns 110 shares of the Company’s common stock:

Resolved:  The shareholders of McKesson Corporation (the “Company”), urge the Board of Directors to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that would obligate the Company to make payments, grants or awards following the death of a senior executive in the form of salary, bonuses, accelerated vesting of awards or benefits or the continuation of unvested equity grants, perquisites and other payments or benefits in lieu of compensation. This policy would not affect compensation that the executive earns and chooses to defer during his or her lifetime.

Supporting Statement:  We support a compensation philosophy that motivates and retains talented executives and ties their pay to the long-term performance of the Company. We believe that such an approach is needed to align the interests of executives with those of shareholders.

“Golden coffin” agreements, however, provide payment without performance, after an executive is dead. Companies claim that these agreements are designed to retain executives. But death defeats this argument. “If the executive is dead, you’re certainly not retaining them,” said Steven Hall, a compensation consultant. (The Wall Street Journal, 6/10/2008).

Senior executives are highly compensated — Chairman and CEO John H. Hammergren received $39.9 million in fiscal year 2008 alone — and have ample opportunities to provide for their estates by contributing to a pension fund, purchasing life insurance, voluntarily deferring compensation or through other estate planning strategies. Often these services are provided by or subsidized by the company. We see no reason to saddle shareholders with payments made without receiving any services in return. Peter Gleason, Chief Financial Officer of the National Association of Corporate Directors, calls “golden coffin” arrangements a “bad idea.” (Financial Week, 6/16/2008).

The problem is well illustrated at our Company. In its 2008 proxy, the Company discloses that the heirs of Mr. Hammergren would receive posthumous benefits estimated at $33 to $46 million. This includes $745,000 in salary continuation to spouse; the accelerated vesting of unearned stock options and restricted stock unit awards valued at more than $28.6 million; a pro-rata portion of up to $13.7 million in Management Incentive Plan and Long Term Incentive Plan awards; and, a $3.4 million cash death benefit. This does not include the estimated $75.6 million that Mr. Hammergren’s heirs would receive under the Executive Benefit Retirement Plan.

Consequently, we request that the Company adopt a policy of providing shareholders with a vote on agreements that would provide payments or awards after a senior executive’s death and are unrelated to services rendered to the Company. We believe that such a shareholder approval requirement may induce restraint when parties negotiate such agreements.

Prior shareholder approval may not always be practical to obtain and this proposal provides the flexibility to seek approval or ratification after the material terms are agreed upon.

We urge shareholders to vote FOR this proposal.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

Our Board of Directors opposes this proposal because it seeks to eliminate benefits that are earned by our executives before death, or otherwise available to all of our employees under our equity award plan, and are important to our employee retention and recruitment efforts. Thereby, this proposal would undermine the goal of maintaining the flexibility necessary to successfully compete in the global marketplace for executive talent, and to enter into arrangements that will attract and retain the best candidates available to execute our business strategy. Our Compensation Committee, which consists of experienced, independent directors with the benefit of advice from its own independent compensation experts, is in the best position to make effective decisions about executive compensation and to make judgments about the types of compensation arrangements that are consistent with our “pay for performance” philosophy and are necessary to maximize stockholder value. The Board of Directors believes that benefits payable upon the death of an executive under our compensation programs are reasonable and consistent with our overall compensation approach. Further, these benefits are similar to the benefits offered by many other companies, including companies with which we compete for executive talent.

The Compensation Committee continually reviews existing compensation programs and makes adjustments that it deems necessary to stay competitive, while maintaining an effective incentive structure. For example, as of January 1, 2008, the Compensation Committee discontinued the Executive Salary Continuation Program, and as of June 1, 2007, the Executive Benefit Retirement Plan has been phased out for persons who become executive officers after that date. As these adjustments demonstrate, it is imperative that we maintain a high degree of flexibility to be able to react quickly to changing business needs and to enter into future compensation arrangements that are competitive in the marketplace.

Each of the components of our compensation programs that provide for benefits upon death must be viewed in the proper context. For example, the majority of value delivered to an executive’s survivor is through acceleration of the vesting of equity awards under our 2005 Stock Plan, a plan which was most recently amended by our stockholders in July 2007. This equity vesting acceleration benefit upon death is provided to all employee participants, and not only our senior executives. Further, our short-term salary continuation program has been limited in scope in that it applies to the two current and one former executive officer pursuant to their employment agreements, and unlike other marketplace examples of multiyear salary continuation upon death, our program provides for only six months of salary continuation. Moreover, the cash death benefit in our Executive Survivor Benefits Plan is similar to a life insurance policy, without the cash expense associated with the payment of premiums. Lastly, payments upon death under our Management Incentive Plan and Long-term Incentive Plan do not represent additional benefits payable upon death, but rather provide for payment of the pro-rata portion of an award that the executive has earned while alive.

The opinion expressed in the proponent’s supporting statement that the specified arrangements “saddle shareholders with payments made without receiving any services in return” fails to recognize that there is a relatively low likelihood that these payments will ever be made, because the majority of benefits are only payable in the event that an executive dies while employed by us. We are not aware of any executive within the last twenty-five years who has died while employed by us so as to trigger these death benefits. Yet we believe that the benefits we have offered, and currently offer, provide significant incentives for an executive to retain his or her position at the Company because the executive is assured that his family will be taken care of in the event of an untimely death. Accordingly, in light of the relatively low likelihood of payment, the Compensation Committee believes that the benefits offered upon death provide strong retention incentives to executives at a relatively low cost.

We believe that subjecting future employment arrangements and Company policies concerning death benefits to a stockholder vote would unnecessarily impede the Compensation Committee’s ability to take timely action in the best interests of the stockholders, and would adversely impact our ability to attract and retain key executives. Obtaining stockholder approval can be a slow and costly process, and requiring stockholder approval of employment arrangements that provide for death benefits would create a significant obstacle to filling critical executive positions in times of urgent need. Moreover, obtaining stockholder approval or ratification after material terms are agreed upon, as suggested in the proponent’s supporting statement, is simply impractical, because executive officers and prospective candidates will not want to commit to uncertain employment arrangements that remain subject to stockholder approval or ratification.

YOUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

Certain Relationships and Related Transactions

The Company and its subsidiaries may have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions. The Company anticipates that similar transactions may occur in FY 2010.

The brother-in-law of Mr. Hammergren is employed in the Company’s Distribution Solutions segment and received approximately $146,163 in salary and bonus during FY 2009. Such compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Company believes that any such relationships and transactions described herein were on terms that were reasonable and in the best interests of the Company.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company’s review of the reporting forms received by it, the Company believes that all such filing requirements were satisfied for FY 2009.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has retained Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. We have also engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies. We expect Georgeson’s fee to be approximately $15,000 plus out-of-pocket expenses. A few officers and employees of the Company may also participate in the solicitation without additional compensation.

Other Matters

In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Annual Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

Compliance with Corporate Governance Listing Standards

The Company submitted an unqualified certification to the NYSE in calendar year 2008 regarding the Company’s compliance with the NYSE corporate governance listing standards.

Stockholder Proposals for the 2010 Annual Meeting

To be eligible for inclusion in the Company’s 2010 proxy statement pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, 35th Floor, San Francisco, CA 94104, and must be received no later than February 15, 2010. The Company’s Advance Notice By-Law provisions require that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, no later than April 23, 2010 and no earlier than March 24, 2010.

A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

Laureen E. Seeger
Executive Vice President,
General Counsel and Secretary

June 15, 2009

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, CA 94104.

Appendix A

Supplemental Information

GAAP to Non-GAAP Reconciliation

A reconciliation between our net income per share reported under accounting standards generally accepted in the United States (“GAAP”) and our earnings per diluted share, excluding adjustments for the litigation charge (credit) is as follows:

	Years Ended March 31,
	2009	2008	2007	2006	2005
	(In millions, except per share amounts)

Net income (loss), as reported	$823	$990	$913	$751	$(157)
Exclude:
Litigation charge (credit), net	493	(5)	(6)	45	1,200
Estimated income tax expense (benefit), net	(182)	2	2	(15)	(390)
Income tax reserve reversal	—	—	(83)	—	—

Litigation charge (credit), net of tax	311	(3)	(87)	30	810

Net income, excluding litigation charge (credit)	$1,134	$987	$826	$781	$653

Diluted earnings per common share, excluding litigation charge (credit)(1)	$4.07	$3.31	$2.71	$2.48	$2.19
Shares on which diluted earnings per common share, excluding the litigation charge (credit), were based	279	298	305	316	301

(1)	For FY 2006 and FY 2005, interest expense, net of related income taxes, of $1,000,000 and $6,000,000, has been added to net income, excluding the litigation charges, for purpose of calculating diluted earnings per share. This calculation also includes the impact of dilutive securities (stock options, convertible junior subordinated debentures and restricted stock).

These pro forma amounts are non-GAAP financial measures. We use these measures internally when assessing the performance of the organization, our operating segments and our senior management team, and consider these results to be useful to investors as they provide relevant benchmarks of core operating performance.

A-1

Appendix B
MCKESSON CORPORATION
2005 STOCK PLAN
As amended through July 22, 2009 ~~July 23, 2008~~

i

1. PURPOSE.
     This McKesson Corporation 2005 Stock Plan is intended to provide Employees and Directors the opportunity to receive equity-based, long-term incentives so that the Corporation may effectively attract and retain the best available personnel, promote the success of the Corporation by motivating Employees and Directors to superior performance, and align Employee and Director interests with those of the Corporation’s stockholders.
2. EFFECTIVE DATE.
     This Plan was initially adopted by the Board on May 25, 2005, subject to stockholder approval, which was granted on July 25, 2005. On October 27, 2006, the Board retroactively amended and restated the Plan to comply with proposed regulations issued under Code section 409A. On May 23, 2007, the Plan was amended by the Board to increase the share reserve by 15,000,000 Shares, with such amendment subject to stockholder approval, which was granted on July 25, 2007. On July 23, 2008, the Board approved an amendment and restatement of the Plan regarding the timing of the distribution of Shares underlying grants of Restricted Stock Unit Awards to Outside Directors. On May 26, 2009, the Compensation Committee of the Board approved an amendment of the Plan regarding the circumstances under which a merger or consolidation involving the Corporation would constitute a Change in Control. On May 27, 2009, the Board amended and restated the Plan to increase the share reserve by 14,500,000 Shares, with such amendment and restatement subject to stockholder approval, which was granted on July 22, 2009.
3. ADMINISTRATION.
     (a) Administration with respect to Outside Directors.
     With respect to Awards to Outside Directors, the Plan shall be administered by (A) the Board or (B) the Committee on Directors and Corporate Governance of the Board; provided that such committee consists solely of Directors who qualify as “non-employee directors” for purposes of Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, all Awards made to members of the Committee on Directors and Corporate Governance shall be approved by the Board.
     (b) Administration with respect to Employees.
     With respect to Awards to Employees, the Plan shall be administered by (A) the Board, (B) the Compensation Committee of the Board; provided that such committee consists solely of Directors who qualify as “outside directors” for purposes of Code section 162(m) and “non-employee directors” for purposes of Rule 16b-3 promulgated under the Exchange Act, or (C) in limited situations, by an officer or officers of Corporation pursuant to Section 3(c) below.
     (c) Delegation of Authority to an Officer of the Corporation.
          (i) The Board may delegate to a Director the authority to administer the Plan with respect to Awards made to Employees who are not subject to Section 16 of the Exchange Act.

          (ii) The Board may delegate to an officer or officers of the Corporation the authority to administer the Plan with respect to Options granted to Employees who are not subject to Section 16 of the Exchange Act.
     (d) Powers of the Administrator.
     The Administrator shall from time to time at its discretion make determinations with respect to Employees and Directors who shall be granted Awards, the number of Shares or Share Equivalents to be subject to each Award, the vesting of Awards, the designation of Options as Incentive Stock Options or Nonstatutory Stock Options and other conditions of Awards to Employees and Directors.
     The Administrator shall have the full power and authority, in its sole discretion, to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to adopt subplans applicable to specified Affiliates or locations and to take all actions in connection with the administration of the Plan as it deems necessary or advisable.
     The Administrator shall have, subject to the terms and conditions and within the limitations of Plan, including the limitations of Section 22, the authority to modify, extend or renew outstanding Awards granted to Employees and Directors under the Plan in a manner that will not cause the Awards that are exempt from the application of Code section 409A to be subject to Code section 409A pursuant to such modification, extension or renewal. Notwithstanding the foregoing, however, no modification of an Award shall, without the consent of the Participant, impair any Award previously granted under the Plan.
     The interpretation and construction by the Administrator of any provisions of the Plan or of any Award shall be final. No member of a Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.
4. ELIGIBILITY.
     Subject to the terms and conditions set forth below, Awards may be granted to Employees and Directors. Notwithstanding the foregoing, only employees of the Corporation and its Subsidiaries may be granted Incentive Stock Options.
     (a) Ten Percent Stockholders.
     An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Corporation, its parent or any of its Subsidiaries is not eligible to receive an Incentive Stock Option pursuant to this Plan unless the Exercise Price of the Incentive Stock Option is at least 110% of the Fair Market Value of the underlying Shares on the date of the grant and the term of the option does not exceed five years. For purposes of this Section 4(a) the stock ownership of an Employee shall be determined pursuant to Code section 424(d).

     (b) Number of Awards.
     A Participant may receive more than one Award, including Awards of the same type, but only on the terms and subject to the restrictions set forth in the Plan. Subject to adjustment as provided in Section 16, the maximum aggregate number of Shares or Share Equivalents that may be subject to Full Value Awards granted to a Participant in any fiscal year of the Corporation is 500,000 Shares or Share Equivalents and the maximum number of Shares or Share Equivalents that may be subject to Options or Stock Appreciation Rights granted to a Participant in any fiscal year of the Corporation is 1,000,000 Shares or Share Equivalents.
5. STOCK.
     (a) Share Reserve.
     Subject to adjustment as provided in Section 16, the aggregate number of Shares subject to Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Other Share-Based Awards issued under this Plan shall not exceed ~~28,000,000~~42,500,000 Shares, which Shares shall be Shares of the Corporation’s authorized but unissued or reacquired Common Stock bought on the market or otherwise. If any outstanding Option or Stock Appreciation Right under the Plan for any reason expires or is terminated or any Restricted Stock or Other Share-Based Award is forfeited, then the Shares allocable to the unexercised portion of such Option or Stock Appreciation Right or the forfeited Restricted Stock or Other Share-Based Award may again be available for issuance under the Plan. The following Shares may not again be made available for issuance under the Plan: Shares not issued or delivered as a result of the net exercise of a Stock Appreciation Right or Option; Shares used to pay the withholding taxes related to an Award; or Shares repurchased on the open market with the proceeds of an Exercise Price.
     (b) Limitation.
     Notwithstanding any other provision of Section 5, for any one Share issued in connection with a Full Value Award or a stock-settled Stock Appreciation Right, that Share and one additional Share shall no longer be available for issuance in connection with future Awards.
6. OPTIONS.
     Options granted to Employees and Directors pursuant to the Plan shall be evidenced by written Option Agreements in such form as the Administrator shall determine. Options shall be designated as Incentive Stock Options or Nonstatutory Stock Options and shall be subject to the following terms and conditions:
     (a) Number of Shares.
     Each Option shall state the number of Shares to which it pertains, which shall be subject to adjustment in accordance with Section 16.

     (b) Exercise Price.
     Each Option shall state the Exercise Price, determined by the Administrator, which shall not be less than 100% the Fair Market Value of a Share on the date of grant, except as provided in Section 16.
     (c) Method of Payment.
     An Option may be exercised, in whole or in part, by giving notice of exercise in the manner prescribed by the Corporation specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the Exercise Price in cash or, if acceptable to the Administrator in its sole discretion (i) in Shares already owned by the Participant (including, without limitation, by attestation to the ownership of such Shares), (ii) by the withholding and surrender of the Shares subject to the Option, or (iii) by delivery (on a form prescribed by the Administrator) of an irrevocable direction to a securities broker approved by the Administrator to sell Shares and to deliver all or part of the sales proceeds to the Corporation in payment of all or part of the purchase price and any withholding taxes. Payment may also be made in any other form approved by the Administrator, consistent with applicable law, regulations and rules.
     (d) Term and Exercise of Options.
     Each Option shall state the time or times when it may become exercisable. No Option shall be exercisable after the expiration of seven years from the date it is granted.
     (e) Limitations on Transferability.
     An Option shall, during a Participant’s lifetime, be exercisable only by the Participant. No Option or any right granted thereunder shall be transferable by the Participant by operation of law or otherwise, other than by will, the laws of descent and distribution. Notwithstanding the foregoing, (i) a Participant may designate a beneficiary to succeed, after the Participant’s death, to all of the Participant’s Options outstanding on the date of death; (ii) a Nonstatutory Stock Option or any right granted thereunder may be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act; and (iii) any Participant, who is a senior executive officer recommended by the Chief Executive Officer and approved by the Administrator may voluntarily transfer any Nonstatutory Stock Option to a Family Member as a gift or through a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. In the event of any attempt by a Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of an Option or of any right thereunder, except as provided herein, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Corporation at its election may terminate the affected Option by notice to the Participant and the Option shall thereupon become null and void.
     (f) Termination of Employment.
     Each Option Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. Unless otherwise provided in Section 3(d) and the Option Agreement, the Administrator may, in its sole discretion, extend the post-termination exercise period with respect to an option (but not beyond the original term of such option).
     (g) Rights as a Stockholder.
     A Participant or a transferee of a Participant shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of issuance of such Shares. Except as provided in Section 16, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such Shares are issued.
     (h) Limitation of Incentive Stock Option Awards.
     If and to the extent that the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which any Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and all other plans maintained by the Corporation, its parent or its Subsidiaries exceeds $100,000, the Options covering Shares in excess of such amount (taking into account the order in which the Options were granted) shall be treated as Nonstatutory Stock Options.
     (i) Other Terms and Conditions.
     The Option Agreement may contain such other terms and conditions, including restrictions or conditions on the vesting of the Option or the conditions under which the Option may be forfeited, as may be determined by the Administrator that are consistent with the Plan.
7. STOCK APPRECIATION RIGHTS.
     Stock Appreciation Rights granted to Employees pursuant to the Plan may be granted alone, in addition to, or in conjunction with, Options. Stock Appreciation Rights shall be evidenced by written Stock Appreciation Right Agreements in such form as the Administrator shall determine and shall be subject to the following terms and conditions:
     (a) Number of Shares.
     Each Stock Appreciation Right shall state the number of Shares or Share Equivalents to which it pertains, which shall be subject to adjustment in accordance with Section 16.
     (b) Calculation of Appreciation; Exercise Price.
     The appreciation distribution payable on the exercise of a Stock Appreciation Right will be equal to the excess of (i) the aggregate Fair Market Value (on the date of exercise of the Stock Appreciation Right) of a number of Shares equal to the number of Shares or Share Equivalents in which the Participant is vested under such Stock Appreciation Right on such date, over (ii) an amount that will be determined by the Administrator on the date of grant of the Stock

Appreciation Right but that shall not be less than 100% of the Fair Market Value of a Share on the date of grant (the “Exercise Price”).
     (c) Term and Exercise of Stock Appreciation Rights.
     Each Stock Appreciation Right shall state the time or times when may become exercisable. No Stock Appreciation Right shall be exercisable after the expiration of seven years from the date it is granted.
     (d) Payment.
     The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock or in cash, or any combination of the two, or in any other form of consideration as determined by the Administrator and contained in the Stock Appreciation Right Agreement.
     (e) Limitations on Transferability.
     A Stock Appreciation Right shall, during a Participant’s lifetime, be exercisable only by the Participant. No Stock Appreciation Right or any right granted thereunder shall be transferable by the Participant by operation of law or otherwise, other than by will, the laws of descent and distribution. Notwithstanding the foregoing, (i) a Participant may designate a beneficiary to succeed, after the Participant’s death, to all of the Participant’s Stock Appreciation Rights outstanding on the date of death; (ii) a stand-alone Stock Appreciation Right or a Stock Appreciation Right granted in conjunction with a Nonstatutory Stock Option or any right granted thereunder may be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act; and (iii) any Participant, who is a senior executive officer recommended by the Chief Executive Officer and approved by the Administrator may voluntarily transfer any stand-alone Stock Appreciation Right or a Stock Appreciation Right granted in conjunction with a Nonstatutory Stock Option to a Family Member as a gift or through a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. In the event of any attempt by a Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of a Stock Appreciation Right or of any right thereunder, except as provided herein, or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Corporation at its election may terminate the affected Stock Appreciation Right by notice to the Participant and the Stock Appreciation Right shall thereupon become null and void.
     (f) Termination of Employment.
     Each Stock Appreciation Right Agreement shall set forth the extent to which the Participant shall have the right to exercise the Stock Appreciation Right following termination of the Participant’s employment or service with the Corporation and its Affiliates. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all Stock Appreciation Right Agreements entered into pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

     (g) Rights as a Stockholder.
     A Participant or a transferee of a Participant shall have no rights as a stockholder with respect to any Shares covered by his or her Stock Appreciation Right until the date of issuance of such Shares. Except as provided in Section 16, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such Shares are issued.
     (h) Other Terms and Conditions.
     The Stock Appreciation Right Agreement may contain such other terms and conditions, including restrictions or conditions on the vesting of the Stock Appreciation Right or the conditions under which the Stock Appreciation Right may be forfeited, as may be determined by the Administrator that are consistent with the Plan.
8. RESTRICTED STOCK.
     (a) Grants.
     Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares of Restricted Stock to be awarded, the price (if any) to be paid by the recipient of Restricted Stock, the time or times within which such Awards may be subject to forfeiture, and all other terms and conditions of the Awards. The Administrator may condition the grant of Restricted Stock upon the attainment of specified performance objectives established by the Administrator pursuant to Section 13 or such other factors as the Administrator may determine, in its sole discretion.
     The terms of each Restricted Stock Award shall be set forth in a Restricted Stock Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan. A book entry shall be made in the records of the Corporation’s transfer agent for each Participant receiving a Restricted Stock Award, alternatively, such Participant shall be issued a stock certificate in respect of such shares of Restricted Stock. If a certificate is issued, it shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. The Administrator shall require that stock certificates evidencing such shares be held by the Corporation until the restrictions lapse and that, as a condition of any Restricted Stock Award, the Participant shall deliver to the Corporation a “stock assignment separate from certificate” relating to the stock covered by such Award.
     (b) Restrictions and Conditions.
     The shares of Restricted Stock awarded pursuant to this Section 8 shall be subject to the following restrictions and conditions:
          (i) During a period set by the Administrator commencing with the date of such Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or encumber shares of Restricted Stock, other than pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act. Within these limits, the Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance, a Change in Control or such other factors or criteria as the Administrator may determine in its sole discretion.
          (ii) Except as provided in this paragraph (ii) and paragraph (i) above, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Corporation, including the right to vote the shares and the right to receive any cash dividends. The Administrator, in its sole discretion, as determined at the time of Award, may provide that the payment of cash dividends shall or may be deferred and, if the Administrator so determines, invested in additional shares of Restricted Stock to the extent available under Section 5, or otherwise invested. Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.
          (iii) The Administrator shall specify the conditions under which shares of Restricted Stock may be forfeited and such conditions shall be set forth in the Restricted Stock Agreement.
          (iv) If and when the Restriction Period applicable to shares of Restricted Stock expires without a prior forfeiture of the Restricted Stock, an appropriate book entry recording the Participant’s interest in unrestricted Shares shall be entered on the records of the Corporation’s transfer agent or, if appropriate, certificates for an appropriate number of unrestricted Shares shall be delivered promptly to the Participant, and the certificates for the shares of Restricted Stock shall be canceled.
9. RESTRICTED STOCK UNITS.
     (a) Grants.
     Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees and Directors to whom, and the time or times at which, grants of Restricted Stock Units will be made, the number of Restricted Stock Units to be awarded, the price (if any) to be paid by the recipient of the Restricted Stock Units, the time or times within which such Restricted Stock Units may be subject to forfeiture, and all other terms and conditions of the Restricted Stock Unit Awards. The Administrator may condition the grant of Restricted Stock Unit Awards upon the attainment of specified performance objectives established by the Administrator pursuant to Section 13 or such other factors as the Administrator may determine, in its sole discretion.
     The terms of each Restricted Stock Unit Award shall be set forth in a Restricted Stock Unit Award Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan. No book entry shall be made in the records of the Corporation’s transfer agent for a Participant receiving a Restricted Stock Unit Award, nor shall such

Participant be issued a stock certificate in respect of such Restricted Stock Units, and the Participant shall have no right to or interest in shares of Common Stock of the Corporation as a result of the grant of Restricted Stock Units.
     (b) Restrictions and Conditions.
     The Restricted Stock Units awarded pursuant to this Section 9 shall be subject to the following restrictions and conditions:
          (i) At the time of grant of a Restricted Stock Unit Award, the Administrator may impose such restrictions or conditions on the vesting of the Restricted Stock Units, as the Administrator deems appropriate. During such vesting period, the Participant shall not be permitted to sell, transfer, pledge, assign or encumber the Restricted Stock Units, other than pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act. Within these limits, the Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance, a Change in Control or such other factors or criteria as the Administrator may determine in its sole discretion.
          (ii) Dividend equivalents may be credited in respect of Restricted Stock Units, as the Administrator deems appropriate. Such dividend equivalents may be credited on behalf of the Participant to a deferred cash account (in a manner prescribed by the Administrator and in compliance with Code section 409A) or converted into additional Restricted Stock Units by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of Shares equal to the number of Restricted Stock Units then credited by (2) the Fair Market Value per Share on the payment date for such dividend. The additional Restricted Stock Units credited by reason of such dividend equivalents will be subject to all of the terms and conditions of the underlying Restricted Stock Unit Award to which they relate.
          (iii) The Administrator shall specify the conditions under which Restricted Stock Units may be forfeited and such conditions shall be set forth in the Restricted Stock Unit Agreement.
     (c) Deferral Election.
     Each recipient of a Restricted Stock Unit Award shall be entitled to elect to defer all or a percentage of any Shares he or she may be entitled to receive upon the lapse of any restrictions or vesting period to which the Award is subject. This election shall be made by giving notice in a manner and within the time prescribed by the Administrator and in compliance with Code section 409A.
10. OUTSIDE DIRECTOR AWARDS.
     Each Outside Director may be granted a Restricted Stock Unit Award on the date of each annual meeting of stockholders for up to 5,000 Share Equivalents, as determined by the Board. Such limitation is subject to adjustment as provided in Section 16. Each Restricted Stock Unit Award shall be fully vested on the date of grant. With respect to the grant of each Restricted Stock Unit Award to an Outside Director prior to the date of the annual meeting of stockholders held July 23, 2008 (the “2008 Annual Meeting”), receipt of any Shares as payment for the Restricted Stock Unit Award shall be delayed until such time as the Outside Director experiences a Separation from Service, as defined in the McKesson Corporation Deferred Compensation Administration Plan III, as amended, and subject to any other terms and conditions prescribed by the Administrator and in compliance with Code section 409A (the “Automatic Deferral Requirement”). With respect to the grant of each Restricted Stock Unit Award to an Outside Director on the date of the 2008 Annual Meeting, and any subsequent grant of a Restricted Stock Unit Award to an Outside Director, each Outside Director shall receive on the grant date the Shares underlying such Award; provided, however, that the Outside Director may voluntarily elect to defer receipt of the Shares underlying such Award by giving notice in a manner and within the time prescribed by the Administrator and in compliance with Code section 409A, so long as at the time of any such voluntary deferral the Outside Director satisfies the stock ownership guidelines then in effect for Outside Directors. If the Corporation determines that the Outside Director will not satisfy such stock ownership guidelines on the last day of the deferral election period applicable to such Award, the Automatic Deferral Requirement shall apply as to the Shares underlying such Award. Dividend equivalents may be credited in respect of Restricted Stock Units, as the Administrator deems appropriate. Such dividend equivalents may be credited on behalf of the Participant to a deferred cash account (in a manner prescribed by the Administrator and in compliance with Code section 409A) or converted into additional Restricted Stock Units by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of Shares equal to the number of Restricted Stock Units then credited by (2) the Fair Market Value per Share on the payment date for such dividend. The additional Restricted Stock Units credited by reason of such dividend equivalents will be subject to all of the terms and conditions of the underlying Restricted Stock Unit Award to which they relate. Other terms and conditions of the Restricted Stock Unit Awards granted to Outside Directors shall be determined by the Board subject to the provisions of Section 9 and the Plan.
11. PERFORMANCE SHARES.
     (a) Grants.
     Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees to whom, and the time or times at which, grants of Performance Shares will be made, the number of Performance Shares to be awarded, the price (if any) to be paid by the recipient of the Performance Shares, the time or times within which such Performance Shares may be subject to forfeiture, and all other terms and conditions of the Performance Shares.
     The terms of Performance Shares shall be set forth in a Performance Share Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan. With respect to a Performance Shares, no book entry shall be made in the records of the Corporation’s transfer agent nor shall certificate for shares of Common Stock be issued at the time the grant is made, and the Participant shall have no right to or interest in shares of Common Stock of the Corporation as a result of the grant of Performance Shares.
     (b) Restrictions and Conditions.

          (i) The Performance Shares awarded pursuant to this Section 11 shall be subject to the following restrictions and conditions: The Administrator may condition the grant of Performance Shares upon the attainment of specified performance objectives established by the Administrator pursuant to Section 13 or such other factors as the Administrator may determine, in its sole discretion or the Administrator may, at the time of grant of a Performance Share Award, set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number of Performance Shares that will be paid out to the Participant. In either case, the time period during which the performance objectives must be met is called the “Performance Period.” After the applicable Performance Period has ended, the recipient of the Performance Shares will be entitled to receive the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved, and which shares may be subject to additional vesting. After the grant of Performance Shares, the Administrator, in its sole discretion, may reduce or waive any performance objective for such Performance Shares.
12. OTHER SHARE-BASED AWARDS.
     (a) Grants.
     Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”), may be granted either alone or in addition to or in conjunction with other Awards under this Plan. Awards under this Section 12 may include (without limitation) the grant of Shares conditioned upon some specified event, the payment of cash based upon the performance of the Common Stock or the grant of securities convertible into Common Stock.
     Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the Employees to whom and the time or times at which Other Share-Based Awards shall be made, the number of Shares, Share Equivalents or other securities, if any, to be granted pursuant to Other Share-Based Awards, and all other conditions of the Other Share-Based Awards. The Administrator may condition the grant of an Other Share-Based Award upon the attainment of specified performance goals or such other factors as the Administrator shall determine, in its sole discretion. In granting an Other Share-Based Award, the Administrator may determine that the recipient of an Other Share-Based Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Shares or other securities covered by the Award, and the Administrator may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. The terms of any Other Share-Based Award shall be set forth in an Other Share-Based Award Agreement between the Corporation and the Participant, which Agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of the Plan.
     (b) Terms and Conditions.
     In addition to the terms and conditions specified in the Other Share-Based Award Agreement, Other Share-Based Awards shall be subject to the following:

          (i) Any Other Share-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered, other than pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, prior to the date on which the Shares are issued or the Award becomes payable, or, if later, the date on which any applicable restriction, performance or deferral period lapses.
          (ii) The Other Share-Based Award Agreement shall contain provisions dealing with the disposition of such Award in the event of termination of the Employee’s employment or the Director’s service prior to the exercise, realization or payment of such Award, and the Administrator in its sole discretion may provide for payment of the Award in the event of the Participant’s termination of employment or service with the Corporation or a Change in Control, with such provisions to take account of the specific nature and purpose of the Award.
13. PERFORMANCE OBJECTIVES.
     The Administrator shall determine the terms and conditions of Awards at the date of grant or thereafter; provided that performance objectives, if any, for each year related to an Award granted to a Covered Employee shall be established by the Administrator not later than the latest date permissible under Section 162(m). To the extent that such Awards are paid to Covered Employees, the performance criteria to be used shall be any of the following, either alone or in any combination, which may be expressed with respect to the Corporation or one or more operating units or groups, as the Compensation Committee of the Board may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; and total shareholder return. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other corporations, may be (but need not be) different from year-to-year, and different performance objectives may be applicable to different Participants.
     Performance objectives may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance objectives. In addition, performance objectives may be based upon the attainment of specified levels of corporate performance under one or more of the measures described above relative to the performance of other corporations. The Administrator shall specify the manner of adjustment of any performance objective to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Administrator, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.
14. ACCELERATION OF VESTING AND EXERCISABILITY.
     The Administrator shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.
15. CHANGE IN CONTROL.
     (a) An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the applicable agreement and determined by the Committee on a grant by grant basis or as may be provided in any other written agreement between the Company or any Affiliate and the Participant; provided, however, that in the absence of such provision, no such acceleration shall occur.
     (b) A “Change in Control” of the Corporation shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall occur:
          (i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act), excluding the Corporation or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Corporation or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a Corporation owned, directly or indirectly, by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding securities; or
          (ii) During any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
          (iii) The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other Corporation and such merger or consolidation is consummated, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities; or
          (iv) The stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.
     Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately prior to such transaction or series of transactions.
16. RECAPITALIZATION.
     In the event that the Administrator, in its sole discretion, shall determine that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to preserve (but not increase) the rights of participants under the Plan, then the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares which may thereafter be issued in connection with respect to Awards pursuant to Sections 4(b) and 5, (ii) the number and kind of shares issued in respect of outstanding Awards, and (iii) the Exercise Price relating to any Options or Stock Appreciation Right.
17. TERM OF PLAN.
     Awards may be granted pursuant to the Plan until the termination of the Plan on May 24, 2015.
18. SECURITIES LAW REQUIREMENTS AND LIMITATION OF RIGHTS.
     (a) Securities Law.
     No Shares shall be issued pursuant to the Plan unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Shares under the Securities Act of 1933 or perfected an exemption from registration; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) any other applicable provision of state or federal law has been satisfied.
     (b) Employment Rights.
     Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain employed by the Corporation or an Affiliate or to remain in service as a Director. The Corporation and its Affiliates reserve the right to terminate the employment of any Employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any), and the Board reserves the right to terminate a Director’s membership on the Board for cause in accordance with the Corporation’s Certificate of Incorporation.
     (c) Stockholders’ Rights.
     Except as otherwise provided in the Plan, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to an appropriate book entry recording the Participant’s interest in Shares being entered on the records of the Corporation’s transfer agent or, if appropriate, the issuance of a stock certificate for such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such book entry is made or such certificate is issued.
19. AWARDS IN FOREIGN COUNTRIES.
     The Administrator shall have the authority to adopt such modifications, rules, procedures and subplans as may be necessary or desirable to facilitate compliance with the provisions of the laws and procedures of foreign countries in which the Corporation or its Affiliates may operate to assure the viability of the benefits of Awards made to Participants employed in such countries and to meet the intent of the Plan.
20. BENEFICIARY DESIGNATION.
     Participants and their Beneficiaries may designate on the prescribed form one or more Beneficiaries to whom distribution shall be made of any Award outstanding at the time of the Participant’s or Beneficiary’s death. A Participant or Beneficiary may change such designation at any time by filing the prescribed form with the Administrator. If a Beneficiary has not been designated or if no designated Beneficiary survives the Participant, distribution will be made to the Participant’s spouse, or if none, the Participant’s children in equal shares, or if none, to the residuary beneficiary under the terms of the Participant’s or Beneficiary’s last will and testament or, in the absence of a last will and testament, to the Participant’s or Beneficiary’s estate as Beneficiary. Notwithstanding the foregoing, the Administrator may prescribe specific methods or restrictions on beneficiary designations made Participants or Beneficiaries located outside of the United States.
21. AMENDMENT OF THE PLAN.
     The Board may suspend or discontinue the Plan at any time. The Compensation Committee of the Board may amend the Plan with respect to any Shares at the time not subject to Awards; provided, however, that only the Board may amend the Plan and submit the Plan to the stockholders of the Corporation for approval with respect to amendments that:
     (a) Increase the number of Shares available for issuance under the Plan or increase the number of Shares available for issuance pursuant to Incentive Stock Options under the Plan;
     (b) Materially expand the class of persons eligible to receive Awards;

     (c) Expand the types of awards available under the Plan;
     (d) Materially extend the term of the Plan;
     (e) Materially change the method of determining the Exercise Price or purchase price of an Award;
     (f) Delete or limit the requirements of Section 22;
     (g) Remove the administration of the Plan from the Administrator; or
     (h) Amend this Section 21 to defeat its purpose.
22. NO AUTHORITY TO REPRICE.
     Without the consent of the stockholders of the Corporation, except as provided in Section 16, the Administrator shall have no authority to effect either (i) the repricing of any outstanding Options or Stock Appreciation Rights under the Plan or (ii) the cancellation of any outstanding Options or Stock Appreciation Rights under the Plan and the grant in substitution therefor of new Options or Stock Appreciation Rights under the Plan covering the same or different numbers of Shares.
23. USE OF PROCEEDS FROM STOCK.
     Proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Corporation.
24. NO OBLIGATION TO EXERCISE OPTION OR STOCK APPRECIATION RIGHT.
     The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Participant to exercise such Option or Stock Appreciation Right.
25. APPROVAL OF STOCKHOLDERS.
     This Plan and any amendments requiring stockholder approval pursuant to Section 21 shall be subject to approval by affirmative vote of the stockholders. Such vote shall be taken at the first annual meeting of stockholders of the Corporation following the adoption of the Plan or of any such amendments, or any adjournment of such meeting.
26. GOVERNING LAW.
     The law of the State of Delaware shall govern all question concerning the construction, validity and interpretation of the Plan, without regard to the state’s conflict of laws rules.
27. INTERPRETATION.

     The Plan is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act, Code section 162(m), and Code section 409A and guidance promulgated thereunder, and all provisions hereof shall be construed in a manner to so comply.
28. WITHHOLDING TAXES.
     (a) General.
     To the extent required by applicable law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Corporation for the satisfaction of any required income tax, social insurance, payroll tax or other tax related to withholding obligations that arise by reason of such payment or distribution. The Corporation shall not be required to make such payment or distribution until such obligations are satisfied.
     (b) Other Awards.
     The Administrator may permit a Participant who exercises an Option or Stock Appreciation Right or who vests in an other Award to satisfy all or part of his or her withholding tax obligations by having the Corporation withhold a portion of the Shares that otherwise would be issued to him or her under such Awards. Such Shares shall be valued at the Fair Market Value on the date when taxes otherwise would be withheld in cash. The payment of withholding taxes by surrendering Shares to the Corporation, if permitted by the Administrator, shall be subject to such restrictions as the Administrator may impose, including any restrictions required by rules of the Securities and Exchange Commission.
29. DEFINITIONS.
     (a) “Administrator” means the Board, either of the Committees appointed to administer the Plan or, if applicable, an officer of the Corporation appointed to administer the Plan in accordance with Section 3(c).
     (b) “Affiliate” means any entity, whether a corporation, partnership, joint venture or other organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation.
     (c) “Award” means any award of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Shares or an Other Share-Based Award under the Plan.
     (d) “Beneficiary” means a person designated as such by a Participant or a Beneficiary for purposes of the Plan or determined with reference to Section 20.
     (e) “Board” means the Board of Directors of the Corporation.
     (f) “Code” means the Internal Revenue Code of 1986, as amended.
     (g) “Committee” means the Compensation Committee of the Board or the Committee on Directors and Corporate Governance of the Board, or both, as applicable.

     (h) “Common Stock” means the $0.01 par value common stock of the Corporation.
     (i) “Corporation” means McKesson Corporation, a Delaware corporation.
     (j) “Covered Employee” means the Chief Executive Officer or any Employee whose total compensation for the taxable year is required to be reported to stockholders under the Exchange Act by reason of such Employee being among the four highest compensated officers for the taxable year (other than the chief executive officer).
     (k) “Director” means a member of the Board.
     (l) “Employee” means an individual employed by the Corporation or an Affiliate (within the meaning of Code section 3401 and the regulations thereunder).
     (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (n) “Exercise Price” means the price per Share at which an Option or Stock Appreciation Right may be exercised.
     (o) “Fair Market Value” of a Share as of a specified date means
          (i) if the Common Stock is listed or admitted to trading on any stock exchange, the closing price on the date the Award is granted as reported by such stock exchange (for example, on its official web site, such as www.nyse.com), or
          (ii) if the Common Stock is not listed or admitted to trading on a stock exchange, the mean between the lowest reported bid price and highest reported asked price of the Common Stock on the date the Award is granted in the over-the-counter market, as reported by such over-the-counter market (for example, on its official web site, such as www.otcbb.com), or if no official report exists, as reported by any publication of general circulation selected by the Corporation which regularly reports the market price of the Shares in such market.
     (p) “Family Member” means any person identified as an “immediate family” member in Rule 16(a)-1(e) of the Exchange Act, as such Rule may be amended from time to time. Notwithstanding the foregoing, the Committee may designate any other person(s) or entity(ies) as a “family member.”
     (q) “Full Value Award” means an Award that does not provide for full payment in cash or property by the Participant.
     (r) “Incentive Stock Option” means an Option described in Code section 422(b).
     (s) “Nonstatutory Stock Option” means an Option not described in Code section 422(b) or 423(b).
     (t) “Option” means an Incentive Stock Option or Nonstatutory Stock Option granted pursuant to Section 6. “Option Agreement” means the agreement between the Corporation and the Participant which contains the terms and conditions pertaining to the Option.

     (u) “Other Share-Based Award” means an Award granted pursuant to Section 12. “Other Share-Based Award Agreement” means the agreement between the Corporation and the recipient of an Other Share-Based Award which contains the terms and conditions pertaining to the Other Share-Based Award.
     (v) “Outside Director” means a Director who is not an Employee.
     (w) “Participant” means an Employee or Director who has received an Award.
     (x) “Performance Shares” means an Award denominated in Share Equivalents granted pursuant to Section 11 that may be earned in whole or in part based upon attainment of performance objectives established by the Administrator pursuant to Section 13. “Performance Share Agreement” means the agreement between the Corporation and the recipient of the Performance Shares which contains the terms and conditions pertaining to the Performance Shares.
     (y) “Plan” means this McKesson Corporation 2005 Stock Plan.
     (z) “Restricted Stock” means Shares granted pursuant to Section 8. “Restricted Stock Agreement” means the agreement between the Corporation and the recipient of the Restricted Stock which contains the terms, conditions and restrictions pertaining to the Restricted Stock.
     (aa) “Restricted Stock Unit” means an Award denominated in Share Equivalents granted pursuant to Section 9 in which the Participant has the right to receive a specified number of Shares at or over a specified period of time. “Restricted Stock Unit Agreement” means the agreement between the Corporation and the recipient of the Restricted Stock Unit Award which contains the terms and conditions pertaining to the Restricted Stock Unit Award.
     (bb) “Share” means one share of Common Stock, adjusted in accordance with Section 16 (if applicable).
     (cc) “Share Equivalent” means a bookkeeping entry representing a right to the equivalent of one Share.
     (dd) “Stock Appreciation Right” means a right, granted pursuant to Section 7, to receive an amount equal to the value of a specified number of Shares which will be payable in Shares or cash as established by the Administrator. “Stock Appreciation Right Agreement” means the agreement between the Corporation and the recipient of the Stock Appreciation Right which contains the terms and conditions pertaining to the Stock Appreciation Right.
     (ee) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

30. EXECUTION.
     This amended and restated 2005 Stock Plan was adopted by the Board on May 27, 2009~~July 23, 2008~~, subject to stockholder approval of the amendment to Section 5(a) adopted by the Board on said date, which approval was granted on July 22, 2009.

McKESSON CORPORATION

By:
Jorge L. Figueredo~~Paul E. Kirincie~~
Executive Vice President, Human Resources

McKESSON CORPORATION
C/O CORPORATE SECRETARY’S DEPARTMENT
ONE POST STREET, 35TH FLOOR
SAN FRANCISCO, CA 94104
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M15313-P81881	KEEP THIS PORTION FOR YOUR RECORDS

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McKESSON CORPORATION

The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of nine Directors for a one-year term.		For	Against	Abstain
Nominees:
	1a.	Andy D. Bryant	☐	☐	☐

	1b.	Wayne A. Budd	☐	☐	☐

	1c.	John H. Hammergren	☐	☐	☐

	1d.	Alton F. Irby III	☐	☐	☐

	1e.	M. Christine Jacobs	☐	☐	☐

	1f.	Marie L. Knowles	☐	☐	☐

	1g.	David M. Lawrence, M.D.	☐	☐	☐

	1h.	Edward A. Mueller	☐	☐	☐

	1i.	Jane E. Shaw	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such.

The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

2.	Approval of amendment to the Company’s 2005 Stock Plan to increase the number of shares of common stock reserved for issuance under the plan by 14,500,000.	☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposals:

4.	Stockholder proposal on executive stock retention for two years beyond retirement.	☐	☐	☐

5.	Stockholder proposal on executive benefits provided upon death while in service.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket
McKesson Corporation
Annual Meeting of Stockholders
Wednesday, July 22, 2009
8:30 A.M. PACIFIC TIME
A.P. Giannini Auditorium,
555 California Street, San Francisco, CA 94104
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M15314-P81881

McKESSON CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
July 22, 2009, 8:30 A.M. PACIFIC TIME
The stockholder(s) hereby appoint(s) John H. Hammergren, Laureen E. Seeger, and Willie C. Bogan, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of McKesson Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M. Pacific Time on July 22, 2009, at the A.P. Giannini Auditorium, 555 California Street, San Francisco, CA 94104, and any adjournment or postponement thereof. If the stockholder(s) hold(s) shares of common stock of McKesson Corporation in the corporation’s Profit-Sharing Investment Plan (“PSIP”), the stockholder(s) hereby authorize(s) and direct(s) the trustee of the PSIP to vote all shares in the account of the stockholder(s) under the PSIP in the manner indicated on the reverse side of this proxy at the Annual Meeting, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder, on any other matter that may properly come before the meeting. If shares are held in the PSIP and no direction is given, the trustee will vote such shares in the same proportion as shares for which voting instructions are received.

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)